Exhibit 99.1

TRANSOCEAN LTD.

STATUTORY CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2013, 2012 and 2011

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Ernst & Young Ltd Maagplatz 1 P.O. Box CH-8010 Zurich

To the Annual General Meeting of
Transocean Ltd., Steinhausen
Zurich, February 26, 2014

Report of the statutory auditor on the consolidated financial statements

As statutory auditor, we have audited the consolidated financial statements of Transocean Ltd. and Subsidiaries, which comprise the consolidated balance sheets as of December 31, 2013 and 2012 and the related consolidated statements of operations, comprehensive income (loss), equity, and cash flows for each of the three years in the period ended December 31, 2013 and notes thereto (pages 2 to 62).

Board of Directors’ responsibility

The Board of Directors is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States and the requirements of Swiss law. This responsibility includes designing, implementing and maintaining an internal control system relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error. The Board of Directors is further responsible for selecting and applying appropriate accounting policies and making accounting estimates that are reasonable in the circumstances.

Auditor’s responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with Swiss law, Swiss Auditing Standards and standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers the internal control system relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control system. An audit also includes evaluating the appropriateness of the accounting policies used and the reasonableness of accounting estimates made, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly in all material respects, the consolidated financial position of Transocean Ltd. and Subsidiaries at December 31, 2013 and 2012, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2013 in conformity with accounting principles generally accepted in the United States and comply with Swiss law.

Report on other legal requirements

We confirm that we meet the legal requirements on licensing according to the Auditor Oversight Act (AOA) and independence (article 728 CO and article 11 AOA) and that there are no circumstances incompatible with our independence.  In accordance with article 728a paragraph 1 item 3 CO and Swiss Auditing Standard 890, we confirm that an internal control system exists, which has been designed for the preparation of consolidated financial statements according to the instructions of the Board of Directors.

We recommend that the consolidated financial statements submitted to you be approved.

Ernst & Young Ltd

/s/ Robin Errico	/s/ Jolanda Dolente
Licensed audit expert	Licensed audit expert
(Auditor in charge)

TRANSOCEAN LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

	Years ended December 31,
	2013	2012	2011

Operating revenues
Contract drilling revenues	$9,070	$8,773	$7,407
Other revenues	414	423	620
	9,484	9,196	8,027
Costs and expenses
Operating and maintenance	5,791	6,106	6,179
Depreciation	1,109	1,123	1,109
General and administrative	286	282	288
	7,186	7,511	7,576
Loss on impairment	(81)	(140)	(5,201)
Gain (loss) on disposal of assets, net	7	36	(12)
Operating income (loss)	2,224	1,581	(4,762)

Other income (expense), net
Interest income	52	56	44
Interest expense, net of amounts capitalized	(584)	(723)	(621)
Other, net	(28)	(48)	(99)
	(560)	(715)	(676)
Income (loss) from continuing operations before income tax expense	1,664	866	(5,438)
Income tax expense	258	50	324
Income (loss) from continuing operations	1,406	816	(5,762)
Income (loss) from discontinued operations, net of tax	1	(1,027)	85

Net income (loss)	1,407	(211)	(5,677)
Net income attributable to noncontrolling interest	—	8	77
Net income (loss) attributable to controlling interest	$1,407	$(219)	$(5,754)

Earnings (loss) per share-basic
Earnings (loss) from continuing operations	$3.87	$2.27	$(18.14)
Earnings (loss) from discontinued operations	—	(2.89)	0.26
Earnings (loss) per share	$3.87	$(0.62)	$(17.88)

Earnings (loss) per share-diluted
Earnings (loss) from continuing operations	$3.87	$2.27	$(18.14)
Earnings (loss) from discontinued operations	—	(2.89)	0.26
Earnings (loss) per share	$3.87	$(0.62)	$(17.88)

Weighted-average shares outstanding
Basic	360	356	322
Diluted	360	356	322

See accompanying notes.

TRANSOCEAN LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(In millions)

	Years ended December 31,
	2013	2012	2011

Net income (loss)	$1,407	$(211)	$(5,677)

Other comprehensive income (loss) before reclassifications
Components of net periodic benefit costs	198	(52)	(204)
Gain (loss) on derivative instruments	(5)	3	(13)
Loss on marketable securities	—	—	(13)

Reclassifications to net income
Components of net periodic benefit costs	49	47	25
(Gain) loss on derivative instruments	18	(1)	11
Loss on marketable securities	—	2	13

Other comprehensive income (loss) before income taxes	260	(1)	(181)
Income taxes related to other comprehensive income (loss)	2	(7)	13
Other comprehensive income (loss), net of income taxes	262	(8)	(168)

Total comprehensive income (loss)	1,669	(219)	(5,845)
Total comprehensive income attributable to noncontrolling interest	3	8	73
Total comprehensive income (loss) attributable to controlling interest	$1,666	$(227)	$(5,918)

See accompanying notes.

TRANSOCEAN LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In millions, except share data)

	December 31,
	2013	2012

Assets
Cash and cash equivalents	$3,243	$5,134
Accounts receivable, net
Trade	2,112	1,940
Other	50	260
Materials and supplies, net	743	610
Assets held for sale	148	179
Deferred income taxes, net	151	142
Other current assets	325	382
Total current assets	6,772	8,647

Property and equipment	28,443	26,967
Less accumulated depreciation	(7,720)	(7,118)
Property and equipment of consolidated variable interest entities, net of accumulated depreciation	984	1,031
Property and equipment, net	21,707	20,880
Goodwill	2,987	2,987
Other assets	1,080	1,741
Total assets	$32,546	$34,255

Liabilities and equity
Accounts payable	$1,106	$1,047
Accrued income taxes	53	116
Debt due within one year	160	1,339
Debt of consolidated variable interest entities due within one year	163	28
Other current liabilities	2,072	2,933
Total current liabilities	3,554	5,463

Long-term debt	10,379	10,929
Long-term debt of consolidated variable interest entities	—	163
Deferred income taxes, net	374	366
Other long-term liabilities	1,554	1,604
Total long-term liabilities	12,307	13,062

Commitments and contingencies

Shares, CHF 15.00 par value, 373,830,649 authorized, 167,617,649 conditionally authorized, 373,830,649 issued and 360,764,100 outstanding at December 31, 2013 and 402,282,355 authorized 167,617,649 conditionally authorized, 373,830,649 issued and 359,505,251 outstanding at December 31, 2012	5,147	5,130
Additional paid-in capital	6,784	7,521
Treasury shares, at cost, 2,863,267 held at December 31, 2013 and 2012	(240)	(240)
Retained earnings	5,262	3,855
Accumulated other comprehensive loss	(262)	(521)
Total controlling interest shareholders’ equity	16,691	15,745
Noncontrolling interest	(6)	(15)
Total equity	16,685	15,730
Total liabilities and equity	$32,546	$34,255

See accompanying notes.

TRANSOCEAN LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EQUITY
(In millions)

	Years ended December 31,			Years ended December 31,
	2013	2012	2011	2013	2012	2011

Shares	Shares			Amount
Balance, beginning of period	360	350	319	$5,130	$4,982	$4,482
Issuance of shares under share-based compensation plans	1	1	1	17	14	12
Issuance of shares in exchange for noncontrolling interest	—	9	—	—	134	—
Issuance of shares in public offering	—	—	30	—	—	488
Balance, end of period	361	360	350	$5,147	$5,130	$4,982
Additional paid-in capital
Balance, beginning of period				$7,521	$7,211	$7,504
Share-based compensation				113	97	95
Issuance of shares under share-based compensation plans				(34)	(17)	(18)
Issuance of shares in exchange for noncontrolling interest				—	233	—
Issuance of shares in public offering, net of issue costs				—	—	671
Obligation for distribution of qualifying additional paid-in capital				(808)	—	(1,035)
Other, net				(8)	(3)	(6)
Balance, end of period				$6,784	$7,521	$7,211
Treasury shares, at cost
Balance, beginning of period				$(240)	$(240)	$(240)
Balance, end of period				$(240)	$(240)	$(240)
Retained earnings
Balance, beginning of period				$3,855	$4,180	$9,934
Net income (loss) attributable to controlling interest				1,407	(219)	(5,754)
Fair value adjustment of redeemable noncontrolling interest				—	(106)	—
Balance, end of period				$5,262	$3,855	$4,180
Accumulated other comprehensive loss
Balance, beginning of period				$(521)	$(496)	$(332)
Other comprehensive income (loss) attributable to controlling interest				259	(8)	(164)
Reclassification from redeemable noncontrolling interest				—	(17)	—
Balance, end of period				$(262)	$(521)	$(496)
Total controlling interest shareholders’ equity
Balance, beginning of period				$15,745	$15,637	$21,348
Total comprehensive income (loss) attributable to controlling interest				1,666	(227)	(5,918)
Share-based compensation				113	97	95
Issuance of shares under share-based compensation plans				(17)	(3)	(6)
Issuance of shares in exchange for noncontrolling interest				—	367	—
Fair value adjustment of redeemable noncontrolling interest				—	(106)	—
Reclassification from redeemable noncontrolling interest				—	(17)	—
Issuance of shares in public offering, net of issue costs				—	—	1,159
Obligation for distribution of qualifying additional paid-in capital				(808)	—	(1,035)
Other, net				(8)	(3)	(6)
Balance, end of period				$16,691	$15,745	$15,637
Noncontrolling interest
Balance, beginning of period				$(15)	$(10)	$(8)
Total comprehensive income (loss) attributable to noncontrolling interest				3	(5)	(2)
Issuance of subsidiary equity to noncontrolling interest				6	—	—
Balance, end of period				$(6)	$(15)	$(10)
Total equity
Balance, beginning of period				$15,730	$15,627	$21,340
Total comprehensive income (loss)				1,669	(232)	(5,920)
Share-based compensation				113	97	95
Issuance of shares under share-based compensation plans				(17)	(3)	(6)
Issuance of shares in exchange for noncontrolling interest				—	367	—
Fair value adjustment of redeemable noncontrolling interest				—	(106)	—
Reclassification from redeemable noncontrolling interest				—	(17)	—
Issuance of shares in public offering, net of issue costs				—	—	1,159
Obligation for distribution of qualifying additional paid-in capital				(808)	—	(1,035)
Other, net				(2)	(3)	(6)
Balance, end of period				$16,685	$15,730	$15,627

See accompanying notes.

TRANSOCEAN LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Years ended December 31,
	2013	2012	2011

Cash flows from operating activities
Net income (loss)	$1,407	$(211)	$(5,677)
Adjustments to reconcile to net cash provided by operating activities:
Amortization of drilling contract intangibles	(15)	(42)	(45)
Depreciation	1,109	1,123	1,109
Depreciation of assets in discontinued operations	—	183	342
Share-based compensation expense	113	97	95
Loss on impairment	81	140	5,201
Loss on impairment of assets in discontinued operations	14	986	38
(Gain) loss on disposal of assets, net	(7)	(36)	12
Gain on disposal of assets in discontinued operations, net	(54)	(82)	(183)
Amortization of debt issue costs, discounts and premiums, net	6	68	125
Deferred income tax benefit	(9)	(133)	(62)
Other, net	93	72	144
Changes in deferred revenue, net	(78)	(54)	(16)
Changes in deferred expenses, net	74	85	(61)
Changes in operating assets and liabilities	(816)	512	803
Net cash provided by operating activities	1,918	2,708	1,825

Cash flows from investing activities
Capital expenditures	(2,238)	(1,303)	(974)
Capital expenditures for discontinued operations	—	(106)	(46)
Investment in business combination, net of cash acquired	—	—	(1,246)
Payment for settlement of forward exchange contract, net	—	—	(78)
Proceeds from disposal of assets, net	174	191	14
Proceeds from disposal of assets in discontinued operations, net	204	789	447
Proceeds from sale of preference shares	185	—	—
Other, net	17	40	(13)
Net cash used in investing activities	(1,658)	(389)	(1,896)

Cash flows from financing activities
Changes in short-term borrowings, net	—	(260)	(88)
Proceeds from debt	—	1,493	2,939
Repayments of debt	(1,692)	(2,282)	(2,409)
Proceeds from restricted cash investments	298	311	479
Deposits to restricted cash investments	(119)	(167)	(523)
Proceeds from share issuance	—	—	1,211
Distribution of qualifying additional paid-in capital	(606)	(276)	(759)
Financing costs	—	(24)	(83)
Other, net	(32)	3	(33)
Net cash provided by (used in) financing activities	(2,151)	(1,202)	734

Net increase (decrease) in cash and cash equivalents	(1,891)	1,117	663
Cash and cash equivalents at beginning of period	5,134	4,017	3,354
Cash and cash equivalents at end of period	$3,243	$5,134	$4,017

See accompanying notes.

TRANSOCEAN LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Nature of Business

Transocean Ltd. (together with its subsidiaries and predecessors, unless the context requires otherwise, “Transocean,” the “Company,” “we,” “us” or “our”) is a leading international provider of offshore contract drilling services for oil and gas wells.  We specialize in technically demanding sectors of the offshore drilling business with a particular focus on deepwater and harsh environment drilling services.  Our mobile offshore drilling fleet is considered one of the most versatile fleets in the world.  We contract our drilling rigs, related equipment and work crews predominantly on a dayrate basis to drill oil and gas wells.  At December 31, 2013, we owned or had partial ownership interests in and operated 79 mobile offshore drilling units associated with our continuing operations.  At December 31, 2013, our fleet consisted of 46 High-Specification Floaters (Ultra-Deepwater, Deepwater and Harsh Environment semisubmersibles and drillships), 22 Midwater Floaters, and 11 High-Specification Jackups.  At December 31, 2013, we also had seven Ultra-Deepwater drillships and five High-Specification Jackups under construction or under contract to be constructed.  See Note 10—Drilling Fleet.

We also provide oil and gas drilling management services, drilling engineering and drilling project management services primarily in the North Sea, through Advanced Drilling Technology International Limited (“ADTI”), our wholly-owned United Kingdom (“U.K.”) subsidiary.  ADTI conducts drilling management services primarily either on a dayrate or on a completed-project, fixed-price or turnkey basis.  See Note 27—Subsequent Events.

In November 2012, in connection with our plan to discontinue operations associated with the standard jackup and swamp barge asset groups, we completed the sale of 37 standard jackups and one swamp barge to Shelf Drilling Holdings, Ltd. (“Shelf Drilling”).  For a transition period following the completion of the sale transactions, we agreed to continue to operate a substantial portion of the standard jackups on behalf of Shelf Drilling and to provide certain other transition services to Shelf Drilling.  Under operating agreements, we agreed to continue to operate these standard jackups on behalf of Shelf Drilling for periods ranging from nine months to 27 months, until expiration or novation of the underlying drilling contracts by Shelf Drilling.  Under a transition services agreement, we agreed to provide certain transition services for a period of up to 18 months following the completion of the sale transactions.  As of December 31, 2013, we operated seven standard jackups under operating agreements with Shelf Drilling.  See Note 7—Discontinued Operations.

In March 2012, we announced our intent to discontinue drilling management operations in the shallow waters of the U.S. Gulf of Mexico, upon completion of our then existing contracts.  In December 2012, we completed the final project of our drilling management services operations in the U.S. Gulf of Mexico and discontinued offering our drilling management services in this region.  See Note 7—Discontinued Operations.

In March 2011, we committed to a plan to sell the assets and discontinue the operations of our oil and gas properties operating segment, which comprised the exploration, development and production activities performed by Challenger Minerals Inc., Challenger Minerals (North Sea) Limited and Challenger Minerals (Ghana) Limited (collectively, “CMI”).  In October 2011, we completed the sale of Challenger Minerals (North Sea) Limited, in April 2012, we completed the sale of the assets of Challenger Minerals Inc. and, in December 2012, we completed the sale of the assets of Challenger Minerals (Ghana) Limited.  See Note 7—Discontinued Operations.

Note 2—Significant Accounting Policies

Accounting estimates—To prepare financial statements in accordance with accounting principles generally accepted in the U.S., we are required to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosures of contingent assets and liabilities.  On an ongoing basis, we evaluate our estimates and assumptions, including those related to our discontinued operations, allowance for doubtful accounts, materials and supplies obsolescence, property and equipment, investments, notes receivable, goodwill, income taxes, contingencies, share-based compensation, defined benefit pension plans and other postretirement benefits.  We base our estimates and assumptions on historical experience and on various other factors we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying amounts of assets and liabilities that are not readily apparent from other sources.  Actual results could differ from such estimates.

Fair value measurements—We estimate fair value at a price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the principal market for the asset or liability.  Our valuation techniques require inputs that we categorize using a three-level hierarchy, from highest to lowest level of observable inputs, as follows: (1) significant observable inputs, including unadjusted quoted prices for identical assets or liabilities in active markets (“Level 1”), (2) significant other observable inputs, including direct or indirect market data for similar assets or liabilities in active markets or identical assets or liabilities in less active markets (“Level 2”) and (3) significant unobservable inputs, including those that require considerable judgment for which there is little or no market data (“Level 3”).  When multiple input levels are required for a valuation, we categorize the entire fair value measurement according to the lowest level of input that is significant to the measurement even though we may have also utilized significant inputs that are more readily observable.

Consolidation—We consolidate entities in which we have a majority voting interest and entities that meet the criteria for variable interest entities for which we are deemed to be the primary beneficiary for accounting purposes.  We eliminate intercompany transactions and accounts in consolidation.  We apply the equity method of accounting for an investment in an entity if we have the ability to exercise significant influence over the entity that (a) does not meet the variable interest entity criteria or (b) meets the variable interest entity criteria, but for which we are not deemed to be the primary beneficiary.  We apply the cost method of accounting for an investment in an entity if we do not have the ability to exercise significant influence over the unconsolidated entity.  See Note 4—Variable Interest Entities.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Discontinued operations—We present as discontinued operations the operating results of a component of our business that either has been disposed of or is classified as held for sale when both of the following conditions are met: (a) the operations and cash flows of the component have been or will be eliminated from our ongoing operations as a result of the disposal transaction and (b) we will not have any significant continuing involvement in the operations of the disposed component.  For discontinued operations that are disposed of other than by sale, we present the operating results as discontinued in the period in which the disposal group is either abandoned, distributed or exchanged, depending on the manner of disposal.  We consider a component of our business to be one that comprises operations and cash flows that can be clearly distinguished, operationally and for financial reporting purposes, from the rest of our business.  During the year ended December 31, 2012, we reclassified to discontinued operations the operating results, assets and liabilities associated with the operations of the standard jackup and swamp barge asset groups, components of our contract drilling services operating segment, and the operations of our U.S. Gulf of Mexico drilling management services, a component of our drilling management services operating segment.  During the year ended December 31, 2011, we reclassified to discontinued operations the operating results, assets and liabilities associated with the operations of our Caspian Sea contract drilling operations, a component of our contract drilling services segment, and the operations of our oil and gas properties segment.  See Note 7—Discontinued Operations and Note 27—Subsequent Events.

Operating revenues and expenses—We recognize operating revenues as they are realized and earned and can be reasonably measured, based on contractual dayrates or on a fixed-price basis, and when collectability is reasonably assured.  In connection with drilling contracts, we may receive revenues for preparation and mobilization of equipment and personnel or for capital improvements to rigs.  We defer the revenues earned and incremental costs incurred that are directly related to contract preparation and mobilization and recognize such revenues and costs over the primary contract term of the drilling project using the straight-line method.  We amortize, in operating and maintenance costs and expenses, the fees related to contract preparation, mobilization and capital upgrades on a straight-line basis over the estimated firm period of drilling, which is consistent with the general pace of activity, level of services being provided and dayrates being earned over the life of the contract.  For contractual daily rate contracts, we recognize the losses for loss contracts as such losses are incurred.  We recognize the costs of relocating drilling units without contracts to more promising market sectors as such costs are incurred.  Upon completion of drilling contracts, we recognize in earnings any demobilization fees received and expenses incurred.  We defer capital upgrade revenues received and recognize such revenues over the primary contract term of the drilling project.  We depreciate the actual costs incurred for the capital upgrade on a straight-line basis over the estimated useful life of the asset.  We defer the periodic survey and drydock costs incurred in connection with obtaining regulatory certification to operate our rigs and well control systems on an ongoing basis, and we recognize such costs over the period until the next survey using the straight-line method.

Included in our contract drilling revenues, we recognize amortization associated with our drilling contract intangible assets and liabilities.  In connection with our business combination with GlobalSantaFe Corporation in November 2007, we recognized drilling contract intangible assets and liabilities for acquired drilling contracts for future contract drilling services.  The terms of the acquired contracts include fixed dayrates that were above or below the market dayrates that were available for similar contracts as of the date of the business combination.  We recognized the fair value adjustments as contract intangible assets and liabilities, recorded in other assets and other long-term liabilities, respectively.  We amortize the resulting contract drilling intangible revenues based on the cash flows projected over the respective contract period and include such revenues in contract drilling revenues on our consolidated statements of operations.  See Note 11—Goodwill and Other Intangible Assets.

Other revenues—Our other revenues represent those derived from drilling management services and customer reimbursable revenues.  For fixed-price contracts associated with our drilling management services, we recognize revenues and expenses upon well completion and customer acceptance, and we recognize loss provisions on contracts in progress when losses are probable.  We recognize customer reimbursable revenues as we bill our customers for reimbursement of costs associated with certain equipment, materials and supplies, subcontracted services, employee bonuses and other expenditures, resulting in little or no net effect on operating income since such recognition is concurrent with the recognition of the respective reimbursable costs in operating and maintenance expense.

Share-based compensation—For time-based awards, we recognize compensation expense on a straight-line basis through the date the employee is no longer required to provide service to earn the award (the “service period”).  For market-based awards that vest at the end of the service period, we recognize compensation expense on a straight-line basis through the end of the service period.  For performance-based awards with graded vesting conditions, we recognize compensation expense on a straight-line basis over the service period for each separately vesting portion of the award as if the award was, in substance, multiple awards.  We recognize share-based compensation expense net of a forfeiture rate that we estimate at the time of grant based on historical experience and future expectations, and we adjust the estimated forfeiture rate, if necessary, in subsequent periods based on actual forfeitures or changed expectations.

To measure the fair values of granted or modified time-based restricted shares and deferred units, we use the market price of our shares on the grant date or modification date.  To measure the fair values of stock options and stock appreciation rights granted or modified, we use the Black-Scholes-Merton option-pricing model and apply assumptions for the expected life, risk-free interest rate, dividend yield and expected volatility.  The expected life is based on historical information of past employee behavior regarding exercises and forfeitures of options.  The risk-free interest rate is based upon the published U.S. Treasury yield curve in effect at the time of grant or modification for instruments with a similar life.  The dividend yield is based on our history and expectation of dividend payouts.  The expected volatility is based on a blended rate with an equal weighting of the (a) historical volatility based on historical data for an amount of time approximately equal to the expected life and (b) implied volatility derived from our at-the-money, long-dated call options.  To measure the fair values of granted or modified market-based deferred units, we use a Monte Carlo simulation model and, in addition to the assumptions applied for the Black-Scholes-Merton option-pricing model, we apply assumptions using a risk neutral approach and an average price at the performance start date.  The risk neutral approach assumes that all peer group stocks grow at the risk-free rate.  The average price at the performance start date is based on the average stock price for the preceding 30 trading days.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

We recognize share-based compensation expense in the same financial statement line item as cash compensation paid to the respective employees.  We recognize cash flows resulting from the tax deduction benefits for awards in excess of recognized compensation costs as financing cash flows.  In the years ended December 31, 2013, 2012 and 2011, share-based compensation expense was $113 million, $97 million and $95 million, respectively.  In the years ended December 31, 2013, 2012 and 2011, income tax benefit on share-based compensation expense was $17 million, $12 million and $16 million, respectively.  See Note 18—Share-Based Compensation Plans.

Capitalized interest—We capitalize interest costs for qualifying construction and upgrade projects.  In the years ended December 31, 2013, 2012 and 2011, we capitalized interest costs of $78 million, $54 million and $39 million, respectively, for our construction work in progress.

Foreign currency—We consider the U.S. dollar to be the functional currency for all of our operations since the majority of our revenues and expenditures are denominated in U.S. dollars, which limits our exposure to currency exchange rate fluctuations.  We recognize foreign currency exchange gains and losses in other, net.  In the years ended December 31, 2013, 2012 and 2011, we recognized net foreign currency exchange losses of $11 million, $27 million and $99 million, respectively.  See Note 13—Derivatives and Hedging.

Income taxes—We provide for income taxes based upon the tax laws and rates in effect in the countries in which operations are conducted and income is earned.  There is little or no expected relationship between the provision for or benefit from income taxes and income or loss before income taxes because the countries in which we operate have taxation regimes that vary not only with respect to nominal rate, but also in terms of the availability of deductions, credits and other benefits.  Variations also arise because income earned and taxed in any particular country or countries may fluctuate from year to year.

We recognize deferred tax assets and liabilities for the anticipated future tax effects of temporary differences between the financial statement basis and the tax basis of our assets and liabilities using the applicable jurisdictional tax rates in effect at year end.  We record a valuation allowance for deferred tax assets when it is more likely than not that some or all of the benefit from the deferred tax asset will not be realized.  We also record a valuation allowance for deferred tax assets resulting from net operating losses incurred during the year in certain jurisdictions and for other deferred tax assets where, in our opinion, it is more likely than not that the financial statement benefit of these losses will not be realized.  Additionally, we record a valuation allowance for foreign tax credit carryforwards to reflect the possible expiration of these benefits prior to their utilization.

We maintain liabilities for estimated tax exposures in our jurisdictions of operation, and we recognize the provisions and benefits resulting from changes to those liabilities in our income tax expense or benefit along with related interest and penalties.  Tax exposure items include potential challenges to permanent establishment positions, intercompany pricing, disposition transactions, and withholding tax rates and their applicability.  These tax exposures are resolved primarily through the settlement of audits within these tax jurisdictions or by judicial means, but can also be affected by changes in applicable tax law or other factors, which could cause us to revise past estimates.  See Note 6—Income Taxes.

Cash and cash equivalents—Cash equivalents are highly liquid debt instruments with original maturities of three months or less that may include time deposits with commercial banks that have high credit ratings, U.S. Treasury and government securities, Eurodollar time deposits, certificates of deposit and commercial paper.  We may also invest excess funds in no-load, open-end, management investment trusts (“management trusts”).  The management trusts invest exclusively in high-quality money market instruments.

We maintain restricted cash investments that are pledged for debt service, as required under certain bank credit agreements.  We classify such restricted cash investment balances in other current assets if the restriction is expected to expire within one year and in other assets if the restriction is expected to expire in greater than one year.  At December 31, 2013, the aggregate carrying amount of our restricted cash investments was $624 million, of which $159 million and $465 million was classified in other current assets and other assets, respectively.  At December 31, 2012, the aggregate carrying amount of our restricted cash investments was $861 million, of which $195 million and $666 million was classified in other current assets and other assets, respectively.  See Note 12—Debt.

Accounts receivable—We derive a majority of our revenues from services to international oil companies and government-owned or government-controlled oil companies.  We evaluate the credit quality of our customers on an ongoing basis, and we do not generally require collateral or other security to support customer receivables.  We establish an allowance for doubtful accounts on a case-by-case basis, considering changes in the financial position of a customer, when we believe the required payment of specific amounts owed to us is unlikely to occur.  At December 31, 2013 and 2012, the allowance for doubtful accounts was $14 million and $20 million, respectively.

    Materials and supplies—We record materials and supplies at their average cost less an allowance for obsolescence.  We estimate the allowance for obsolescence based on historical experience and expectations for future use of the materials and supplies.  At December 31, 2013 and 2012, the allowance for obsolescence was $80 million and $66 million, respectively.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Assets held for sale—We classify an asset as held for sale when the facts and circumstances meet the criteria for such classification, including the following: (a) we have committed to a plan to sell the asset, (b) the asset is available for immediate sale, (c) we have initiated actions to complete the sale, including locating a buyer, (d) the sale is expected to be completed within one year, (e) the asset is being actively marketed at a price that is reasonable relative to its fair value, and (f) the plan to sell is unlikely to be subject to significant changes or termination.  At December 31, 2013 and 2012, the aggregate carrying amount of our assets held for sale was $148 million and $179 million, respectively.  See Note 7—Discontinued Operations and Note 10—Drilling Fleet.

Property and equipment—The carrying amounts of our property and equipment, consisting primarily of offshore drilling rigs and related equipment, are based on our estimates, assumptions and judgments relative to capitalized costs, useful lives and salvage values of our rigs.  These estimates, assumptions and judgments reflect both historical experience and expectations regarding future industry conditions and operations.  At December 31, 2013, the aggregate carrying amount of our property and equipment represented approximately 67 percent of our total assets.

We compute depreciation using the straight-line method after allowing for salvage values.  We capitalize expenditures for newbuilds, renewals, replacements and improvements, including capitalized interest, if applicable, and we recognize the expense for maintenance and repair costs as incurred.  For newbuild construction projects, we also capitalize the initial preparation, mobilization and commissioning costs incurred until the drilling unit is placed into service.  Upon sale or other disposition of an asset, we recognize a net gain or loss on disposal of the asset, which is measured as the difference between the net carrying amount of the asset and the net proceeds received.

The estimated original useful lives of our drilling units range from 18 to 35 years, our buildings and improvements range from 10 to 30 years and our machinery and equipment range from four to 12 years.  From time to time, we may review the estimated remaining useful lives of our drilling units when events occur or circumstances change, and we may extend the useful life when such events and circumstances indicate that a drilling unit can operate beyond its remaining useful life.  During the year ended December 31, 2013, we adjusted the useful lives for five rigs, extending the estimated useful lives from between 29 and 40 years to between 35 and 44 years.  During the year ended December 31, 2012, we adjusted the useful lives for three rigs, extending the estimated useful lives from between 29 and 30 years to between 35 and 38 years.  During the year ended December 31, 2011, we adjusted the useful lives for two rigs, extending the estimated useful lives from between 20 and 30 years to between 23 and 38 years.  We deemed the life extensions appropriate for each of these rigs based on the respective contracts under which the rigs were operating and the additional life-extending work, upgrades and inspections we performed on the rigs.  In each of the years ended December 31, 2013, 2012 and 2011, the changes in estimated useful lives of these rigs resulted in a reduction in annual depreciation expense of $3 million ($0.01 per diluted share), $27 million ($0.08 per diluted share) and $2 million ($0.01 per diluted share), respectively, which had no tax effect for any period.

Long-lived assets and definite-lived intangible assets—We review the carrying amounts of long-lived assets and definite-lived intangible assets, principally property and equipment, for potential impairment when events occur or circumstances change that indicate that the carrying value of such assets may not be recoverable.

For assets classified as held and used, we determine recoverability by evaluating the undiscounted estimated future net cash flows, based on projected dayrates and utilization, of the asset group under review.  We consider our asset groups to be Ultra-Deepwater Floaters, Deepwater Floaters, Harsh Environment Floaters, Midwater Floaters and High-Specification Jackups.  When an impairment of one or more of our asset groups is indicated, we measure the impairment as the amount by which the asset group’s carrying amount exceeds its estimated fair value.  We measure the fair values of our contract drilling asset groups by applying a variety of valuation methods, incorporating a combination of cost, income and market approaches, using projected discounted cash flows and estimates of the exchange price that would be received for the assets in the principal or most advantageous market for the assets in an orderly transaction between market participants as of the measurement date.  For our drilling management services customer relationships asset, which was fully impaired as of December 31, 2012, we estimated fair value using the excess earnings method, which applied the income approach.  For an asset classified as held for sale, we consider the asset to be impaired to the extent its carrying amount exceeds its estimated fair value less cost to sell.

In the year ended December 31, 2012, we determined that the customer relationships intangible asset associated with our drilling management services reporting unit was impaired, and we recognized a loss of $22 million ($17 million, or $0.05 per diluted share, net of tax) associated with the impairment of the intangible asset.

Goodwill—We conduct impairment testing for our goodwill annually as of October 1 and more frequently, on an interim basis, when an event occurs or circumstances change that indicate that the fair value of a reporting unit or the indefinite-lived intangible asset may have declined below its carrying value.

We test goodwill at the reporting unit level, which is defined as an operating segment or one level below an operating segment that constitutes a business for which financial information is available and is regularly reviewed by management.  We have identified two reporting units for this purpose: (1) contract drilling services and (2) drilling management services.  Before testing goodwill, we consider whether or not to first assess qualitative factors to determine whether the existence of events or circumstances lead to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount and whether the two-step impairment test is required.  If, as the result of our qualitative assessment, we determine that the two-step impairment test is required, or, alternatively, if we elect to forgo the qualitative assessment, we test goodwill for impairment by comparing the carrying amount of the reporting unit, including goodwill, to the fair value of the reporting unit.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For our contract drilling services reporting unit, we estimate fair value using projected discounted cash flows, publicly traded company multiples and acquisition multiples.  To develop the projected cash flows associated with our contract drilling services reporting unit, which are based on estimated future dayrates and rig utilization, we consider key factors that include assumptions regarding future commodity prices, credit market conditions and the effect these factors may have on our contract drilling operations and the capital expenditure budgets of our customers.  We discount the projected cash flows using a long-term, risk-adjusted weighted-average cost of capital, which is based on our estimate of the investment returns that market participants would require for each of our reporting units.  We derive publicly traded company multiples for companies with operations similar to our reporting units using observable information related to shares traded on stock exchanges and, when available, observable information related to recent acquisitions.  If the reporting unit’s carrying amount exceeds its fair value, we consider goodwill impaired and perform a second step to measure the amount of the impairment loss, if any.

As a result of our annual goodwill impairment test in the years ended December 31, 2013 and 2012, we concluded that goodwill was not impaired.  During the year ended December 31, 2012, we conducted an interim test on the goodwill attributed to the standard jackup and swamp barge asset group.  We determined that such goodwill was impaired and recognized a loss of $112 million ($0.31 per diluted share), which had no tax effect, (see Note 7—Discontinued Operations).  As a result of our annual impairment test, performed as of October 1, 2011, we determined that the goodwill associated with our contract drilling services reporting unit was impaired due to a decline in projected cash flows and market valuations for this reporting unit.  In the year ended December 31, 2011, we recognized a loss of $5.2 billion ($16.15 per diluted share), which had no tax effect, representing our best estimate of the impairment of goodwill attributable to our contract drilling services reporting unit.  In the three months ended March 31, 2012, we completed our analysis and recognized an incremental adjustment of $118 million ($0.33 per diluted share), which had no tax effect, to our original estimate.  See Note 5—Impairments and Note 11—Goodwill and Other Intangible Assets.

Derivatives and hedging—From time to time, we may enter into a variety of derivative financial instruments in connection with the management of our exposure to variability in interest rates and currency exchange rates.  We record derivatives on our consolidated balance sheet, measured at fair value.  For derivatives that do not qualify for hedge accounting, we recognize the gains and losses associated with changes in the fair value in current period earnings.

We may enter into cash flow hedges to manage our exposure to variability of the expected future cash flows of recognized assets or liabilities or of unrecognized forecasted transactions.  For a derivative that is designated and qualifies as a cash flow hedge, we initially recognize the effective portion of the gains or losses in other comprehensive income and subsequently recognize the gains and losses in earnings in the period in which the hedged forecasted transaction affects earnings.  We recognize the gains and losses associated with the ineffective portion of the hedges in interest expense in the period in which they are realized.

We may enter into fair value hedges to manage our exposure to changes in fair value of recognized assets or liabilities, such as fixed-rate debt, or of unrecognized firm commitments.  For a derivative that is designated and qualifies as a fair value hedge, we simultaneously recognize in current period earnings the gains or losses on the derivative along with the offsetting losses or gains on the hedged item attributable to the hedged risk.  The resulting ineffective portion, which is measured as the difference between the change in fair value of the derivative and the hedged item, is recognized in current period earnings.  See Note 13—Derivatives and Hedging, Note 21—Financial Instruments and Note 22—Risk Concentration.

Pension and other postretirement benefits—We use a measurement date of January 1 for determining net periodic benefit costs and December 31 for determining plan benefit obligations and the fair values of plan assets.  We determine our net periodic benefit costs based on a market-related value of assets that reduces year-to-year volatility by including investment gains or losses subject to amortization over a five-year period from the year in which they occur.  Investment gains or losses for this purpose are measured as the difference between the expected return calculated using the market-related value of assets and the actual return based on the market-related value of assets.  If gains or losses exceed 10 percent of the greater of plan assets or plan liabilities, we amortize such gains or losses over the average expected future service period of the employee participants.

We measure our actuarially determined obligations and related costs for our defined benefit pension and other postretirement benefit plans, retiree life insurance and medical benefits, by applying assumptions, including long-term rate of return on plan assets, discount rates, compensation increases, employee turnover rates and health care cost trend rates.  The two most critical assumptions are the long-term rate of return on plan assets and the discount rate.

For the long-term rate of return, we develop our assumptions regarding the expected rate of return on plan assets based on historical experience and projected long-term investment returns, and we weight the assumptions based on each plan’s asset allocation.  For the discount rate, we base our assumptions on a yield curve approach using Aa-rated corporate bonds and the expected timing of future benefit payments.  For the projected compensation trend rate, we consider short-term and long-term compensation expectations for participants, including salary increases and performance bonus payments.  For the health care cost trend rate for other postretirement benefits, we establish our assumptions for health care cost trends, applying an initial trend rate that reflects both our recent historical experience and broader national statistics with an ultimate trend rate that assumes that the portion of gross domestic product devoted to health care eventually becomes constant.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012, our pension and other postretirement benefit plan obligations represented an aggregate liability of $409 million and $639 million, respectively, representing the amount of their net underfunded status.  In the years ended December 31, 2013, 2012 and 2011, net periodic benefit costs were $132 million, $149 million and $88 million, respectively.  See Note 14—Postemployment Benefit Plans.

Contingencies—We perform assessments of our contingencies on an ongoing basis to evaluate the appropriateness of our liabilities and disclosures for such contingencies.  We establish liabilities for estimated loss contingencies when we believe a loss is probable and the amount of the probable loss can be reasonably estimated.  We recognize corresponding assets for those loss contingencies that we believe are probable of being recovered through insurance.  Once established, we adjust the carrying amount of a contingent liability upon the occurrence of a recognizable event when facts and circumstances change, altering our previous assumptions with respect to the likelihood or amount of loss.  We recognize expense for legal costs as they are incurred, and we recognize a corresponding asset for those legal costs only if we expect such legal costs to be recovered through insurance.

Reclassifications—We have made certain reclassifications, which did not have an effect on net income, to prior period amounts to conform with the current year’s presentation.  These reclassifications did not have a material effect on our consolidated statement of financial position, results of operations or cash flows.

Subsequent events—We evaluate subsequent events through the time of our filing on the date we issue our financial statements.  See Note 27—Subsequent Events.

Note 3—New Accounting Pronouncements

Recently adopted accounting standards

Balance sheet—Effective January 1, 2013, we adopted the accounting standards update that expands the disclosure requirements for the offsetting of assets and liabilities related to certain financial instruments and derivative instruments.  The update requires disclosures to present both gross information and net information for financial instruments and derivative instruments that are eligible for net presentation due to a right of offset, an enforceable master netting arrangement or similar agreement.  Our adoption did not have a material effect on our disclosures contained in our notes to consolidated financial statements.

Accumulated other comprehensive income—Effective January 1, 2013, we adopted the accounting standards update that requires disclosure of additional information about reclassifications out of accumulated other comprehensive income and to present reclassifications by component when reporting changes in accumulated other comprehensive income balances.  For significant amounts that are reclassified out of accumulated other comprehensive income to net income in their entirety during the reporting period, the update requires disclosure, either on the face of the statement or in the notes, of the effect on the line items in the statement where net income is presented.  For significant amounts that are not required to be reclassified in their entirety to net income during the reporting period, the update requires cross-references in the notes to other disclosures that provide additional information about those amounts.  Our adoption did not have a material effect on our consolidated statements of other comprehensive income or the disclosures contained in our notes to consolidated financial statements.

Recently issued accounting standards

Income taxes—Effective January 1, 2014, we will adopt the accounting standards update that requires an unrecognized tax benefit to be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss or a tax credit carryforward if net settlement is required or expected.  The update is effective for interim and annual periods beginning on or after December 15, 2013.  We are evaluating the potential effect of this accounting standards update.  However, we do not expect that our adoption will have a material effect on our consolidated balance sheets or the disclosures contained in our notes to consolidated financial statements.

Note 4—Variable Interest Entities

Consolidated variable interest entities—The carrying amounts associated with our consolidated variable interest entities, after eliminating the effect of intercompany transactions, were as follows (in millions):

	Years ended December 31,
	2013	2012
Assets	$1,280	$1,231
Liabilities	261	311
Net carrying amount	$1,019	$920

Angola Deepwater Drilling Company Limited (“ADDCL”), a consolidated Cayman Islands company, and Transocean Drilling Services Offshore Inc. (“TDSOI”), a consolidated British Virgin Islands Company, were joint venture companies formed to own and operate certain drilling units.  We determined that each of these joint venture companies met the criteria of a variable interest entity for accounting purposes because its equity at risk was insufficient to permit it to carry on its activities without additional subordinated financial support from us.  We also determined, in each case, that we were the primary beneficiary for accounting purposes since (a) we had the power to direct the construction, marketing and operating activities, which are the activities that most significantly impact each entity’s economic performance, and (b) we had the obligation to absorb losses or the right to receive a majority of the benefits that could be potentially significant to the variable interest entity.  As a result, we consolidated ADDCL and TDSOI in our consolidated financial statements, we eliminated intercompany transactions, and we presented the interests that were not owned by us as noncontrolling interest on our consolidated balance sheets.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In October 2012, Angco II, a Cayman Islands company, acquired a 30 percent interest in TDSOI, a British Virgin Islands joint venture company formed to own and operate Transocean Honor.  We hold the remaining 70 percent interest in TDSOI.  Under certain circumstances, Angco II will have the right to exchange its interest in the joint venture for cash at an amount based on an appraisal of the fair value of the jackup, subject to certain adjustments.

At December 31, 2013 and 2012, the aggregate carrying amount of assets of our consolidated variable interest entities that were pledged as security for the outstanding debt of our consolidated variable interest entities was $768 million and $805 million, respectively.  See Note 12—Debt.

Unconsolidated variable interest entities—As holder of two notes receivable, we hold a variable interest in Awilco Drilling plc (“Awilco”), a U.K. company listed on the Oslo Stock Exchange.  We determined that Awilco met the definition of variable interest entity since its equity at risk was insufficient to permit it to carry on its activities without additional subordinated financial support.  We believe that we are not the primary beneficiary since we do not have the power to direct the activities that most significantly impact the entity’s economic performance.  The notes receivable were originally accepted in exchange for, and are secured by, two drilling units.  The notes receivable have stated interest rates of nine percent and are payable in scheduled quarterly installments of principal and interest through maturity in January 2015.  We evaluate the credit quality and financial condition of Awilco quarterly.  At December 31, 2013 and 2012, the aggregate carrying amount of the notes receivable was $93 million and $105 million, respectively.  At December 31, 2013, our aggregate exposure to loss on the notes receivable was $93 million.

Note 5—Impairments

Assets held for sale—In the year ended December 31, 2013, we recognized an aggregate loss of $64 million ($0.17 per diluted share), which had no tax effect, associated with the impairment of the Deepwater Floater Sedco 709, the Midwater Floaters C. Kirk Rhein, Jr. and Sedco 703 and the High-Specification Jackup GSF Monitor, all of which were classified as assets held for sale at the time of impairment.  We measured the impairments of the drilling units and related equipment as the amount by which the carrying amounts exceeded the estimated fair values less costs to sell.  We estimated the fair values of the assets using significant other observable inputs, representative of Level 2 fair value measurements, including, in the case of GSF Monitor, a binding sale and purchase agreement, or, in the case of Sedco 709, C. Kirk Rhein, Jr. and Sedco 703, nonbinding sale and purchase agreements for the drilling units and related equipment.

Property and equipment—In the year ended December 31, 2013, we recognized a loss of $17 million associated with the impairment of certain corporate assets.  We estimated the fair value of the assets using significant other observable inputs, representative of a Level 2 fair value measurement, including comparable market data for the corporate assets.

Goodwill—As a result of our annual impairment test, performed as of October 1, 2011, we determined that the goodwill associated with our contract drilling services reporting unit was impaired due to a decline in projected cash flows and market valuations for this reporting unit.  In the year ended December 31, 2011, we recognized a loss of $5.2 billion ($16.15 per diluted share), which had no tax effect.  During the year ended December 31, 2012, we completed the measurement of the impairment and recognized an incremental adjustment to our original estimate in the amount of $118 million ($0.33 per diluted share), which had no tax effect.  We estimated the implied fair value of the goodwill by applying a variety of valuation methods, incorporating the cost, income and market approaches.  Our estimate of fair value required us to use significant unobservable inputs, representative of a Level 3 fair value measurement, including assumptions related to the future performance of our contract drilling services reporting unit, such as future commodity prices, projected demand for our services, rig utilization and dayrates.

Definite-lived intangible assets—During the year ended December 31, 2012, we determined that the customer relationships intangible asset associated with the U.K. operations of our drilling management services reporting unit was impaired due to the diminishing demand for our drilling management services.  We estimated the fair value of the customer relationships intangible asset using the multiperiod excess earnings method, a valuation method that applies the income approach.  We estimated fair value using significant unobservable inputs, representative of a Level 3 fair value measurement, including assumptions related to the future performance of the drilling management services reporting unit, such as future commodity prices, projected demand for our services, rig utilization and dayrates.  In the year ended December 31, 2012, as a result of our valuation, we determined that the carrying amount of the customer relationships intangible asset exceeded its fair value, and we recognized a loss of $22 million ($17 million, or $0.05 per diluted share, net of tax) associated with the impairment of the intangible asset.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6—Income Taxes

Tax rate—Transocean Ltd., a holding company and Swiss resident, is exempt from cantonal and communal income tax in Switzerland, but is subject to Swiss federal income tax.  At the federal level, qualifying net dividend income and net capital gains on the sale of qualifying investments in subsidiaries are exempt from Swiss federal income tax.  Consequently, Transocean Ltd. expects dividends from its subsidiaries and capital gains from sales of investments in its subsidiaries to be exempt from Swiss federal income tax.

Our provision for income taxes is based on the tax laws and rates applicable in the jurisdictions in which we operate and earn income.  The relationship between our provision for or benefit from income taxes and our income or loss before income taxes can vary significantly from period to period considering, among other factors, (a) the overall level of income before income taxes, (b) changes in the blend of income that is taxed based on gross revenues rather than income before taxes, (c) rig movements between taxing jurisdictions and (d) our rig operating structures.  Generally, our annual marginal tax rate is lower than our annual effective tax rate.

The components of our provision (benefit) for income taxes were as follows (in millions):

	Years ended December 31,
	2013	2012	2011
Current tax expense	$267	$183	$386
Deferred tax benefit	(9)	(133)	(62)
Income tax expense	$258	$50	$324

The following is a reconciliation of the differences between the income tax expense for our continuing operations computed at the Swiss holding company federal statutory rate of 7.83 percent and our reported provision for income taxes (in millions):

	Years ended December 31,
	2013	2012	2011
Income tax expense at the Swiss federal statutory rate	$130	$68	$(426)
Taxes on earnings subject to rates different than the Swiss federal statutory rate	185	141	221
Taxes on impairment loss subject to rates different than the Swiss federal statutory rate	5	5	409
Taxes on asset sales subject to rates different than the Swiss federal statutory rate	9	(1)	—
Taxes on litigation matters subject to rates different than the Swiss federal statutory rate	(33)	59	78
Changes in unrecognized tax benefits, net	(62)	(179)	40
Change in valuation allowance	37	1	19
Benefit from foreign tax credits	(18)	(38)	(28)
Taxes on asset acquisition costs at rates lower than the Swiss federal statutory rate	—	—	8
Other, net	5	(6)	3
Income tax expense	$258	$50	$324

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Deferred taxes—The significant components of our deferred tax assets and liabilities were as follows (in millions):

	December 31,
	2013	2012
Deferred tax assets
Net operating loss carryforwards	$369	$380
Tax credit carryforwards	21	41
Accrued payroll expenses not currently deductible	98	95
Deferred income	62	86
Valuation allowance	(247)	(210)
Loss contingencies	36	—
Professional fees	89	66
Other	28	43
Total deferred tax assets	456	501

Deferred tax liabilities
Depreciation and amortization	(650)	(688)
Other	(29)	(37)
Total deferred tax liabilities	(679)	(725)

Net deferred tax liabilities	$(223)	$(224)

At December 31, 2013 and 2012, our deferred tax assets include U.S. foreign tax credit carryforwards of $21 million and $41 million, respectively, which will expire between 2018 and 2023.  The deferred tax assets related to our net operating losses were generated in various worldwide tax jurisdictions.  At December 31, 2013, the tax effect of our Norwegian and Brazilian net operating losses, which do not expire, was $161 million and $49 million, respectively.  At December 31, 2012, the tax effect of our Norwegian and Brazilian net operating losses, which do not expire, was $178 million and $55 million, respectively.

The valuation allowance for our non-current deferred tax assets was as follows (in millions):

	December 31,
	2013	2012
Valuation allowance for non-current deferred tax assets	$247	$210

Our deferred tax liabilities include taxes related to the earnings of certain subsidiaries that are not permanently reinvested or that will not be permanently reinvested in the future.  Should our expectations change regarding future tax consequences, we may be required to record additional deferred taxes that could have a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.

We consider the earnings of certain of our subsidiaries to be indefinitely reinvested.  As such, we have not provided for taxes on these unremitted earnings.  Should we make a distribution from the unremitted earnings of these subsidiaries, we would be subject to taxes payable to various jurisdictions.  At December 31, 2013, the amount of indefinitely reinvested earnings was approximately $2.5 billion.  If all of these indefinitely reinvested earnings were distributed, we would be subject to estimated taxes of $180 million to $250 million.

Unrecognized tax benefits—The changes to our liabilities related to unrecognized tax benefits, excluding interest and penalties that we recognize as a component of income tax expense, were as follows (in millions):

	Years ended December 31,
	2013	2012	2011
Balance, beginning of period	$382	$515	$485
Additions for current year tax positions	24	58	45
Additions for prior year tax positions	10	25	29
Reductions for prior year tax positions	(72)	(24)	—
Settlements	(6)	(120)	(42)
Reductions related to statute of limitation expirations	(12)	(72)	(2)
Balance, end of period	$326	$382	$515

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The liabilities related to our unrecognized tax benefits, including related interest and penalties that we recognize as a component of income tax expense, were as follows (in millions):

	December 31,
	2013	2012
Unrecognized tax benefits, excluding interest and penalties	$326	$382
Interest and penalties	176	199
Unrecognized tax benefits, including interest and penalties	$502	$581

In the years ended December 31, 2013, 2012 and 2011, we recognized interest and penalties of $23 million, $56 million and $20 million, respectively, associated with our unrecognized tax benefits and recorded as a component of income tax expense.  As of December 31, 2013, if recognized, $502 million of our unrecognized tax benefits, including interest and penalties, would favorably impact our effective tax rate.

It is reasonably possible that our existing liabilities for unrecognized tax benefits may increase or decrease in the year ending December 31, 2014, primarily due to the progression of open audits and the expiration of statutes of limitation.  However, we cannot reasonably estimate a range of potential changes in our existing liabilities for unrecognized tax benefits due to various uncertainties, such as the unresolved nature of various audits.

Tax returns—We file federal and local tax returns in several jurisdictions throughout the world.  With few exceptions, we are no longer subject to examinations of our U.S. and non-U.S. tax matters for years prior to 2006.

Our tax returns in the major jurisdictions in which we operate, other than Norway and Brazil, which are mentioned below, are generally subject to examination for periods ranging from three to six years.  We have agreed to extensions beyond the statute of limitations in two major jurisdictions for up to 19 years.  Tax authorities in certain jurisdictions are examining our tax returns and in some cases have issued assessments.  We are defending our tax positions in those jurisdictions.  While we cannot predict or provide assurance as to the final outcome of these proceedings, we do not expect the ultimate liability to have a material adverse effect on our consolidated statement of financial position or results of operations, although it may have a material adverse effect on our consolidated statement of cash flows.

Norway tax investigations and trial—Norwegian civil tax and criminal authorities are investigating various transactions undertaken by our subsidiaries in 1999, 2001 and 2002 as well as the actions of certain employees of our former external tax advisors on these transactions.  The authorities issued tax assessments as follows: (a) NOK 684 million, equivalent to approximately $112 million, plus interest, related to the migration of our subsidiary that was previously subject to tax in Norway, (b) NOK 412 million, equivalent to approximately $68 million, plus interest, related to a 2001 dividend payment and (c) NOK 43 million, equivalent to approximately $7 million, plus interest, related to certain foreign exchange deductions and dividend withholding tax.  We have provided a parent company guarantee in the amount of approximately $115 million with respect to one of these tax disputes.  Furthermore, we may be required to provide some form of additional financial security, in an amount up to $212 million, including interest and penalties, for other assessed amounts as these disputes are appealed and addressed by the Norwegian courts.  The authorities are seeking penalties of 60 percent on most but not all matters.  In November 2012, the Norwegian district court in Oslo heard the case regarding the disputed tax assessment of NOK 684 million related to the migration of our subsidiary.  On March 1, 2013, the Norwegian district court in Oslo overturned the tax assessment and ruled in our favor, and the tax authorities have filed an appeal.  We believe that our Norwegian tax returns are materially correct as filed, and we intend to continue to vigorously defend ourselves against all claims to the contrary.

In June 2011, the Norwegian authorities issued criminal indictments against two of our subsidiaries alleging misleading or incomplete disclosures in Norwegian tax returns for the years 1999 through 2002, as well as inaccuracies in Norwegian statutory financial statements for the years ended December 31, 1996 through 2001.  The criminal trial commenced in December 2012.  Two employees of our former external tax advisors were also issued criminal indictments with respect to the disclosures in our tax returns, and our former external Norwegian tax attorney was issued criminal indictments related to certain of our restructuring transactions and the 2001 dividend payment.  We believe the charges brought against us are without merit and do not alter our technical assessment of the underlying claims.  In January 2012, the Norwegian authorities supplemented the previously issued criminal indictments by issuing a financial claim of NOK 1.8 billion, equivalent to approximately $302 million, jointly and severally, against our two subsidiaries, the two external tax advisors and the external tax attorney.  In February 2012, the authorities dropped the previously existing civil tax claim related to a certain restructuring transaction.  In April 2012, the Norwegian tax authorities supplemented the previously issued criminal indictments against our two subsidiaries by extending a criminal indictment against a third subsidiary, alleging misleading or incomplete disclosures in Norwegian tax returns for the years 2001 and 2002.  In May 2013, the Norwegian authorities dropped the financial claim of NOK 1.8 billion against one of our subsidiaries and the criminal case related to the migration case of another subsidiary.  The criminal trial proceedings ended in September 2013, and the court has not yet ruled on the criminal issues.  If we are found guilty, the Norwegian authorities have asked the court to assess criminal penalties in the amount of $38 million against three of our subsidiaries in addition to any civil tax penalties and the financial claim.  We believe our Norwegian tax returns are materially correct as filed, and we intend to continue to vigorously contest any assertions to the contrary by the Norwegian civil and criminal authorities in connection with the various transactions being investigated.  An unfavorable outcome on the Norwegian civil or criminal tax matters could result in a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Brazil tax investigations—Certain of our Brazilian income tax returns for the years 2000 through 2004 are currently under examination.  In December 2005, the Brazilian tax authorities issued an aggregate tax assessment of BRL 677 million, equivalent to $283 million, including a 75 percent penalty and interest through December 31, 2013.  On January 25, 2008, we filed a protest letter with the Brazilian tax authorities, and we are currently engaged in the appeals process.  We believe our returns are materially correct as filed, and we are vigorously contesting these assessments.  An unfavorable outcome on these proposed assessments could result in a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.

Other tax matters—We conduct operations through our various subsidiaries in a number of countries throughout the world.  Each country has its own tax regimes with varying nominal rates, deductions and tax attributes.  From time to time, we may identify changes to previously evaluated tax positions that could result in adjustments to our recorded assets and liabilities.  Although we are unable to predict the outcome of these changes, we do not expect the effect, if any, resulting from these adjustments to have a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.  See Note 27—Subsequent Events.

Note 7—Discontinued Operations

Summarized results of discontinued operations

The summarized results of operations included in income from discontinued operations were as follows (in millions):

	Years ended December 31,
	2013	2012	2011
Operating revenues	$796	$1,055	$1,171
Operating and maintenance expense	(800)	(990)	(871)
Depreciation and amortization expense	—	(183)	(342)
Loss on impairment of assets in discontinued operations	(14)	(986)	(38)
Gain on disposal of assets in discontinued operations, net	54	82	183
Other income, net	5	—	18
Income (loss) from discontinued operations before income tax expense	41	(1,022)	121
Income tax expense	(40)	(5)	(36)
Income (loss) from discontinued operations, net of tax	$1	$(1,027)	$85

Assets and liabilities of discontinued operations

The carrying amounts of the major classes of assets and liabilities associated with our discontinued operations were classified as follows (in millions):

	December 31,
	2013	2012
Assets
Rigs and related equipment, net	$—	$104
Materials and supplies, net	18	71
Other related assets	1	4
Assets held for sale	$19	$179

Liabilities
Deferred revenues	$8	$32
Other liabilities	—	3
Other current liabilities	$8	$35

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Standard jackup and swamp barge contract drilling services

Overview—In September 2012, in connection with our efforts to dispose of non-strategic assets and to reduce our exposure to low-specification drilling units, we committed to a plan to discontinue operations associated with the standard jackup and swamp barge asset groups, components of our contract drilling services operating segment.  As a result, we allocated $112 million of goodwill to this disposal group based on the fair value of the disposal group relative to the fair value of the contract drilling services operating segment.  We estimated the fair values of the disposal group and the contract drilling services operating segment by applying a variety of valuation methods, incorporating the income and market approaches, and using significant unobservable inputs, representative of a Level 3 fair value measurement, including assumptions related to the future performance of the disposal group and of our contract drilling services reporting unit, such as future commodity prices, projected demand for our services, rig utilization and dayrates.

At December 31, 2012, we had seven standard jackups, including D.R. Stewart, GSF Adriatic VIII, GSF Rig 127, GSF Rig 134, Interocean III, Trident IV-A and Trident VI, along with related equipment, which were classified as assets held for sale with an aggregate carrying amount of $112 million, including $8 million in materials and supplies.  In the year ended December 31, 2013, we completed the sales of these standard jackups and related equipment.

Impairments—In the year ended December 31, 2013, we recognized an aggregate loss of $14 million ($0.04 per diluted share), which had no tax effect, associated with the impairment of standard jackups GSF Rig 127 and GSF Rig 134. In the year ended December 31, 2012, we also recognized an aggregate loss of $29 million ($0.08 per diluted share), which had no tax effect, associated with the impairment of the standard jackups GSF Adriatic II and GSF Rig 136.  In the year ended December 31, 2011, we recognized an aggregate loss of $28 million ($0.09 per diluted share), which had a tax effect of less than $1 million, associated with the impairment of the standard jackups George H. Galloway, GSF Britannia, GSF Labrador and the swamp barge Searex IV.  We measured the impairment of the drilling units and related equipment as the amount by which the carrying amounts exceeded the estimated fair values less costs to sell.  We estimated the fair value of the assets using significant other observable inputs, representative of Level 2 fair value measurements, including a binding sale and purchase agreement for the drilling units and related equipment.

In September 2012, in connection with our reclassification of the standard jackup and swamp barge disposal group to assets held for sale, we determined that the disposal group was impaired since its aggregate carrying amount exceeded its aggregate fair value.  We estimated the fair value of this disposal group by applying a variety of valuation methods, incorporating cost, income and market approaches, to estimate the exit price that would be received for the assets in the principal or most advantageous market for the assets in an orderly transaction between market participants as of the measurement date.  Although we based certain components of our valuation on significant other observable inputs, including binding sale and purchase agreements, a significant portion of our valuation required us to project the future performance of the disposal group based on significant unobservable inputs, representative of a Level 3 fair value measurement, including assumptions regarding long-term projections for future revenues and costs, dayrates, rig utilization rates and revenue efficiency rates.  We measured the impairments of the disposal group as the amount by which its carrying amount exceeded its estimated fair value less costs to sell.  We included in our estimated loss on impairment as a reduction to the expected proceeds approximately $60 million of costs for certain shipyard projects and other obligations required pursuant to the sale agreement and approximately $17 million of costs to sell the disposal group, including legal and financial advisory costs and expenses.  In the year ended December 31, 2012, as a result of our valuation, we recognized losses of $744 million ($2.09 per diluted share) and $112 million ($0.31 per diluted share), which had no tax effect, associated with the impairment of long-lived assets and the goodwill, respectively.

In connection with our sale transactions with Shelf Drilling, we were, and continue to be, required to pay postemployment benefits to certain employees and contract labor for which employment was or will be terminated as a direct result of the sale transactions upon expiration of the operating agreements and transition services agreement.  In the year ended December 31, 2012, we recognized a loss of $20 million, included in loss on impairment of assets in discontinued operations, associated with such postemployment benefits.

Sale transactions with Shelf Drilling—On November 30, 2012, we completed the sale of 38 drilling units, along with related equipment, to Shelf Drilling.  In connection with the sale, we received cash proceeds of $568 million, net of certain working capital and other adjustments, and non-cash proceeds in the form of perpetual preference shares that had a stated value of $195 million and an estimated fair value of $194 million, including the fair value associated with embedded derivatives, estimated at the time of the closing of the sale transactions.  In June 2013, we sold the preference shares to an unaffiliated party for cash proceeds of $185 million and, in the year ended December 31, 2013, we recognized a loss of $10 million ($0.03 per diluted share), recorded in other expense, net, which had no tax effect, associated with the sale of the preference shares.

For a transition period following the completion of the sale transactions with Shelf Drilling, we agreed to continue to operate a substantial portion of the standard jackups under operating agreements with Shelf Drilling and to provide certain other transition services to Shelf Drilling.  Under the operating agreements, we have agreed to remit the collections from our customers under the associated drilling contracts to Shelf Drilling, and Shelf Drilling has agreed to reimburse us for our direct costs and expenses incurred while operating the standard jackups on behalf of Shelf Drilling with certain exceptions.  Amounts due to Shelf Drilling under the operating agreements and transition services agreement may be contractually offset against amounts due from Shelf Drilling.  The costs to us for providing such operating and transition services, including allocated indirect costs, have exceeded the amounts we receive from Shelf Drilling for providing such services.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Under the operating agreements, we agreed to continue to operate these standard jackups on behalf of Shelf Drilling for periods ranging from nine months to 27 months, until expiration or novation of the underlying drilling contracts by Shelf Drilling, and under a transition services agreement, we agreed to provide certain transition services for a period of up to 18 months following the completion of the sale transactions.  As of December 31, 2013, we operated seven standard jackups under operating agreements with Shelf Drilling.  Until the expiration or novation of such drilling contracts, we retain possession of the materials and supplies associated with the standard jackups that we operate under the operating agreements.  In the years ended December 31, 2013 and 2012, we received cash proceeds of $64 million and $30 million and recognized aggregate gains of $11 million ($0.03 per diluted share), which had no tax effect, and $8 million (net loss of $5 million or $0.01 per diluted share, net of tax), respectively, associated with the sale of equipment and materials and supplies to Shelf Drilling upon expiration of novation of the drilling contracts.  At December 31, 2013 and 2012, the materials and supplies associated with the drilling units that we operated under operating agreements with Shelf Drilling had an aggregate carrying amount of $18 million and $63 million, respectively.

For a period of up to three years following the closing of the sale transactions, we have agreed to provide to Shelf Drilling up to $125 million of financial support by maintaining letters of credit, surety bonds and guarantees for various contract bidding and performance activities associated with the drilling units sold to Shelf Drilling and in effect at the closing of the sale transactions.  At the time of the sale transactions, we had $113 million of outstanding letters of credit, issued under our committed and uncommitted credit lines, in support of rigs sold to Shelf Drilling.  Included within the $125 million maximum amount, we agreed to provide up to $65 million of additional financial support in connection with any new drilling contracts related to such drilling units.  Shelf Drilling is required to reimburse us in the event that any of these instruments are called.  At December 31, 2013 and 2012, we had $104 million and $113 million, respectively, of outstanding letters of credit, issued under our committed and uncommitted credit lines, in support of drilling units sold to Shelf Drilling.  See Note 15—Commitments and Contingencies.

Other dispositions—During the year ended December 31, 2013, we completed the sale of the standard jackups D.R. Stewart, GSF Adriatic VIII, GSF Rig 127, GSF Rig 134, Interocean III, Trident IV-A and Trident VI, along with related equipment.  In the year ended December 31, 2013, in connection with the disposal of these assets, we received aggregate net cash proceeds of $140 million and recognized an aggregate net gain of $44 million ($0.12 per diluted share), which had no tax effect.  In the year ended December 31, 2013, we recognized an aggregate net loss of $1 million associated with the disposal of assets unrelated to dispositions of rigs.

During the year ended December 31, 2012, we also completed the sales of the standard jackups GSF Adriatic II, GSFRig 103, GSFRig 136, Roger W. Mowell, Transocean Nordic, Transocean Shelf Explorer and Trident 17, along with related equipment.  In the year ended December 31, 2012, in connection with the disposal of these assets, we received aggregate net cash proceeds of $198 million and recognized an aggregate net gain of $74 million ($0.20 per diluted share), which had no tax effect.  In the year ended December 31, 2012, we recognized an aggregate net loss of $9 million associated with the disposal of assets unrelated to dispositions of rigs.

During the year ended December 31, 2011, we completed the sales of the standard jackups George H. Galloway, GSF Adriatic XI, GSF Britannia, GSF Labrador and Transocean Mercury and the swamp barge Searex IV, along with related equipment, and our ownership interest in Joides Resolution.  In connection with the disposal of these assets, in the year ended December 31, 2011, we received aggregate net cash proceeds of $187 million and recognized an aggregate net gain of $32 million ($0.10 per diluted share), which had no tax effect.  In the year ended December 31, 2011, we recognized an aggregate net loss of $1 million associated with the disposal of assets unrelated to dispositions of rigs.

Caspian Sea contract drilling services

Overview—In February 2011, in connection with our efforts to dispose of non-strategic assets, we sold the subsidiary that owns the High-Specification Jackup Trident 20, located in the Caspian Sea.  The disposal of this subsidiary, a component of our contract drilling services operating segment, reflects our decision to discontinue operations in the Caspian Sea.  Through June 2011, we continued to operate Trident 20 under a bareboat charter to perform services for the customer and the buyer reimbursed us for the approximate cost of providing these services.  Additionally, we provided certain transition services to the buyer through September 2011.

Disposition—In the year ended December 31, 2011, in connection with the sale of the High-Specification Jackup Trident 20, we received net cash proceeds of $259 million and recognized a net gain of $169 million ($0.52 per diluted share), which had no tax effect.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Gulf of Mexico drilling management services

Overview—In March 2012, we announced our intent to discontinue drilling management operations in the shallow waters of the U.S. Gulf of Mexico, a component of our drilling management services operating segment, upon completion of our then existing contracts.  We based our decision to abandon this market on the declining market outlook for these services in the shallow waters of the U.S. Gulf of Mexico as well as the more difficult regulatory environment for obtaining drilling permits.  In December 2012, we completed the final drilling management project and discontinued offering our drilling management services in this region.

Impairments—During the year ended December 31, 2012, we determined that the customer relationships intangible asset and the trade name intangible asset associated with the U.S. operations of our drilling management services reporting unit was impaired due to the declining market outlook for these services in the shallow waters of the U.S. Gulf of Mexico as well as the increasingly difficult regulatory environment for obtaining drilling permits and the diminishing demand for our drilling management services.  We estimated the fair value of the customer relationships intangible asset using the multiperiod excess earnings method, a valuation methodology that applies the income approach.  We estimated fair value using significant unobservable inputs, representative of a Level 3 fair value measurement, including assumptions related to the future performance of the drilling management services reporting unit, such as future commodity prices, projected demand for our services, rig utilization and dayrates.  We estimated the fair value of the trade name intangible asset using the relief from royalty method, a valuation methodology that applies the income approach.  We estimated fair value using significant unobservable inputs, representative of a Level 3 fair value measurement, including assumptions related to the future performance of the drilling management services reporting unit, such as future commodity prices, projected demand for drilling management services, rig utilization and dayrates.  In the year ended December 31, 2012, as a result of our valuations, we determined that the carrying amounts of these intangible assets exceeded their respective fair values, and we recognized losses of $31 million ($20 million or $0.06 per diluted share, net of tax) and $39 million ($25 million or $0.07 per diluted share, net of tax) associated with the impairment of the customer relationships intangible asset and the trade name intangible asset, respectively.

See Note 27—Subsequent Events.

Oil and gas properties

Overview—In March 2011, in connection with our efforts to dispose of non-strategic assets, we engaged an unaffiliated advisor to coordinate the sale of the assets of our oil and gas properties reporting unit, formerly a component of our other operations segment, which comprised the exploration, development and production activities performed by CMI.  During the year ended December 31, 2012, we completed the sale of these assets.

Impairments—In the years ended December 31, 2012 and 2011, we recognized losses of $11 million ($10 million or $0.02 per diluted share, net of tax) and $10 million ($6 million or $0.02 per diluted share, net of tax), respectively, associated with the impairment of our oil and gas properties, which were classified as assets held for sale at the time of impairment, since the carrying amount of the properties exceeded the estimated fair value less costs to sell the properties.

Dispositions—During the year ended December 31, 2012, we completed the sales of the assets of Challenger Minerals Inc. and Challenger Minerals (Ghana) Limited for aggregate net cash proceeds of $13 million, which had no tax effect.  During the year ended December 31, 2011, we completed the sale of Challenger Minerals (North Sea) Limited for aggregate net cash proceeds of $24 million, and in May 2012, we received additional cash proceeds of $10 million.  In the years ended December 31, 2012 and 2011, we recognized an aggregate net gain of $9 million ($0.02 per diluted share), which had no tax effect, and an aggregate net loss of $4 million (aggregate net gain of $14 million or $0.05 per diluted share, net of tax), respectively, associated with the completion of these sales.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8—Earnings (Loss) Per Share

The numerator and denominator used for the computation of basic and diluted per share earnings from continuing operations were as follows (in millions, except per share data):

	Years ended December 31,
	2013		2012		2011
	Basic	Diluted	Basic	Diluted	Basic	Diluted
Numerator for earnings (loss) per share
Income (loss) from continuing operations attributable to controlling interest	$1,406	$1,406	$808	$808	$(5,839)	$(5,839)
Undistributed earnings allocable to participating securities	(12)	(12)	—	—	—	—
Income (loss) from continuing operations available to shareholders	$1,394	$1,394	$808	$808	$(5,839)	$(5,839)

Denominator for earnings (loss) per share
Weighted-average shares outstanding	360	360	356	356	322	322
Effect of stock options and other share-based awards	—	—	—	—	—	—
Weighted-average shares for per share calculation	360	360	356	356	322	322

Per share earnings (loss) from continuing operations	$3.87	$3.87	$2.27	$2.27	$(18.14)	$(18.14)

For the years ended December 31, 2013, 2012 and 2011, we excluded 1.4 million, 2.4 million and 2.4 million share-based awards, respectively, from the calculation since the effect would have been anti-dilutive.  The 1.50% Series B Convertible Senior Notes and the 1.50% Series C Convertible Senior Notes did not have an effect on the calculation for the periods presented.  See Note 12—Debt.

Note 9—Other Comprehensive Income (Loss)

The allocation of other comprehensive income (loss) attributable to controlling interest and to noncontrolling interest was as follows (in millions):

	Years ended December 31,
	2013			2012			2011
	Controlling interest	Non-controlling interest (a)	Total	Controlling interest	Non-controlling interest (a)	Total	Controlling interest	Non-controlling interest (a)	Total
Other comprehensive income (loss) before reclassifications
Components of net periodic benefit costs	$198	$—	$198	$(52)	$—	$(52)	$(204)	$—	$(204)
Gain (loss) on derivative instruments	(5)	—	(5)	6	(3)	3	3	(16)	(13)
Loss on marketable securities	—	—	—	—	—	—	(13)	—	(13)
Reclassifications to net income
Components of net periodic benefit costs	49	—	49	47	—	47	25	—	25
(Gain) loss on derivative instruments	15	3	18	(4)	3	(1)	(1)	12	11
Loss on marketable securities	—	—	—	2	—	2	13	—	13

Other comprehensive income (loss) before income taxes	257	3	260	(1)	—	(1)	(177)	(4)	(181)
Income taxes related to other comprehensive income (loss)	2	—	2	(7)	—	(7)	13	—	13
Other comprehensive income (loss), net of income tax	$259	$3	$262	$(8)	$—	$(8)	$(164)	$(4)	$(168)
____________________________________
(a)	Includes amounts attributable to noncontrolling interest and redeemable noncontrolling interest.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10—Drilling Fleet

Construction work in progress—For each of the three years ended December 31, 2013, the changes in our construction work in progress, including capital expenditures and other capital additions, such as capitalized interest, were as follows (in millions):

	Years ended December 31,
	2013	2012	2011
Construction work in progress, at beginning of period	$2,010	$1,391	$1,459

Newbuild construction program
Deepwater Champion (a) (b)	—	—	76
Transocean Honor (a) (c)	—	35	129
Transocean Siam Driller (a) (d)	74	39	113
Transocean Andaman (a) (d)	82	38	113
Transocean Ao Thai (a) (d)	90	72	80
Deepwater Asgard (e)	309	46	4
Deepwater Invictus (e)	65	40	3
Deepwater Thalassa (f)	154	139	—
Deepwater Proteus (f)	146	128	—
Deepwater Pontus (f)	65	76	—
Deepwater Poseidon (f)	66	76	—
Deepwater Conqueror (g)	108	—	—
High-Specification Jackup TBN1 (h)	44	—	—
High-Specification Jackup TBN2 (h)	44	—	—
High-Specification Jackup TBN3 (h)	44	—	—
High-Specification Jackup TBN4 (h)	44	—	—
High-Specification Jackup TBN5 (h)	44	—	—
Other construction projects and capital additions	859	614	456
Total capital expenditures	2,238	1,303	974
Changes in accrued capital expenditures	44	61	(2)
Acquisition of construction work in progress (e)	—	—	272
Impairment of certain corporate assets under construction	(17)	—	—

Property and equipment placed into service
Deepwater Champion (b)	—	—	(881)
Transocean Honor (c)	—	(262)	—
Transocean Siam Driller (a) (d)	(236)	—	—
Transocean Andaman (a) (d)	(242)	—	—
Transocean Ao Thai (a) (d)	(242)	—	—
Other property and equipment	(845)	(483)	(431)
Construction work in progress, at end of period	$2,710	$2,010	$1,391
____________________________________
(a)	The accumulated construction costs of this rig are no longer included in construction work in progress, as the construction project had been completed as of December 31, 2013.

(b)	The Ultra-Deepwater Floater Deepwater Champion commenced operations in May 2011.

(c)
The High-Specification Jackup Transocean Honor, owned through our 70 percent interest in TDSOI, commenced operations in May 2012.  The costs presented above represent 100 percent of TDSOI’s expenditures in the construction of Transocean Honor.

(d)	The High-Specification Jackups Transocean Siam Driller, Transocean Andaman and Transocean Ao Thai commenced operations in March 2013, May 2013 and October 2013, respectively.

(e)
Deepwater Asgard and Deepwater Invictus, two newbuild Ultra-Deepwater drillships under construction at the Daewoo Shipbuilding & Marine Engineering Co. Ltd. shipyard in Korea, are expected to commence operations in the second quarter of 2014.  In the year ended December 31, 2011, in connection with our acquisition of Aker Drilling ASA (“Aker Drilling”), we acquired construction work in progress with an aggregate estimated fair value of $272 million.

(f)
Deepwater Thalassa, Deepwater Proteus, Deepwater Pontus and Deepwater Poseidon, four newbuild Ultra-Deepwater drillships under construction at the Daewoo Shipbuilding & Marine Engineering Co. Ltd. shipyard in Korea, are expected to commence operations in the first quarter of 2016, the second quarter of 2016, the first quarter of 2017 and the second quarter of 2017, respectively.

(g)
Deepwater Conqueror, a newbuild Ultra-Deepwater drillship under construction at the Daewoo Shipbuilding & Marine Engineering Co. Ltd. shipyard in Korea, is expected to commence operations in the fourth quarter of 2016.

(h)
Our five unnamed Keppel FELS Super B 400 Bigfoot class design newbuild High-Specification Jackups under construction do not yet have drilling contracts and are expected to be delivered in the first quarter of 2016, the third quarter of 2016, the fourth quarter of 2016, the first quarter of 2017 and the third quarter of 2017, respectively.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Dispositions—During the year ended December 31, 2013, in connection with our efforts to dispose of non-strategic assets, we committed to plans to sell the Deepwater Floaters Sedco 709 and Transocean Richardson, the Midwater Floaters C. Kirk Rhein, Jr., Falcon 100 and Sedco 703 and the High-Specification Jackup GSF Monitor.  During the year ended December 31, 2013, we completed the sale of Transocean Richardson along with related equipment, and as a result of the sale, we received net cash proceeds of $142 million and recognized a net gain of $33 million ($22 million or $0.06 per diluted share, net of tax).  In the year ended December 31, 2013, we received cash proceeds of $32 million and recognized an aggregate net loss of $26 million associated with the disposal of assets unrelated to dispositions of rigs.  At December 31, 2013, in addition to the remaining assets of our discontinued operations, our assets held for sale included Sedco 709, C. Kirk Rhein, Jr., Falcon 100, Sedco 703 and GSF Monitor, along with related equipment, with an aggregate carrying amount of $129 million.  See Note 5—Impairments.

During the year ended December 31, 2012, in connection with our efforts to dispose of non-strategic assets, we completed the sales of the Deepwater Floaters Discoverer 534 and Jim Cunningham.  In connection with these sales, we received aggregate net cash proceeds of $178 million and recognized an aggregate net gain of $51 million ($48 million or $0.13 per diluted share, net of tax).  In the year ended December 31, 2012, we recognized an aggregate net loss of $15 million associated with the disposal of assets unrelated to dispositions of rigs.

In the year ended December 31, 2011, we recognized an aggregate net loss of $12 million associated with the disposal of assets unrelated to dispositions of rigs.

Note 11—Goodwill and Other Intangible Assets

Goodwill—The gross carrying amounts of goodwill and accumulated impairment associated with our contract drilling services reporting unit were as follows (in millions):

	Year ended December 31, 2013			Year ended December 31, 2012
	Gross carrying amount	Accumulated impairment	Net carrying amount	Gross carrying amount	Accumulated impairment	Net carrying amount
Balance, beginning of period	$10,799	$(7,812)	$2,987	$10,911	$(7,694)	$3,217
Impairment associated with continuing operations	—	—	—	—	(118)	(118)
Reclassified balance associated with discontinued operations (a)	—	—	—	(112)	—	(112)
Balance, end of period	$10,799	$(7,812)	$2,987	$10,799	$(7,812)	$2,987
____________________________________
(a)
As a result of our decision to discontinue operations associated with the standard jackups and swamp barge asset groups, components of our contract drilling services operating segment, we allocated $112 million of goodwill attributable to such operations, which was subsequently impaired.  See Note 7—Discontinued Operations.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Definite-lived intangible assets and liabilities—The gross carrying amounts of our drilling contract intangibles and drilling management customer relationships, both of which we consider to be definite-lived intangible assets and intangible liabilities, and accumulated amortization and impairment were as follows (in millions):

	Year ended December 31, 2013			Year ended December 31, 2012
	Gross carrying amount	Accumulated amortization and impairment	Net carrying amount	Gross carrying amount	Accumulated amortization and impairment	Net carrying amount
Drilling contract intangible assets
Balance, beginning of period	$9	(9)	—	$191	$(191)	$—
Amortization	—	—	—	—	—	—
Reclassified balance associated with discontinued operations (a)	—	—	—	(182)	182	—
Balance, end of period	9	(9)	—	9	(9)	—

Customer relationships
Balance, beginning of period	60	(60)	—	148	(94)	54
Amortization	—	—	—	—	(1)	(1)
Impairment associated with continuing operations	—	—	—	—	(22)	(22)
Reclassified balance associated with discontinued operations (b)	—	—	—	(88)	57	(31)
Balance, end of period	60	(60)	—	60	(60)	—

Total definite-lived intangible assets
Balance, beginning of period	69	(69)	—	339	(285)	54
Amortization	—	—	—	—	(1)	(1)
Impairment associated with continuing operations	—	—	—	—	(22)	(22)
Reclassified balance associated with discontinued operations (b)	—	—	—	(270)	239	(31)
Balance, end of period	$69	(69)	—	$69	$(69)	$—

Drilling contract intangible liabilities
Balance, beginning of period	$1,410	$(1,351)	$59	$1,494	$(1,393)	$101
Amortization	—	(15)	(15)	—	(42)	(42)
Reclassified balance associated with discontinued operations (a)	—	—	—	(84)	84	—
Balance, end of period	$1,410	$(1,366)	$44	$1,410	$(1,351)	$59
____________________________________
(a)
As a result of our decision to discontinue operations associated with the standard jackup and swamp barge asset groups, we reclassified the balances attributable to such operations.  See Note 7—Discontinued Operations.

(b)
As a result of our decision to discontinue the U.S. operations of our drilling management services operating segment, we reclassified the balances attributable to such operations.  See Note 7—Discontinued Operations.

At December 31, 2013, the estimated future amortization of our drilling contract intangible liabilities was as follows (in millions):

Drilling contract intangible liabilities
Years ending December 31,
2014	$15
2015	15
2016	14
Total intangible liabilities	$44

TRANSOCEAN LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12—Debt

Debt, net of unamortized discounts, premiums and fair value adjustments, was comprised of the following (in millions):

	December 31, 2013			December 31, 2012
	Transocean Ltd. and subsidiaries	Consolidated variable interest entities	Consolidated total	Transocean Ltd. and subsidiaries	Consolidated variable interest entities	Consolidated total
5% Notes due February 2013	$—	$—	$—	$250	$—	$250
5.25% Senior Notes due March 2013 (a)	—	—	—	502	—	502
TPDI Credit Facilities due March 2015	—	—	—	403	—	403
4.95% Senior Notes due November 2015 (a)	1,113	—	1,113	1,118	—	1,118
Callable Bonds due February 2016	—	—	—	282	—	282
5.05% Senior Notes due December 2016 (a)	999	—	999	999	—	999
2.5% Senior Notes due October 2017 (a)	748	—	748	748	—	748
ADDCL Credit Facilities due December 2017	—	163	163	—	191	191
Eksportfinans Loans due January 2018	591	—	591	797	—	797
6.00% Senior Notes due March 2018 (a)	998	—	998	998	—	998
7.375% Senior Notes due April 2018 (a)	247	—	247	247	—	247
6.50% Senior Notes due November 2020 (a)	900	—	900	899	—	899
6.375% Senior Notes due December 2021 (a)	1,199	—	1,199	1,199	—	1,199
3.8% Senior Notes due October 2022 (a)	745	—	745	745	—	745
7.45% Notes due April 2027 (a)	97	—	97	97	—	97
8% Debentures due April 2027 (a)	57	—	57	57	—	57
7% Notes due June 2028	311	—	311	311	—	311
Capital lease contract due August 2029	637	—	637	657	—	657
7.5% Notes due April 2031 (a)	598	—	598	598	—	598
1.50% Series C Convertible Senior Notes due December 2037 (a)	—	—	—	62	—	62
6.80% Senior Notes due March 2038 (a)	999	—	999	999	—	999
7.35% Senior Notes due December 2041 (a)	300	—	300	300	—	300
Total debt	10,539	163	10,702	12,268	191	12,459
Less debt due within one year
5% Notes due February 2013	—	—	—	250	—	250
5.25% Senior Notes due March 2013 (a)	—	—	—	502	—	502
TPDI Credit Facilities due March 2015	—	—	—	70	—	70
Callable Bonds due February 2016	—	—	—	282	—	282
ADDCL Credit Facilities due December 2017	—	163	163	—	28	28
Eksportfinans Loans due January 2018	140	—	140	153	—	153
Capital lease contract due August 2029	20	—	20	20	—	20
1.50% Series C Convertible Senior Notes due December 2037 (a)	—	—	—	62	—	62
Total debt due within one year	160	163	323	1,339	28	1,367
Total long-term debt	$10,379	$—	$10,379	$10,929	$163	$11,092
___________________________________________
(a)
Transocean Inc., a 100 percent owned subsidiary of Transocean Ltd., is the issuer of the notes and debentures, which have been guaranteed by Transocean Ltd.  Transocean Ltd. has also guaranteed borrowings under the Five-Year Revolving Credit Facility and the Three-Year Secured Revolving Credit Facility.  Transocean Ltd. and Transocean Inc. are not subject to any significant restrictions on their ability to obtain funds from their consolidated subsidiaries by dividends, loans or return of capital distributions.  See Note 24—Condensed Consolidating Financial Information.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Scheduled maturities—At December 31, 2013, the scheduled maturities of our debt were as follows (in millions):

	Transocean Ltd. and subsidiaries	Consolidated variable interest entities	Consolidated total
Years ending December 31,
2014	$160	$163	$323
2015	1,263	—	1,263
2016	1,165	—	1,165
2017	917	—	917
2018	1,311	—	1,311
Thereafter	5,719	—	5,719
Total debt, excluding unamortized discounts, premiums and fair value adjustments	10,535	163	10,698
Total unamortized discounts, premiums and fair value adjustments, net	4	—	4
Total debt	$10,539	$163	$10,702

Five-Year Revolving Credit Facility—We have a $2.0 billion five-year revolving credit facility, established under a bank credit agreement dated November 1, 2011, as amended, that is scheduled to expire on November 1, 2016 (the “Five-Year Revolving Credit Facility”).  We may borrow under the Five-Year Revolving Credit Facility at either (1) the adjusted London Interbank Offered Rate (“LIBOR”) plus a margin (the “Five-Year Revolving Credit Facility Margin”) that is based on the credit rating of our non-credit enhanced senior unsecured long-term debt (“Debt Rating”) or (2) the base rate specified in the credit agreement plus the Five-Year Revolving Credit Facility Margin, less one percent per annum.  At December 31, 2013, based on our Debt Rating on that date, the Five-Year Revolving Credit Facility Margin was 1.625 percent.  Throughout the term of the Five-Year Revolving Credit Facility, we pay a facility fee on the daily unused amount of the underlying commitment, which ranges from 0.125 percent to 0.325 percent depending on our Debt Rating, and was 0.275 percent at December 31, 2013.  Among other things, the Five-Year Revolving Credit Facility includes limitations on creating liens, incurring subsidiary debt, transactions with affiliates, sale/leaseback transactions, mergers and the sale of substantially all assets.  The Five-Year Revolving Credit Facility also includes a covenant imposing a maximum debt to tangible capitalization ratio of 0.6 to 1.0.  Borrowings under the Five-Year Revolving Credit Facility are subject to acceleration upon the occurrence of an event of default.  Borrowings are guaranteed by Transocean Ltd. and may be prepaid in whole or in part without premium or penalty.  At December 31, 2013, we had $20 million in letters of credit issued and outstanding, we had no borrowings outstanding, and we had $2.0 billion of available borrowing capacity under the Five-Year Revolving Credit Facility.

Three-Year Secured Revolving Credit Facility—We have a $900 million three-year secured revolving credit facility, established under a bank credit agreement dated October 25, 2012, that is scheduled to expire on October 25, 2015 (the “Three-Year Secured Revolving Credit Facility”).  We may borrow under the Three-Year Secured Revolving Credit Facility at either (1) LIBOR plus a margin (the “Three-Year Secured Revolving Credit Facility Margin”) that ranges from 0.875 percent to 2.5 percent based on our Debt Rating or (2) the base rate specified in the credit agreement plus the Three-Year Secured Revolving Credit Facility Margin, less one percent per annum.  At December 31, 2013, based on our Debt Rating on that date, the Three-Year Secured Revolving Credit Facility Margin was 2.0 percent.  Throughout the term of the Three-Year Secured Revolving Credit Facility, we pay a facility fee on the daily unused amount of the underlying commitment, which ranges from 0.125 percent to 0.50 percent depending on our Debt Rating, and was 0.375 percent at December 31, 2013.  Among other things, the Three-Year Secured Revolving Credit Facility includes limitations on creating liens, incurring subsidiary debt, transactions with affiliates, sale/leaseback transactions, mergers and the sale of substantially all assets.  The Three-Year Secured Revolving Credit Facility also contains a covenant imposing a maximum debt to tangible capitalization ratio of 0.6 to 1.0.  Borrowings under the Three-Year Secured Revolving Credit Facility are subject to acceleration upon the occurrence of an event of default.  Borrowings are guaranteed by Transocean Ltd. and Transocean Inc. and may be prepaid in whole or in part without premium or penalty.  At December 31, 2013, we had no borrowings outstanding, and we had $900 million of available borrowing capacity under the Three-Year Secured Revolving Credit Facility.

Borrowings under the Three-Year Secured Revolving Credit Facility are secured by the Ultra-Deepwater Floaters Deepwater Champion, Discoverer Americas and Discoverer Inspiration.  At December 31, 2013 and 2012, the aggregate carrying amount of Deepwater Champion, Discoverer Americas and Discoverer Inspiration was $2.2 billion and $2.3 billion, respectively.

5% Notes and 7% Notes—Two of our wholly-owned subsidiaries are the obligors on the 5% Notes due 2013 (the “5% Notes”) and the 7% Notes due 2028 (the “7% Notes”), and we have not guaranteed either obligation.  The indentures related to the 5% Notes and the 7% Notes contain limitations on creating liens and sale/leaseback transactions.  The respective obligor may redeem the 5% Notes and the 7% Notes in whole or in part at a price equal to 100 percent of the principal amount plus accrued and unpaid interest, if any, and a make-whole premium.

On February 15, 2013, we repaid the outstanding $250 million aggregate principal amount of the 5% Notes due February 2013 as of the stated maturity date.  At December 31, 2013, the aggregate outstanding principal amount of the 7% Notes was $300 million.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.25% Senior Notes, 6.00% Senior Notes and 6.80% Senior Notes—In December 2007, we issued $500 million aggregate principal amount of 5.25% Senior Notes due March 2013 (the “5.25% Senior Notes”), $1.0 billion aggregate principal amount of 6.00% Senior Notes due March 2018 (the “6.00% Senior Notes”) and $1.0 billion aggregate principal amount of 6.80% Senior Notes due March 2038 (the “6.80% Senior Notes”).  The indenture pursuant to which the notes were issued contains restrictions on creating liens, engaging in sale/leaseback transactions and engaging in merger, consolidation or reorganization transactions.  We may redeem some or all of the notes at any time, at a redemption price equal to 100 percent of the principal amount plus accrued and unpaid interest, if any, and a make-whole premium.

On March 15, 2013, we repaid the outstanding $500 million aggregate principal amount of the 5.25% Senior Notes due March 2013 as of the stated maturity date.  At December 31, 2013, the aggregate outstanding principal amount of the 6.00% Senior Notes and the 6.80% Senior Notes was $1.0 billion each.

TPDI Credit Facilities—Through our wholly owned subsidiary, Transocean Pacific Drilling Inc. (“TPDI”), we had a $1.265 billion secured credit facility, comprised of a $1.0 billion senior term loan, a $190 million junior term loan and a $75 million revolving credit facility, established under a bank credit agreement dated October 28, 2008, that was scheduled to expire in March 2015 (the “TPDI Credit Facilities”).  One of our subsidiaries participated in the senior and junior term loans with an aggregate commitment of $595 million.

Under the TPDI Credit Facilities, we were required to satisfy certain liquidity requirements, including a requirement to maintain certain cash balances in restricted accounts for the payment of scheduled installments.  At December 31, 2012, we had restricted cash investments of $23 million.  At December 31, 2012, we had an outstanding letter of credit in the amount of $60 million to satisfy additional liquidity requirements under the TPDI Credit Facilities.

In June 2013, we repaid the $735 million of borrowings outstanding under the TPDI Credit Facilities, of which $367 million was paid to one of our subsidiaries and eliminated in consolidation.  Upon repayment of all borrowings, we terminated the bank credit agreement under which the credit facilities were established and the related security agreement with respect to the Ultra-Deepwater Floaters Dhirubhai Deepwater KG1 and Dhirubhai Deepwater KG2.  In the year ended December 31, 2013, we recognized a loss of $1 million associated with the retirement of debt.

4.95% Senior Notes and 6.50% Senior Notes—In September 2010, we issued $1.1 billion aggregate principal amount of 4.95% Senior Notes due November 2015 (the “4.95% Senior Notes”) and $900 million aggregate principal amount of 6.50% Senior Notes due November 2020 (the “6.50% Senior Notes,” and together with the 4.95% Senior Notes, the “2010 Senior Notes”).  We are required to pay interest on the 2010 Senior Notes on May 15 and November 15 of each year, beginning November 15, 2010.  We may redeem some or all of the 2010 Senior Notes at any time at a redemption price equal to 100 percent of the principal amount plus accrued and unpaid interest, if any, and a make-whole premium.  The indenture pursuant to which the 2010 Senior Notes were issued contains restrictions on creating liens, engaging in sale/leaseback transactions and engaging in merger, consolidation or reorganization transactions.  At December 31, 2013, the aggregate outstanding principal amount of the 4.95% Senior Notes and the 6.50% Senior Notes was $1.1 billion and $900 million, respectively.

5.05% Senior Notes, 6.375% Senior Notes and 7.35% Senior Notes—In December 2011, we issued $1.0 billion aggregate principal amount of 5.05% Senior Notes due December 2016 (the “5.05% Senior Notes”), $1.2 billion aggregate principal amount of 6.375% Senior Notes due December 2021 (the “6.375% Senior Notes”) and $300 million aggregate principal amount of 7.35% Senior Notes due December 2041 (the “7.35% Senior Notes,” and collectively with the 5.05% Senior Notes and the 6.375% Senior Notes, the “2011 Senior Notes”).  The interest rates for the notes are subject to adjustment from time to time upon a change to our Debt Rating.  The indenture pursuant to which the 2011 Senior Notes were issued contains restrictions on creating liens, engaging in sale/leaseback transactions and engaging in merger, consolidation or reorganization transactions.  We may redeem some or all of the 2011 Senior Notes at any time at a redemption price equal to 100 percent of the principal amount plus accrued and unpaid interest, if any, and a make-whole premium.  At December 31, 2013, the aggregate outstanding principal amount of the 5.05% Senior Notes, the 6.375% Senior Notes and the 7.35% Senior Notes was $1.0 billion, $1.2 billion and $300 million, respectively.

Aker Revolving Credit and Term Loan Facility—We had a credit facility, comprised of a $500 million revolving credit facility and a $400 million term loan, established under the Revolving Credit and Term Loan Facility Agreement dated February 21, 2011 (the “Aker Revolving Credit and Term Loan Facility”).  In the year ended December 31, 2012, we prepaid $333 million of borrowings outstanding under the Aker Term Loan, and we recognized a gain of $2 million associated with the retirement of debt.  In September 2012, we cancelled the Aker Revolving Credit and Term Loan Facility.

Callable Bonds—We were the obligor for the FRN Aker Drilling ASA Senior Unsecured Callable Bond Issue 2011/2016 (the “FRN Callable Bonds”) and the 11% Aker Drilling ASA Senior Unsecured Callable Bond Issue 2011/2016 (the “11% Callable Bonds,” and together with the FRN Callable Bonds, the “Callable Bonds”), which were publicly traded on the Oslo Stock Exchange.  On March 6, 2013, we redeemed the FRN Callable Bonds and the 11% Callable Bonds with aggregate outstanding principal amounts of NOK 940 million and NOK 560 million, equivalent to $164 million and $98 million, respectively, using an exchange rate of NOK 5.73 to $1.00.  In connection with the redemption, we made an aggregate cash payment of NOK 1,567 million, equivalent to $273 million.  In the year ended December 31, 2013, we recognized a loss of $1 million associated with the retirement of debt.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.5% Senior Notes and 3.8% Senior Notes—In September 2012, we issued $750 million aggregate principal amount of 2.5% Senior Notes due October 2017 (the “2.5% Senior Notes”) and $750 million aggregate principal amount of 3.8% Senior Notes due October 2022 (the “3.8% Senior Notes,” and together with the 2.5% Senior Notes, the “2012 Senior Notes”).  The interest rates for the notes are subject to adjustment from time to time upon a change to our Debt Rating.  The indenture pursuant to which the 2012 Senior Notes were issued contains restrictions on creating liens, engaging in sale/leaseback transactions and engaging in merger, consolidation or reorganization transactions.  We may redeem some or all of the 2012 Senior Notes at any time prior to maturity at a redemption price equal to 100 percent of the principal amount plus accrued and unpaid interest, if any, together with a make-whole premium unless, in the case of the 3.8% Senior Notes, such redemption occurs on or after July 15, 2022, in which case no such make-whole premium will apply.  At December 31, 2013, the aggregate outstanding principal amount of the 2.5% Senior Notes and the 3.8% Senior Notes was $750 million each.

ADDCL Credit Facilities—ADDCL has a senior secured credit facility, comprised of Tranche A for $215 million and Tranche C for $399 million, under a bank credit agreement dated June 2, 2008 that is scheduled to expire in December 2017 (the “ADDCL Primary Loan Facility”).  Unaffiliated financial institutions provide the commitment for and borrowings under Tranche A, and one of our subsidiaries provides the commitment for Tranche C.  Tranche A bears interest at LIBOR plus the applicable margin of 0.725 percent.  Tranche A requires semi-annual installments of principal and interest.  The ADDCL Primary Loan Facility contains various covenants, including requirements that ADDCL maintain certain cash balances to service the debt and limit its ability to incur additional indebtedness, to acquire assets, or to make distributions or other payments.  At December 31, 2013, $135 million was outstanding under Tranche A at a weighted-average interest rate of 0.89 percent.  At December 31, 2013, $399 million was outstanding under Tranche C, which was eliminated in consolidation.

Borrowings under the ADDCL Primary Loan Facility are secured by the Ultra-Deepwater Floater Discoverer Luanda.  At December 31, 2013 and 2012, the carrying amount of Discoverer Luanda was $748 million and $786 million, respectively.

ADDCL also has a $90 million secondary credit facility, established under a bank credit agreement dated June 2, 2008 that is scheduled to expire in December 2015 (the “ADDCL Secondary Loan Facility” and together with the ADDCL Primary Loan Facility, the “ADDCL Credit Facilities”).  One of our subsidiaries provides 65 percent of the total commitment under the ADDCL Secondary Loan Facility.  The facility bears interest at LIBOR plus the applicable margin, ranging from 3.125 percent to 5.125 percent, depending on certain milestones.  Borrowings under the ADDCL Secondary Loan Facility are subject to acceleration by the unaffiliated financial institution upon the occurrence of certain events of default, including if our Debt Rating falls below investment grade.  The ADDCL Secondary Loan Facility is payable in full in December 2015, and it may be prepaid in whole or in part without premium or penalty.  At December 31, 2013, $80 million was outstanding under the ADDCL Secondary Loan Facility, of which $52 million was provided by one of our subsidiaries and has been eliminated in consolidation.  The weighted-average interest rate on December 31, 2013 was 3.3 percent.

ADDCL is required to maintain certain cash balances in restricted accounts for the payment of the scheduled installments on the ADDCL Credit Facilities.  At December 31, 2013 and 2012, ADDCL had restricted cash investments of $20 million and $19 million, respectively.  See Note 27—Subsequent Events.

Eksportfinans Loans—We have borrowings outstanding under the Loan Agreement dated September 12, 2008 (“Eksportfinans Loan A”) and under the Loan Agreement dated November 18, 2008 (“Eksportfinans Loan B,” and together with Eksportfinans Loan A, the “Eksportfinans Loans”).  The Eksportfinans Loans bear interest at a fixed rate of 4.15 percent and require semi-annual installments of principal and interest through September 2017 and January 2018 for Eksportfinans Loan A and Eksportfinans Loan B, respectively.  At December 31, 2013, $280 million and $314 million principal amount were outstanding under Eksportfinans Loan A and Eksportfinans Loan B, respectively.

The Eksportfinans Loans require cash collateral to remain on deposit at a financial institution through expiration (the “Eksportfinans Restricted Cash Investments”).  The Eksportfinans Restricted Cash Investments bear interest at a fixed rate of 4.15 percent with semi-annual installments that correspond with those of the Eksportfinans Loans.  At December 31, 2013 and 2012, the aggregate principal amount of the Eksportfinans Restricted Cash Investments was $594 million and $801 million, respectively.

7.375% Senior Notes—In March 2002, we issued $247 million principal amount of our 7.375% Senior Notes due April 2018 (the “7.375% Senior Notes”).  The indenture pursuant to which the 7.375% Senior Notes were issued contains restrictions on creating liens, engaging in sale/leaseback transactions and engaging in merger, consolidation or reorganization transactions.  At December 31, 2013, the aggregate outstanding principal amount of the 7.375% Senior Notes was $247 million.

TPDI Notes—We previously issued promissory notes (the “TPDI Notes”), which were payable to our former partner and TPDI’s former other shareholder with maturities through October 2019.  On May 31, 2012, we extinguished the aggregate principal amount of $148 million and accrued and unpaid interest of $16 million associated with the TPDI Notes with a corresponding adjustment to additional paid-in capital.  See Note 16—Redeemable Noncontrolling Interest.

7.45% Notes and 8% Debentures—In April 1997, a predecessor of Transocean Inc. issued $100 million aggregate principal amount of 7.45% Notes due April 2027 (the “7.45% Notes”) and $200 million aggregate principal amount of 8% Debentures due April 2027 (the “8% Debentures”).  The indenture pursuant to which the 7.45% Notes and the 8% Debentures were issued contains restrictions on creating liens, engaging in sale/leaseback transactions and engaging in merger, consolidation or reorganization transactions.  The 7.45% Notes and the 8% Debentures are redeemable at any time at our option subject to a make-whole premium.  At December 31, 2013, the aggregate outstanding principal amount of the 7.45% Notes and the 8% Debentures was $100 million and $57 million, respectively.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capital lease contract—In August 2009, we accepted delivery of Petrobras 10000, an asset held under capital lease, and we recorded $716 million to property and equipment, net and a corresponding increase to long-term debt.  The capital lease contract has an implicit interest rate of 7.8 percent and requires scheduled monthly payments of $6 million through August 2029, after which we will have the right and obligation to acquire the drillship from the lessor for one dollar.  See Note 15—Commitments and Contingencies.

7.5% Notes—In April 2001, we issued $600 million aggregate principal amount of 7.5% Notes due April 2031 (the “7.5% Notes”).  The indenture pursuant to which the notes were issued contains restrictions on creating liens, engaging in sale/leaseback transactions and engaging in merger, consolidation or reorganization transactions.  At December 31, 2013, the aggregate outstanding principal amount of the 7.5% Notes was $600 million.

1.50% Series B Convertible Senior Notes and 1.50% Series C Convertible Senior Notes—In December 2007, we issued $2.2 billion aggregate principal amount of 1.50% Series B Convertible Senior Notes due December 2037 (the “Series B Convertible Senior Notes”) and $2.2 billion aggregate principal amount of 1.50% Series C Convertible Senior Notes due December 2037 (the “Series C Convertible Senior Notes” and, together with the Series B Convertible Series Notes, the “Convertible Senior Notes”).  On December 14, 2012, holders of the Series C Convertible Senior Notes had the option to require us to repurchase all or any part of such holders’ notes.  As a result, we were required to repurchase an aggregate principal amount of $1.7 billion of the Series C Convertible Senior Notes for an aggregate cash payment of $1.7 billion.

In the years ended December 31, 2013, 2012 and 2011, interest expense for our Convertible Senior Notes, excluding amortization of debt issue costs, was less than $1 million, $84 million and $162 million, respectively.  At December 31, 2012, the aggregate carrying amount of the 1.50% Series C Convertible Senior Notes included a liability component and an equity component of $62 million and $10 million, respectively.  In February 2013, we redeemed the remaining $62 million aggregate principal amount of the Series C Convertible Senior Notes for an aggregate cash payment of $62 million.

Note 13—Derivatives and Hedging

Derivatives designated as hedging instruments—We had interest rate swaps, which were designated and qualified as fair value hedges, to reduce our exposure to changes in the fair values of the 5% Notes due February 2013, the 5.25% Senior Notes due March 2013 and the 4.95% Senior Notes due November 2015.  In February and March 2013, the interest rate swaps designated as hedges of the 5% Notes and the 5.25% Senior Notes, respectively, expired.  In June 2012, we terminated the interest rate swaps designated as hedges of the 4.95% Senior Notes due November 2015 and, in the year ended December 31, 2012, we received an aggregate net cash payment of $23 million.

We also had interest rate swaps, which were designated and qualified as a cash flow hedge, to reduce the variability of cash interest payments associated with the variable-rate borrowings under the TPDI Credit Facilities.  In June 2013, we repaid the borrowings under the TPDI Credit Facilities, and we terminated these interest rate swaps.  In connection with the termination, we made a net cash payment of $22 million, and we reclassified $9 million from accumulated other comprehensive loss to other expense, net.

Additionally, we had cross-currency interest rate swaps, which were designated and qualified as a cash flow hedge, to reduce the variability of cash interest payments and the final cash principal payment associated with the 11% Callable Bonds resulting from the changes in the U.S. dollar to Norwegian krone exchange rate.  In March 2013, in connection with our redemption of the 11% Callable Bonds, we terminated these cross-currency interest rate swaps and the related security agreement with respect to the Harsh Environment Ultra-Deepwater Floaters Transocean Spitsbergen and Transocean Barents.  As a result of the termination, we made a cash payment of $128 million and received a cash payment of NOK 705 million, which we applied to the redemption of the 11% Callable Bonds, and we reclassified $5 million from accumulated other comprehensive loss to other expense, net.

The effect on our consolidated statements of operations resulting from changes in the fair values of derivatives designated as cash flow hedges was as follows (in millions):

		Years ended December 31,
	Statement of operations classification	2013	2012	2011
Loss associated with effective portion	Interest expense, net of amounts capitalized	$(4)	$(5)	$(11)
Gain associated with effective portion	Other, net	—	6	—
Loss associated with terminations	Other, net	(14)	—	—

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The balance sheet classification and aggregate carrying amount of our derivatives designated as hedging instruments, measured at fair value, were as follows (in millions):

		December 31,
	Balance sheet classification	2013	2012
Interest rate swaps, fair value hedges	Other current assets	$—	$6
Interest rate swaps, cash flow hedges	Other long-term liabilities	—	13
Cross-currency swaps, cash flow hedges	Other current assets	—	1
Cross-currency swaps, cash flow hedges	Other assets	—	1

Derivatives not designated as hedging instruments—In connection with our acquisition of Aker Drilling, we assumed certain derivatives not designated as hedging instruments.  In the years ended December 31, 2012 and 2011, we terminated these interest rate swaps not designated as hedging instruments and made aggregate cash payments of $14 million and $15 million, respectively.

Additionally, in August 2011, in connection with our acquisition of Aker Drilling, we entered into a forward exchange contract, which was not designated and did not qualify as a hedging instrument for accounting purposes, in order to offset the variability in the cash flows resulting from fluctuations in the U.S. dollar to Norwegian krone exchange rate.  The forward exchange contract had aggregate notional amounts requiring us to pay $1.1 billion in exchange for receiving NOK 6.1 billion, representing an exchange rate of $1.00 to NOK 5.40.  On September 28, 2011, we settled the full amount of the forward exchange contract and made a net cash payment of $78 million.

In connection with our sale transactions with Shelf Drilling, we received non-cash proceeds in the form of preference shares with a stated value of $195 million.  The preference shares contain two embedded derivatives, which were not designated and did not qualify as hedging instruments for accounting purposes.  At December 31, 2012, the embedded derivatives not designated as hedging instruments had an aggregate carrying amount of $2 million, recorded in other long-term liabilities.  In June 2013, we completed the sale of the preference shares with the embedded derivatives.  See Note 7—Discontinued Operations.

The effect on our consolidated statements of operations resulting from changes in the fair values of derivatives not designated as hedging instruments was as follows (in millions):

		Years ended December 31,
	Statement of operations classification	2013	2012	2011
Loss associated with undesignated interest rate swaps	Interest expense, net of amounts capitalized	$—	$(1)	$—
Loss associated with undesignated forward exchange contract	Other, net	—	—	(78)

Note 14—Postemployment Benefit Plans

Defined benefit pension plans and other postretirement employee benefit plans

Overview—We maintain a single qualified defined benefit pension plan in the U.S. (the “U.S. Plan”) covering substantially all U.S. employees.  We also maintain a funded supplemental benefit plan (the “Supplemental Plan”) that offers benefits to certain employees that are ineligible for benefits under the U.S. Plan and two unfunded supplemental benefit plans (the “Other Supplemental Plans”) that provide certain eligible employees with benefits in excess of those allowed under the U.S. Plan.  Additionally, we maintain two funded and two unfunded defined benefit plans (collectively, the “Frozen Plans”) that we assumed in connection with our mergers with GlobalSantaFe and R&B Falcon Corporation, all of which were frozen prior to the respective mergers and for which benefits no longer accrue but the pension obligations have not been fully distributed.  We refer to the U.S. Plan, the Supplemental Plan, the Other Supplemental Plans and the Frozen Plans, collectively, as the “U.S. Plans.”

We maintain a defined benefit plan in the U.K. (the “U.K. Plan”) covering certain current and former employees in the U.K.  We also provide seven funded defined benefit plans, primarily group pension schemes with life insurance companies, three of which we assumed in connection with our acquisition of Aker Drilling, and two unfunded plans covering our eligible Norway employees and former employees (the “Norway Plans”).  We also maintain unfunded defined benefit plans (the “Other Plans”) that provide retirement and severance benefits for certain of our Indonesian, Nigerian and Egyptian employees.  We refer to the U.K. Plan, the Norway Plans and the Other Plans, collectively, as the “Non-U.S. Plans.”

We refer to the U.S. Plans and the Non-U.S. Plans, collectively, as the “Transocean Plans”.  Additionally, we have several unfunded contributory and noncontributory other postretirement employee benefit plans (the “OPEB Plans”) covering substantially all of our U.S. employees.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Assumptions—We estimated our benefit obligations using the following weighted-average assumptions:

	December 31, 2013			December 31, 2012
	U.S. Plans	Non-U.S. Plans	OPEB Plans	U.S. Plans	Non-U.S. Plans	OPEB Plans
Discount rate	5.01%	4.92%	4.54%	4.19%	5.37%	3.63%
Compensation trend rate	4.24%	4.57%	n/a	4.21%	4.38%	n/a

We estimated our net periodic benefit costs using the following weighted-average assumptions:

	Year ended December 31, 2013			Year ended December 31, 2012			Year ended December 31, 2011
	U.S. Plans	Non-U.S. Plans	OPEB Plans	U.S. Plans	Non-U.S. Plans	OPEB Plans	U.S. Plans	Non-U.S. Plans	OPEB Plans
Discount rate	4.19%	5.13%	3.39%	4.67%	5.43%	4.27%	5.49%	5.73%	4.94%
Expected rate of return	7.48%	5.79%	n/a	7.47%	6.07%	n/a	8.49%	6.42%	n/a
Compensation trend rate	4.22%	4.21%	n/a	4.22%	4.61%	n/a	4.24%	4.62%	n/a
Health care cost trend rate
-initial	n/a	n/a	8.07%	n/a	n/a	8.08%	n/a	n/a	8.08%
-ultimate	n/a	n/a	5.00%	n/a	n/a	5.00%	n/a	n/a	5.00%
-ultimate year	n/a	n/a	2020	n/a	n/a	2019	n/a	n/a	2018
____________________________________
“n/a” means not applicable.

Funded status—The changes in projected benefit obligation, plan assets and funded status and the amounts recognized on our consolidated balance sheets were as follows (in millions):

	Year ended December 31, 2013				Year ended December 31, 2012
	U.S. Plans	Non-U.S. Plans	OPEB Plans	Total	U.S. Plans	Non-U.S. Plans	OPEB Plans	Total
Change in projected benefit obligation
Projected benefit obligation, beginning of period	$1,452	$499	$58	$2,009	$1,260	$447	$53	$1,760
Actuarial (gains) losses, net	(147)	55	(7)	(99)	128	(15)	4	117
Service cost	55	27	1	83	49	31	1	81
Interest cost	63	25	2	90	59	24	2	85
Currency exchange rate changes	—	(11)	—	(11)	—	19	—	19
Benefits paid	(45)	(28)	(3)	(76)	(45)	(23)	(3)	(71)
Participant contributions	—	2	2	4	—	2	1	3
Special termination benefits	1	—	—	1	1	—	—	1
Settlements and curtailments	1	4	—	5	—	14	—	14
Projected benefit obligation, end of period	1,380	573	53	2,006	1,452	499	58	2,009

Change in plan assets
Fair value of plan assets, beginning of period	948	422	—	1,370	769	351	—	1,120
Actual return on plan assets	149	45	—	194	116	28	—	144
Currency exchange rate changes	—	(10)	—	(10)	—	15	—	15
Employer contributions	64	50	1	115	108	49	2	159
Participant contributions	—	2	2	4	—	2	1	3
Benefits paid	(45)	(28)	(3)	(76)	(45)	(23)	(3)	(71)
Fair value of plan assets, end of period	1,116	481	—	1,597	948	422	—	1,370

Funded status, end of period	$(264)	$(92)	$(53)	$(409)	$(504)	$(77)	$(58)	$(639)

Balance sheet classification, end of period:
Pension asset, non-current	$—	$8	$—	$8	$—	$3	$—	$3
Accrued pension liability, current	(2)	(23)	(4)	(29)	(3)	(24)	(3)	(30)
Accrued pension liability, non-current	(262)	(77)	(49)	(388)	(501)	(56)	(55)	(612)
Accumulated other comprehensive income (loss) (a)	(198)	(114)	1	(311)	(469)	(80)	(6)	(555)
____________________________________
(a)	Amounts are before income tax effect.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The aggregate projected benefit obligation and fair value of plan assets for plans with a projected benefit obligation in excess of plan assets were as follows (in millions):

	December 31, 2013				December 31, 2012
	U.S. Plans	Non-U.S. Plans	OPEB Plans	Total	U.S. Plans	Non-U.S. Plans	OPEB Plans	Total
Projected benefit obligation	$1,380	$573	$53	$2,006	$1,452	$482	$58	$1,992
Fair value of plan assets	1,116	481	—	1,597	948	404	—	1,352

The accumulated benefit obligation for all defined benefit pension plans was $1.7 billion at December 31, 2013 and 2012.  The aggregate accumulated benefit obligation and fair value of plan assets for plans with an accumulated benefit obligation in excess of plan assets were as follows (in millions):

	December 31, 2013				December 31, 2012
	U.S. Plans	Non-U.S. Plans	OPEB Plans	Total	U.S. Plans	Non-U.S. Plans	OPEB Plans	Total
Accumulated benefit obligation	$1,210	$374	$53	$1,637	$1,255	$335	$58	$1,648
Fair value of plan assets	1,116	351	—	1,467	948	298	—	1,246

Plan assets—We periodically review our investment policies, plan assets and asset allocation strategies to evaluate performance relative to specified objectives.  In determining our asset allocation strategies for the U.S. Plans, we review the results of regression models to assess the most appropriate target allocation for each plan, given the plan’s status, demographics and duration.  For the U.K. Plans, the plan trustees establish the asset allocation strategies consistent with the regulations of the U.K. pension regulators and in consultation with financial advisors and company representatives.  Investment managers for the U.S. Plans and the U.K. Plan are given established ranges within which the investments may deviate from the target allocations.  For the Norway Plans, we establish minimum rates of return under the terms of investment contracts with insurance companies.

As of December 31, 2013 and 2012, the weighted-average target and actual allocations of the investments for our funded Transocean Plans were as follows:

	December 31, 2013				December 31, 2012
	Target allocation		Actual allocation		Target allocation		Actual allocation
	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans
Equity securities	63%	51%	68%	53%	65%	49%	64%	49%
Fixed income securities	37%	15%	32%	17%	35%	14%	36%	17%
Other investments	—	34%	—	30%	—	37%	—	34%
Total	100%	100%	100%	100%	100%	100%	100%	100%

As of December 31, 2013, the investments for our funded Transocean Plans were categorized as follows (in millions):

	December 31, 2013
	Significant observable inputs			Significant other observable inputs			Total
	U.S. Plans	Non-U.S. Plans	Transocean Plans	U.S. Plans	Non-U.S. Plans	Transocean Plans	U.S. Plans	Non-U.S. Plans	Transocean Plans
Mutual funds
U.S. equity funds	$610	$—	$610	$—	$43	$43	$610	$43	$653
Non-U.S. equity funds	142	—	142	3	208	211	145	208	353
Bond funds	357	—	357	—	83	83	357	83	440
Total mutual funds	1,109	—	1,109	3	334	337	1,112	334	1,446

Other investments
Cash and money market funds	5	1	6	—	—	—	5	1	6
Property collective trusts	—	—	—	—	15	15	—	15	15
Investment contracts	—	—	—	—	130	130	—	130	130
Total other investments	5	1	6	—	145	145	5	146	151

Total investments	$1,114	$1	$1,115	$3	$479	$482	$1,117	$480	$1,597

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2012, the investments for our funded Transocean Plans were categorized as follows (in millions):

	December 31, 2012
	Significant observable inputs			Significant other observable inputs			Total
	U.S. Plans	Non-U.S. Plans	Transocean Plans	U.S. Plans	Non-U.S. Plans	Transocean Plans	U.S. Plans	Non-U.S. Plans	Transocean Plans
Mutual funds
U.S. equity funds	$525	$—	$525	$—	$32	$32	$525	$32	$557
Non-U.S. equity funds	120	—	120	3	176	179	123	176	299
Bond funds	296	—	296	—	73	73	296	73	369
Total mutual funds	941	—	941	3	281	284	944	281	1,225

Other investments
Cash and money market funds	4	2	6	—	6	6	4	8	12
Property collective trusts	—	—	—	—	8	8	—	8	8
Investment contracts	—	—	—	—	125	125	—	125	125
Total other investments	4	2	6	—	139	139	4	141	145

Total investments	$945	$2	$947	$3	$420	$423	$948	$422	$1,370

The U.S. Plans and the U.K. Plan invest primarily in passively managed funds that reference market indices.  The funded Norway Plans are subject to contractual terms under selected insurance programs.  Each plan’s investment managers have discretion to select the securities held within each asset category.  Given this discretion, the managers may occasionally invest in our debt or equity securities, and may hold either long or short positions in such securities.  As the plan investment managers are required to maintain well diversified portfolios, the actual investment in our securities would be immaterial relative to asset categories and the overall plan assets.

Net periodic benefit costs—Net periodic benefit costs, before tax, included the following components (in millions):

	Year ended December 31, 2013			Year ended December 31, 2012			Year ended December 31, 2011
	U.S. Plans	Non-U.S. Plans	Transocean Plans	U.S. Plans	Non-U.S. Plans	Transocean Plans	U.S. Plans	Non-U.S. Plans	Transocean Plans
Service cost	$55	$27	$82	$49	$31	$80	$43	$21	$64
Interest cost	63	25	88	59	24	83	58	22	80
Expected return on plan assets	(70)	(25)	(95)	(62)	(22)	(84)	(63)	(23)	(86)
Settlements and curtailments	2	3	5	3	19	22	2	1	3
Special termination benefits	1	—	1	1	—	1	—	—	—
Actuarial losses, net	45	3	48	41	4	45	23	4	27
Prior service cost, net	(1)	1	—	(2)	1	(1)	(1)	—	(1)
Net periodic benefit costs	$95	$34	$129	$89	$57	$146	$62	$25	$87

For the OPEB Plans, the combined components of net periodic benefit costs, including service cost, interest cost, recognized net actuarial losses, prior service cost amortization and special termination benefits were $3 million, $3 million and $1 million in the years ended December 31, 2013, 2012 and 2011, respectively.

The following table presents the amounts in accumulated other comprehensive income, before tax, that have not been recognized as components of net periodic benefit costs (in millions):

	December 31, 2013				December 31, 2012
	U.S. Plans	Non-U.S. Plans	OPEB Plans	Total	U.S. Plans	Non-U.S. Plans	OPEB Plans	Total
Actuarial loss, net	$205	$116	$1	$322	$477	$80	$8	$565
Prior service cost, net	(7)	—	(2)	(9)	(8)	—	(2)	(10)
Transition obligation, net	—	(2)	—	(2)	—	—	—	—
Total	$198	$114	$(1)	$311	$469	$80	$6	$555

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents the amounts in accumulated other comprehensive income expected to be recognized as components of net periodic benefit costs during the year ending December 31, 2014 (in millions):

	Year ending December 31, 2014
	U.S. Plans	Non-U.S. Plans	OPEB Plans	Total
Actuarial loss, net	$20	$5	$—	$25
Prior service cost, net	(1)	—	(1)	(2)
Transition obligation, net	—	—	—	—
Total amount expected to be recognized	$19	$5	$(1)	$23

Funding contributions—In the years ended December 31, 2013, 2012 and 2011, we contributed $115 million, $159 million and $103 million, respectively, to the Transocean Plans and the OPEB Plans using our cash flows from operations.  For the year ending December 31, 2014, we expect to contribute $69 million to the Transocean Plans, and we expect to fund benefit payments of approximately $3 million for the OPEB Plans as costs are incurred.

Benefit payments—The following were the projected benefits payments (in millions):

	U.S. Plans	Non-U.S. Plans	OPEB Plans	Total
Years ending December 31,
2014	$48	$22	$3	$73
2015	52	11	4	67
2016	57	11	4	72
2017	63	11	4	78
2018	67	13	4	84
2019-2023	420	86	21	527

Defined contribution plans

We sponsor two defined contribution plans, including (1) one qualified defined contribution savings plan covering certain employees working in the U.S. (the “U.S. Savings Plan”) and (2) one defined contribution savings plan covering certain employees working outside the U.S. (the “Non-U.S. Savings Plan”).

For the U.S. Savings Plan, we make a matching contribution of up to 6.0 percent of each participant’s base salary based on the participant’s contribution to the plan.  For the Non-U.S. Savings Plan, in addition to a matching contribution of up to 6.0 percent of each participant’s base salary based on the participant’s contribution to the plans, we contribute between 4.5 percent and 6.5 percent of each participant’s base salary, based on the participant’s years of eligible service.  In the years ended December 31, 2013, 2012 and 2011, we recognized expense of $88 million, $85 million and $82 million, respectively, related to our defined contribution plans.

One-time termination benefit plans

During the year ended December 31, 2013, we committed to a plan to improve the organizational efficiency of our shore-based support activities worldwide.  In connection with this initiative, we established certain one-time termination benefit plans for shore-based employees in the U.S. and the U.K. and for expatriate resident employees worldwide that were or are expected to be involuntarily terminated during the period from May 2013 through December 2014.  The plans generally offer affected individuals a lump sum benefit payment equivalent to between four weeks and 52 weeks of the employee’s weekly base salary, calculated based on the employee’s annual base salary and years of service with additional amounts paid to those employees that would otherwise have been eligible for a bonus payment under our annual incentive program, and allowed for early retirement and immediate vesting for qualifying individuals under our defined benefit plans and other postretirement employee benefit plans.

In the year ended December 31, 2013, we recognized expense of $32 million, associated with severance-related costs under these one-time termination benefit plans.  In the year ended December 31, 2013, we made payments of $21 million for involuntary terminations under these plans.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15—Commitments and Contingencies

Lease obligations

We have operating lease obligations expiring at various dates, principally for real estate, office space and office equipment.  In the years ended December 31, 2013, 2012 and 2011, our rental expense for all operating leases, including operating leases with terms of less than one year, was approximately $128 million, $97 million and $169 million, respectively.

We also have a capital lease obligation, which is due to expire in August 2029.  In each of the years ended December 31, 2013, 2012 and 2011, depreciation expense associated with Petrobras 10000, the asset held under capital lease, was $20 million.  At December 31, 2013 and 2012, the aggregate carrying amount of this asset held under capital lease was as follows (in millions):

	December 31,
	2013	2012
Property and equipment, cost	$752	$745
Accumulated depreciation	(84)	(64)
Property and equipment, net	$668	$681

As of December 31, 2013, the aggregate future minimum rental payments related to our non-cancellable operating leases and the capital lease were as follows (in millions):

	Capital lease	Operating leases
Years ending December 31,
2014	$66	$25
2015	71	25
2016	72	20
2017	72	11
2018	72	10
Thereafter	765	87
Total future minimum rental payment	1,118	$178
Less amount representing imputed interest	(481)
Present value of future minimum rental payments under capital leases	637
Less current portion included in debt due within one year	(20)
Long-term capital lease obligation	$617

Purchase obligations

At December 31, 2013, the aggregate future payments required under our purchase obligations, primarily related to our newbuilds, were as follows (in millions):

Purchase obligations
Years ending December 31,
2014	$1,691
2015	861
2016	1,649
2017	353
Total	$4,554

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Macondo well incident settlement obligations

Overview—On April 22, 2010, the Ultra-Deepwater Floater Deepwater Horizon sank after a blowout of the Macondo well caused a fire and explosion on the rig.  Eleven persons were declared dead and others were injured as a result of the incident.  At the time of the explosion, Deepwater Horizon was located approximately 41 miles off the coast of Louisiana in Mississippi Canyon Block 252 and was contracted to an affiliate of BP plc. (together with its affiliates, “BP”).

On January 3, 2013, we reached an agreement with the U.S. Department of Justice (“DOJ”) to resolve certain outstanding civil and potential criminal charges against us arising from the Macondo well incident.  As part of this resolution, we agreed to a guilty plea (“Plea Agreement”) and a civil consent decree (“Consent Decree”) by which, among other things, we agreed to pay $1.4 billion in fines, recoveries and civil penalties, excluding interest, in scheduled payments through February 2017.

In the year ended December 31, 2013, we made an aggregate cash payment of $160 million in satisfaction of amounts due under the Plea Agreement, including $100 million for the payment of the criminal fine, $58 million for the initial payment to the National Fish and Wildlife Foundation and $2 million for the initial payment to the National Academy of Sciences.  In the year ended December 31, 2013, we paid $404 million, including interest at a rate of 2.15 percent, in satisfaction of amounts due under the Consent Decree.  At December 31, 2013, the aggregate future payments required under our outstanding settlement obligations under the Plea Agreement and the Consent Decree, excluding interest, were as follows (in millions):

	Plea Agreement	Consent Decree	Settlement obligations
Years ending December 31,
2014	$60	$400	$460
2015	60	200	260
2016	60	—	60
2017	60	—	60
Total settlement obligations	$240	$600	$840

The resolution with the DOJ of such civil and potential criminal claims did not include potential claims arising from the False Claims Act investigation.  As part of the settlement discussions, however, we inquired whether the U.S. intends to pursue any actions under the False Claims Act as discussed below.  In response, the DOJ sent us a letter stating that the Civil Division of the DOJ, based on facts then known, was no longer pursuing any investigation or claims, and did not have any present intention to pursue any investigation or claims, under the False Claims Act against the various Transocean entities for their involvement in the Macondo well incident.

We also agreed that payments made pursuant to the Plea Agreement or the Consent Decree are not deductible for tax purposes and that payments made pursuant to the Consent Decree are not to be used as a basis for indemnity or reimbursement from BP or other non-insurer defendants named in the complaint by the U.S.

Plea Agreement—Pursuant to the Plea Agreement, which was accepted by the court on February 14, 2013, one of our subsidiaries pled guilty to one misdemeanor count of negligently discharging oil into the U.S. Gulf of Mexico, in violation of the Clean Water Act (“CWA”).  We agreed to pay a criminal fine of $100 million and to consent to the entry of an order requiring us to pay a total of $150 million to the National Fish & Wildlife Foundation and $150 million to the National Academy of Sciences.

Our subsidiary also agreed to be subject to probation through February 2018.  The DOJ agreed, subject to the provisions of the Plea Agreement, not to further prosecute us for certain conduct generally regarding matters under investigation by the DOJ’s Deepwater Horizon Task Force.  In addition, we agreed to continue to cooperate with the Deepwater Horizon Task Force in any ongoing investigation related to or arising from the accident.

Consent Decree—Pursuant to the Consent Decree, which was approved by the court on February 19, 2013, we agreed to take specified actions relating to operations in U.S. waters, including, among other things, the design and implementation of, and compliance with, additional systems and procedures; blowout preventer certification and reports; measures to strengthen well control competencies, drilling monitoring, recordkeeping, incident reporting, risk management and oil spill training, exercises and response planning; communication with operators; alarm systems; transparency and responsibility for matters relating to the Consent Decree; and technology innovation, with a first emphasis on more efficient, reliable blowout preventers.  We agreed to submit a performance plan (the “Performance Plan”) for approval by the DOJ within 120 days after the date of entry of the Consent Decree.  On June 14, 2013, we submitted our proposed Performance Plan, containing among other required items, interim milestones for actions in specified areas and a proposed schedule for reports required under the Consent Decree.

The Consent Decree also provides for the appointment of (i) an independent auditor to review, audit and report on our compliance with the injunctive provisions of the Consent Decree and (ii) an independent process safety consultant to review, report on and assist with respect to the process safety aspects of the Consent Decree, including operational risk identification and risk management.  The Consent Decree requires certain plans, reports and submissions be made and be acceptable to the U.S. and also requires certain publicly available filings.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Under the terms of the Consent Decree, the U.S. agreed not to sue Transocean Ltd. and certain of our subsidiaries and certain related individuals for civil or administrative penalties for the Macondo well incident under specified provisions of the CWA, the Outer Continental Shelf Lands Act (“OSCLA”), the Endangered Species Act, the Marine Mammal Protection Act, the National Marine Sanctuaries Act, the federal Oil and Gas Royalty Management Act, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Emergency Planning and Community Right to Know Act and the Clean Air Act.  In addition, the Consent Decree resolved our appeal of the incidents of noncompliance under the OSCLA issued by the Bureau of Safety and Environmental Enforcement (“BSEE”) on October 12, 2011 without any admission of liability by us, and we subsequently dismissed our appeal.

The Consent Decree did not resolve the rights of the U.S. with respect to all other matters, including certain liabilities under the Oil Pollution Act of 1990 (the “OPA”) for removal costs or resulting from a natural resources damages assessment (“NRDA”).  However, the district court previously held that we are not liable under the OPA for damages caused by subsurface discharge from the Macondo well.  If this ruling is upheld on appeal, our NRDA liability would be limited to any such damages arising from the above-surface discharge.  The court has not yet ruled whether we could be liable for removal costs to the U.S. or any state or local government as an operator of the Macondo well.

We may request termination of the Consent Decree after we have: (i) completed timely the civil penalty payment requirements of the Consent Decree; (ii) operated under a fully approved Performance Plan required under the Consent Decree through a five-year performance period ending February 2017; (iii) complied with the terms of the Performance Plan and certain provisions of the Consent Decree, generally relating to a framework and outline of measures to improve performance, for at least 12 consecutive months prior to seeking termination; and (iv) complied with the other requirements of the Consent Decree, including payment of any stipulated penalties and compliant reporting.

EPA Agreement—On February 25, 2013, we and the U.S. Environmental Protection Agency (“EPA”) entered into an administrative agreement (the “EPA Agreement”), which has a five-year term.  The EPA Agreement resolved all matters relating to suspension, debarment and statutory disqualification arising from the matters contemplated by the Plea Agreement.  Subject to our compliance with the terms of the EPA Agreement, the EPA agreed that it will not suspend, debar or statutorily disqualify us and will lift any existing suspension, debarment or statutory disqualification.

In the EPA Agreement, we agreed to, among other things, (1) comply with our obligations under the Plea Agreement and the Consent Decree; (2) continue the implementation of certain programs and systems, including the scheduled revision of our environmental management system and maintenance of certain compliance and ethics programs; (3) comply with certain employment and contracting procedures; (4) engage independent compliance auditors and a process safety consultant to, among other things, assess and report to the EPA on our compliance with the terms of the Plea Agreement, the Consent Decree and the EPA Agreement; and (5) give reports and notices with respect to various matters, including those relating to compliance, misconduct, legal proceedings, audit reports, the EPA Agreement, the Consent Decree and the Plea Agreement.  Subject to certain exceptions, the EPA Agreement prohibits us from entering into, extending or engaging in certain business relationships with individuals or entities that are debarred, suspended, proposed for debarment or similarly restricted, including affiliates of BP.

Macondo well incident contingencies

Overview—We have recognized a liability for estimated loss contingencies associated with litigation and investigations resulting from the incident that we believe are probable and for which a reasonable estimate can be made.  At December 31, 2013 and 2012, the liability for estimated loss contingencies that we believe are probable and for which a reasonable estimate can be made was $464 million and $1.9 billion, respectively, recorded in other current liabilities.  The litigation and investigations also give rise to certain loss contingencies that we believe are either reasonably possible or probable but for which we do not believe a reasonable estimate can be made.  Although we have not recognized a liability for such loss contingencies, these contingencies could result in liabilities that we ultimately recognize.

We have also recognized an asset associated with the portion of our estimated losses, primarily related to the personal injury and fatality claims of our crew and vendors, that we believe is probable of recovery from insurance.  At December 31, 2013 and 2012, the insurance recoverable asset was $10 million and $153 million, respectively, recorded in other assets.  Although we have available policy limits that could result in additional amounts recoverable from insurance, recovery of such additional amounts is not probable and we are not currently able to estimate such amounts (see “—Insurance coverage”).  Our estimates involve a significant amount of judgment.  As a result of new information or future developments, we may increase our estimated loss contingencies arising out of the Macondo well incident or reduce our estimated recoveries from insurance, and the resulting losses could have a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.

Multidistrict litigation proceeding—Many of the Macondo well related claims are pending in the U.S. District Court, Eastern District of Louisiana (the “MDL Court”).  In March 2012, BP and the Plaintiff’s Steering Committee (the “PSC”) announced that they had agreed to a partial settlement related primarily to private party environmental and economic loss claims as well as response effort related claims (the “BP/PSC Settlement”).  The BP/PSC Settlement agreement provides that (a) to the extent permitted by law, BP will assign to the settlement class certain of BP’s claims, rights and recoveries against us for damages with protections such that the settlement class is barred from collecting any amounts from us unless it is finally determined that we cannot recover such amounts from BP, and (b) the settlement class releases all claims for compensatory damages against us but purports to retain claims for punitive damages against us.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On December 21, 2012, the MDL Court granted final approval of the economic and property damage class settlement between BP and the PSC.  Various parties who objected to the BP/PSC Settlement have filed appeals in the Fifth Circuit Court of Appeals challenging the MDL Court’s final approval of the BP/PSC Settlement.  BP filed appeals in the Fifth Circuit Court of Appeals challenging the manner in which the BP/PSC Settlement has been interpreted by the MDL Court with respect to business economic loss claims (“BEL Claims”).  In these appeals, BP argues that, if the MDL Court’s interpretation of the settlement with respect to BEL Claims is not overturned, the entire BP/PSC Settlement is invalid and should not have been approved.  On October 2, 2013, a panel of the Fifth Circuit Court of Appeals issued an opinion questioning the manner in which the settlement had been interpreted with respect to BEL Claims.  On December 2, 2013, the panel ordered a temporary halt to certain of the BEL Claims pending further proceedings in the MDL Court.

In December 2012, in response to the BP/PSC Settlement, we filed three motions seeking partial summary judgment on various claims, including punitive damages claims.  If successful, these motions would eliminate or reduce our exposure to punitive damages.  The MDL Court has not ruled on these motions.

In May 2013, we filed a motion seeking partial summary judgment on claims asserted by BP against us seeking damages from loss of the well and for source-control and cleanup costs (the “Direct Damages” claims).  The Direct Damages claims are included in the claims BP assigned to the economic and property damages settlement class.  The motion argues that BP released the Direct Damages claims in its contract with us and that the release is enforceable even if we are found grossly negligent.  Some courts have held that such agreements will not be enforced if the defendant is found grossly negligent.  The MDL Court has not ruled on this motion.

The first phase of the trial began on February 25, 2013 and testimony concluded on April 17, 2013.  This phase addressed fault issues, including negligence, gross negligence, or other bases of liability of the various defendants with respect to the cause of the blowout and the initiation of the oil spill, as well as limitation of liability issues.  In June and July 2013, the parties filed post-trial briefs and proposed findings of fact and conclusions of law.  The MDL Court has not yet ruled on the issues tried in the first phase of the trial.

If the MDL Court finds in this phase of the trial that we were grossly negligent, we will be exposed to at least three litigation risks: (1) the MDL Court could award punitive damages under general maritime law to plaintiffs who own property damaged by oil and to plaintiffs who are commercial fishermen; (2) the MDL Court could find that our gross negligence voids the release BP gave us in the drilling contract for direct claims by BP, which BP has assigned to the plaintiffs in the BP/PSC settlement; and (3) we could be liable for all other oil pollution damages claims, including claims resulting from NRDA, if the court of appeals were to reverse a prior ruling that BP owes us indemnity for these claims even in the event of gross negligence.  This potential liability for all other oil pollution damage claims could also arise regardless of a finding as to our gross negligence, for which we believe we are owed indemnity, if the MDL Court were in any event to find a core breach of the drilling contract, thereby nullifying our indemnity.  Our four pending motions for partial judgment on the pleadings or partial summary judgment, if successful, could reduce or eliminate our exposure to these claims.  A finding of gross negligence against us or against BP or a finding that either we or BP violated certain safety regulations would also result in the removal of the statutory liability caps under OPA.  Under the MDL Court’s present ruling, however, our liability for damages under OPA is limited to damages caused by discharge on or above the surface of the water.

The second phase of the trial began on September 30, 2013 and concluded on October 17, 2013.  This phase addressed BP’s conduct related to stopping the release of hydrocarbons after April 22, 2010 and quantification of the amount of oil discharged.  In light of BP’s criminal plea agreement with the DOJ acknowledging that it provided the government with false or misleading information throughout the spill response, we argued at trial that BP’s fraud delayed the final capping of the well and that we should not be liable for damages resulting from this delay.  The parties filed post-trial briefs and proposed findings of fact and conclusions of law on December 20, 2013.  The MDL Court has not yet ruled on the issues tried in the second phase of the trial.

We can provide no assurances as to the outcome of the trial, as to the timing of any phase of trial or any rulings, that we will not enter into additional settlements as to some or all of the matters related to the Macondo well incident, including those to be determined at a trial, or the timing or terms of any such settlements.

Litigation—As of December 31, 2013, approximately 1,400 actions or claims were pending against us, along with other unaffiliated defendants, in state and federal courts.  Additionally, government agencies have initiated investigations into the Macondo well incident.  We have categorized below the nature of the legal actions or claims.  We are evaluating all claims and intend to vigorously defend any claims and pursue any and all defenses available.  In addition, we believe we are entitled to contractual defense and indemnity for all wrongful death and personal injury claims made by non-employees and third-party subcontractors’ employees as well as all liabilities for pollution or contamination, other than for pollution or contamination originating on or above the surface of the water.  See “—Contractual indemnity.”

Wrongful death and personal injury—As of December 31, 2013, we have been named, along with other unaffiliated defendants, in nine complaints that were pending in state and federal courts in Louisiana and Texas involving multiple plaintiffs that allege wrongful death and other personal injuries arising out of the Macondo well incident.  Nine complaints involve fatalities and 63 complaints seek recovery for bodily injuries.  A number of these lawsuits have been settled.  Per the order of the Multidistrict Litigation Panel (“MDL”), all claims but one have been centralized for discovery purposes in the MDL Court.  The complaints generally allege negligence and seek awards of unspecified economic damages and punitive damages.  BP, MI-SWACO, Weatherford International Ltd. and Cameron International Corporation (“Cameron”) and certain of their affiliates, have, based on contractual arrangements, also made indemnity demands upon us with respect to personal injury and wrongful death claims asserted by our employees or representatives of our employees against these entities.  See “—Contractual indemnity.”

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Economic loss—As of December 31, 2013, we and certain of our subsidiaries were named, along with other unaffiliated defendants, in 949 pending individual complaints as well as 199 putative class-action complaints that were pending in the federal and state courts in Louisiana, Texas, Mississippi, Alabama, Georgia, Kentucky, South Carolina, Tennessee, Florida and possibly other courts.  The complaints generally allege, among other things, potential economic losses as a result of environmental pollution arising out of the Macondo well incident and are based primarily on the OPA and state OPA analogues.  The plaintiffs are generally seeking awards of unspecified economic, compensatory and punitive damages, as well as injunctive relief.  No classes have been certified at this time.  Most of these actions have either been transferred to or are the subject of motions to transfer to the MDL.  See “—Contractual indemnity.”

Cross-claims, counter-claims, and third party claims—In April 2011, several defendants in the MDL litigation filed cross-claims or third-party claims against us and certain of our subsidiaries, and other defendants.  BP filed a claim seeking contribution under the OPA and maritime law, subrogation and claimed breach of contract, unseaworthiness, negligence and gross negligence.  Through these claims, BP sought to recover from us damages it has paid or may pay arising from the Macondo well incident.  BP also sought a declaration that it is not liable in contribution, indemnification, or otherwise to us.  Anadarko Petroleum Corporation (“Anadarko”), which owned a 25 percent non-operating interest in the Macondo well, asserted claims of negligence, gross negligence, and willful misconduct and is seeking indemnity under state and maritime law and contribution under maritime and state law as well as OPA.  MOEX Offshore 2007 LLC (“MOEX”), which owns a 10 percent non-operating interest in the Macondo well, filed claims of negligence under state and maritime law, gross negligence under state law, gross negligence and willful misconduct under maritime law and is seeking indemnity under state and maritime law and contribution under maritime law and OPA.  Cameron, the manufacturer and designer of the blowout preventer, asserted multiple claims for contractual indemnity and declarations regarding contractual obligations under various contracts and quotes and is also seeking non-contractual indemnity and contribution under maritime law and OPA.  As part of the BP/PSC Settlement, one or more of these claims against us and certain of our subsidiaries have been assigned to the PSC settlement class.  Halliburton Company (“Halliburton”), which provided cementing and mud-logging services to the operator, filed a claim against us seeking contribution and indemnity under maritime law, contractual indemnity and alleging negligence and gross negligence.  Additionally, certain other third parties filed claims against us for indemnity and contribution.

In April 2011, we filed cross-claims and counter-claims against BP, Halliburton, Anadarko, MOEX, certain of these parties’ affiliates, the U.S. and certain other third parties.  We seek indemnity, contribution, including contribution under OPA, and subrogation under OPA, and we have asserted claims for breach of warranty of workmanlike performance, strict liability for manufacturing and design defect, breach of express contract, and damages for the difference between the fair market value of Deepwater Horizon and the amount received from insurance proceeds.  The Consent Decree limits our ability to seek indemnification or reimbursement with respect to certain of these matters against the owners of the Macondo well and dismissed our claims against the U.S.  We are not pursuing arbitration on the key contractual issues with BP; instead, we are relying on the court to resolve the disputes.

Federal securities claims—A federal securities proposed class action is currently pending in the U.S. District Court, Southern District of New York, naming us and former chief executive officers of Transocean Ltd. and one of our acquired companies as defendants.  In the action, a former shareholder of the acquired company alleges that the joint proxy statement related to our shareholder meeting in connection with our merger with the acquired company violated Section 14(a) of the Securities Exchange Act of 1934 (the “Exchange Act”), Rule 14a-9 promulgated thereunder and Section 20(a) of the Exchange Act.  The plaintiff claims that the acquired company’s shareholders received inadequate consideration for their shares as a result of the alleged violations and seeks compensatory and rescissory damages and attorneys’ fees on behalf of itself and the proposed class members.  In addition, we are obligated to pay the defense fees and costs for the individual defendants, which may be covered by our directors’ and officers’ liability insurance, subject to a deductible.  On October 4, 2012, the court denied our motion to dismiss the action.  On June 27, 2013, the Second Circuit Court of Appeals ruled in the unrelated action on an issue that could be relevant to the disposition of this case in a manner that we believe supports our position that the plaintiff’s existing claims alleged in the action are time-barred.  On August 30, 2013, we filed a motion to dismiss on the ground that the claims are time-barred, citing the Second Circuit Court of Appeals’ ruling.  Plaintiffs filed an opposition to our motion to dismiss on September 20, 2013, and we filed a reply to that opposition on September 24, 2013.  Oral argument has not been scheduled, and the motion remains under submission.

Other federal statutes—Several of the claimants have made assertions under the statutes, including the CWA, the Endangered Species Act, the Migratory Bird Treaty Act, the Clean Air Act, the CERCLA and the Emergency Planning and Community Right-to-Know Act.

Shareholder derivative claims—In June 2010, two shareholder derivative suits were filed in the state district court in Texas by our shareholders naming us as a nominal defendant and certain of our current and former officers and directors as defendants.  These cases allege breach of fiduciary duty, unjust enrichment, abuse of control, gross mismanagement and waste of corporate assets in connection with the Macondo well incident.  The plaintiffs are generally seeking to recover, on behalf of us, damages to Transocean Ltd. and disgorgement of all profits, benefits, and other compensation from the individual defendants.  Any recovery of the damages or disgorgement by the plaintiffs in these actions would be paid to us.  If the plaintiffs prevail, we could be required to pay plaintiffs’ attorneys’ fees.  In addition, we are obligated to pay the defense fees and costs for the individual defendants, which may be covered by our directors’ and officers’ liability insurance, subject to a deductible.  The two actions have been consolidated before a single judge.  In August 2012, the defendants filed a motion to dismiss the complaint on the grounds that the actions must be maintained in the courts of Switzerland and that the plaintiffs lack standing to assert the claims alleged.  In December 2012, in response to defendants' motion to dismiss for lack of standing, the plaintiffs dismissed their action without prejudice.  In January 2013, one of the plaintiffs re-filed a previously dismissed complaint seeking to recover damages to Transocean Ltd. and disgorgement of all profits, benefits, and other compensation from the individual defendants.  Certain defendants filed a motion to dismiss the re-filed complaint in March 2013 on the ground that the action must be maintained in the courts of Switzerland.  On July 30, 2013, the court granted the motion to dismiss.  On August 29, 2013, the state district court of Texas dismissed the action in its entirety as to all defendants.  Plaintiffs filed an appeal in the First Court of Appeals in Texas on September 6, 2013 and filed a brief in support of their appeal on November 27, 2013.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Department of Justice claims—On December 15, 2010, the DOJ filed a civil lawsuit against us and other unaffiliated defendants.  The complaint alleged violations under OPA and the CWA, including claims for per barrel civil penalties of up to $1,100 per barrel or up to $4,300 per barrel if gross negligence or willful misconduct is established, and the DOJ reserved its rights to amend the complaint to add new claims and defendants.  The U.S. government has estimated that up to 4.1 million barrels of oil were discharged and subject to penalties.  The complaint asserted that all defendants named are jointly and severally liable for all removal costs and damages resulting from the Macondo well incident.  In response to the U.S. complaint, BP and Anadarko filed claims seeking contribution from us for any damages for which they may be found liable, including OPA damages.  On December 6, 2011, the DOJ filed a motion for partial summary judgment seeking a ruling that we were jointly and severally liable under OPA, and liable for civil penalties under the CWA, for all of the discharges from the Macondo well on the theory that discharges not only came from the well but also from the blowout preventer and riser, appurtenances of Deepwater Horizon.

On January 9, 2012, we filed our opposition to the motion and filed a cross-motion for partial summary judgment seeking a ruling that we are not liable for the subsurface discharge of hydrocarbons.  On February 22, 2012, the MDL Court ruled that we are not liable as a responsible party for damages under OPA with respect to the below surface discharges from the Macondo well.  The MDL Court did not rule on whether we could be liable for removal costs to the U.S. or any state or local government as an operator of the Macondo well.  The court also ruled that the below surface discharge was discharged from the well facility, and not from the Deepwater Horizon vessel, within the meaning of the CWA, and that we, therefore, are not liable for such discharges as an owner of the vessel under the CWA.  However, the MDL Court ruled that the issue of whether we could be held liable for such discharge under the CWA as an operator of the well facility could not be resolved on summary judgment.  We subsequently entered into an agreement with the DOJ regarding liability to the U.S. with respect to its CWA claim through the Consent Decree.  The Consent Decree did not resolve the rights of the U.S. with respect to certain liabilities under OPA for removal costs or resulting from NRDA.  In August and September 2012, Anadarko and BP filed appeals to the Fifth Circuit Court of Appeals, in which they argue that, under the CWA, the below-surface discharge was discharged from the vessel, not from the well facility.  Briefing was completed in August 2013, and the Court of Appeals heard oral argument on December 4, 2013.  As a result of our Consent Decree agreement, the outcome of this appeal would not affect our CWA civil penalty liability for the Macondo well incident, but it could establish a legal precedent as to whether the owner and operator of a drilling vessel are liable for CWA civil penalties for a subsurface discharge.  See “—Macondo well incident settlement obligations.”

In addition to the civil complaint, the DOJ served us with civil investigative demands on December 8, 2010.  These demands were part of an investigation by the DOJ to determine if we made false claims, or false statements in support of claims, in violation of the False Claims Act, in connection with the operator’s acquisition of the leasehold interest in the Mississippi Canyon Block 252, Gulf of Mexico and drilling operations on Deepwater Horizon.  As part of the settlement discussions, we inquired whether the U.S. intends to pursue any actions under the False Claims Act.  In response, the DOJ sent us a letter stating that the Civil Division of the DOJ, based on facts then known, is no longer pursuing any investigation or claims, and did not have any present intention to pursue any investigation or claims, under the False Claims Act against the various Transocean entities for their involvement in the Macondo well incident.

As noted above, the DOJ also conducted a criminal investigation into the Macondo well incident.  On March 7, 2011, the DOJ announced the formation of the Deepwater Horizon Task Force to lead the criminal investigation.  The task force investigated possible violations by us and certain unaffiliated parties of the CWA, the Migratory Bird Treaty Act, the Refuse Act, the Endangered Species Act, and the Seaman’s Manslaughter Act, among other federal statutes, and possible criminal liabilities, including fines under those statutes and under the Alternative Fines Act.  As discussed above, on January 3, 2013, we entered into the Plea Agreement with the DOJ resolving these claims.  See “—Macondo well incident settlement obligations.”

State and other government claims—In June 2010, the Louisiana Department of Environmental Quality (the “LDEQ”) issued a consolidated compliance order and notice of potential penalty to us and certain of our subsidiaries asking us to eliminate and remediate discharges of oil and other pollutants into waters and property located in the State of Louisiana, and to submit a plan and report in response to the order.  In October 2010, the LDEQ rescinded its enforcement actions against us and our subsidiaries but reserved its rights to seek civil penalties for future violations of the Louisiana Environmental Quality Act.  In September 2010, the State of Louisiana filed an action for declaratory judgment seeking to designate us as a responsible party under OPA and the Louisiana Oil Spill Prevention and Response Act for the discharges emanating from the Macondo well.

Prior to the possible expiration of the statute of limitations in April 2013, suits were filed by over 200 state, local and foreign governments, including the U.S. States of Alabama, Florida, Louisiana, Mississippi and Texas; the Mexican States of Veracruz, Quintana Roo and Tamaulipas (“Mexican States”); the Federal Government of Mexico and by other local governments by and on behalf of multiple towns and parishes.  These governments generally assert claims under OPA, other statutory environmental state claims and various common law claims.  A local government master complaint also was filed in which cities, municipalities, and other local government entities can, and have, joined.  Most of these new government cases, including the suits filed by the attorneys general of Alabama, Florida, Louisiana, Mississippi and Texas, have been transferred to the MDL.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Mexican States’ OPA claims were subsequently dismissed for failure to demonstrate that recovery under OPA was authorized by treaty or executive agreement.  However, the Court preserved some of the Mexican States’ negligence and gross negligence claims, but only to the extent there has been a physical injury to a proprietary interest.  On September 6, 2013, the MDL Court ruled that the Federal Government of Mexico rather than the Mexican States had the proprietary interest in the property and natural resources allegedly injured by the spill and, on that basis, dismissed the remaining claims of the Mexican States.  The Mexican States have filed a notice of appeal.  The claims of the Federal Government of Mexico remain pending.  On September 18, 2013, the Mexican State of Yucatan filed a suit similar to those filed by the other Mexican States.

By letter dated May 5, 2010, the Attorneys General of the five Gulf Coast states of Alabama, Florida, Louisiana, Mississippi and Texas informed us that they intend to seek recovery of pollution cleanup costs and related damages arising from the Macondo well incident.  In addition, by letter dated June 21, 2010, the Attorneys General of the 11 Atlantic Coast states of Connecticut, Delaware, Georgia, Maine, Maryland, Massachusetts, New Hampshire, New York, North Carolina, Rhode Island and South Carolina informed us that their states have not sustained any damage from the Macondo well incident but they would like assurances that we will be responsible financially if damages are sustained.  We responded to each letter from the Attorneys General and indicated that we intend to fulfill our obligations as a responsible party for any discharge of oil from Deepwater Horizon on or above the surface of the water, and we assume that the operator will similarly fulfill its obligations under OPA for discharges from the undersea well.

On August 26, 2011, the MDL Court ruled on the motion to dismiss certain economic loss claims.  The court ruled that state law, both statutory and common law, is inapplicable to the Macondo well incident.  Accordingly, all claims brought under state law were dismissed.  Secondly, general maritime law claims that do not allege physical damage to a proprietary interest were dismissed, unless the claim falls into the commercial fisherman exception.  The court ruled that OPA claims for economic loss do not require physical damage to a proprietary interest.  Third, the MDL Court ruled that presentment under OPA is a mandatory condition precedent to filing suit against a responsible party.  Finally, the MDL Court ruled that claims for punitive damages may be available under general maritime law in claims against responsible parties and non-responsible parties.  Certain Louisiana parishes have appealed portions of this ruling.

The state, local and foreign government claims include claims under OPA.  On February 22, 2012, the MDL Court ruled that we are not a responsible party under OPA for damages with respect to subsurface discharge from the Macondo well.

Prior to the possible expiration of the three-year statute of limitations on April 20, 2013, additional private plaintiffs filed new lawsuits relating to the Macondo well incident.  We are named as a defendant in many but not all of the new lawsuits.  The lawsuits seek recoveries for economic loss and punitive damages and allege claims under OPA, maritime law and state law.  Some of the new lawsuits were filed in the MDL Court, but many were filed in state and federal courts outside of the MDL Court.  Most of these cases have been transferred to the MDL and, consistent with our prior experience, we expect the remaining cases to be transferred to the MDL Court.

Wreck removal—By letter dated December 6, 2010, the U.S. Coast Guard requested us to formulate and submit a comprehensive oil removal plan to remove any diesel fuel contained in the sponsons and fuel tanks that can be recovered from Deepwater Horizon. We have conducted a survey of the rig wreckage and have confirmed that no diesel fuel remains on the rig.  The U.S. Coast Guard has not requested that we remove the rig wreckage from the sea floor.  In October 2012, a new sheen was reported and preliminarily determined to have originated from the Macondo well.  We understand that BP was notified of the sheen in early September 2012 and had commenced an investigation to determine the source, whether the oil and mud were from the sea floor, the rig or rig equipment, or other sources.  In February 2013, the U.S. Coast Guard submitted a request seeking analysis and recommendations as to the potential life of the rig’s riser and cofferdam resting on the seafloor and potential remediation or removal options.  We have insurance coverage for wreck removal for up to 25 percent of Deepwater Horizon’s insured value, or $140 million, with any excess wreck removal liability generally covered to the extent of our remaining excess liability limits.

Insurance coverage—At the time of the Macondo well incident, our excess liability insurance program offered aggregate insurance coverage of $950 million, excluding a $15 million deductible and a $50 million self-insured layer through our wholly owned captive insurance subsidiary.  This excess liability insurance coverage consisted of a first and a second layer of $150 million each, a third and fourth layer of $200 million each and a fifth layer of $250 million.  The first four excess layers have similar coverage and contractual terms, while the $250 million fifth layer is on a different policy form, which varies to some extent from the underlying coverage and contractual terms.  Generally, we believe that the policy forms for all layers include coverage for personal injury and fatality claims of our crew and vendors, actual and compensatory damages, punitive damages and related legal defense costs and that the policy forms for the first four excess layers provide coverage for fines; however, we do not expect payments deemed to be criminal in nature to be covered by any of the layers.

In May 2010, we received notice from BP maintaining that it believes that it is entitled to additional insured status under our excess liability insurance program.  Our insurers have also received notices from Anadarko and MOEX advising of their intent to preserve any rights they may have to our insurance policies as an additional insured under the drilling contract.  In response, our wholly owned captive insurance subsidiary and our first four excess layer insurers filed declaratory judgment actions in the Houston Division of the U.S. District Court for the Southern District of Texas in May 2010 seeking a judgment declaring that they have limited additional insured obligations to BP, Anadarko and MOEX.  We are parties to the declaratory judgment actions, which were transferred to the MDL Court for discovery and other purposes.  On November 15, 2011, the MDL Court ruled that BP’s coverage rights are limited to the scope of our indemnification of BP in the drilling contract.  A final judgment was entered against BP, Anadarko and MOEX, and BP appealed.  On March 1, 2013, the Fifth Circuit Court of Appeals issued an opinion reversing the decision of the MDL Court, and holding that BP is an unrestricted additional insured under the policies issued by our wholly owned captive insurance company and the first four excess layer insurers.  We and the insurers filed petitions for rehearing with the Fifth Circuit Court of Appeals.  On August 29, 2013, the Fifth Circuit Court of Appeals issued an opinion withdrawing the March 1, 2013 opinion and certifying certain insurance law questions to the Texas Supreme Court.  On September 6, 2013, the Texas Supreme Court accepted certification of these questions.  The parties’ briefing to the Texas Supreme Court is scheduled to be completed by March 10, 2014.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

We believe that additional insured coverage for BP, Anadarko or MOEX under the $250 million fifth layer of our insurance program is limited to the scope of our indemnification of BP under the drilling contract.  While we cannot predict the outcome of the matter before the Texas Supreme Court or the outcome of any subsequent proceedings in the Fifth Circuit, we do not expect them to have a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.

On June 17, 2011 and July 31, 2012, our first layer and second layer of excess insurers, respectively, each representing $150 million of insurance coverage, filed interpleader actions.  On February 14, 2013, the third and fourth layers, each representing $200 million of insurance coverage, filed interpleader actions substantially similar to the prior filings.  The insurers contend that they face multiple, and potentially competing, claims to the relevant insurance proceeds.  In these actions, the insurers effectively ask the court to manage disbursement of the funds to the alleged claimants, as appropriate, and discharge the insurers of any additional liability.  The parties to the first and second excess insurer interpleader actions have executed protocol agreements to facilitate the reimbursement and funding of settlements of personal injury and fatality claims of our crew and vendors (collectively, “crew claims”) using insurance funds and claims were submitted to the court for review.  Following the court’s determination and approval of the amounts to be paid by the insurers with respect to the crew claims submitted by the parties to date, the first layer of excess insurers made reimbursement payments to the parties for crew claims during the year ended December 31, 2013.  Parties to the third and fourth excess insurer interpleader actions have agreed to adjourn the deadline for responses to the pleadings to an unspecified date that will follow a decision in another action that pertains to our insurance.

Contractual indemnity—Under our drilling contract for Deepwater Horizon, the operator has agreed, among other things, to assume full responsibility for and defend, release and indemnify us from any loss, expense, claim, fine, penalty or liability for pollution or contamination, including control and removal thereof, arising out of or connected with operations under the contract other than for pollution or contamination originating on or above the surface of the water from hydrocarbons or other specified substances within the control and possession of the contractor, as to which we agreed to assume responsibility and protect, release and indemnify the operator.  Although we do not believe it is applicable to the Macondo well incident, we also agreed to indemnify and defend the operator up to a limit of $15 million for claims for loss or damage to third parties arising from pollution caused by the rig while it is off the drilling location, while the rig is underway or during drive off or drift off of the rig from the drilling location.  The operator has also agreed, among other things, (1) to defend, release and indemnify us against loss or damage to the reservoir, and loss of property rights to oil, gas and minerals below the surface of the earth and (2) to defend, release and indemnify us and bear the cost of bringing the well under control in the event of a blowout or other loss of control.  We agreed to defend, release and indemnify the operator for personal injury and death of our employees, invitees and the employees of our subcontractors while the operator agreed to defend, release and indemnify us for personal injury and death of its employees, invitees and the employees of its other subcontractors, other than us.  We have also agreed to defend, release and indemnify the operator for damages to the rig and equipment, including salvage or removal costs.

Although we believe we are entitled to contractual defense and indemnity, the operator has sought to avoid its indemnification obligations.  In April 2011, the operator filed a claim seeking a declaration that it is not liable to us in contribution, indemnification, or otherwise.  On November 1, 2011, we filed a motion for partial summary judgment, seeking enforcement of the indemnity obligations for pollution and civil fines and penalties contained in the drilling contract with the operator.  On January 26, 2012, the court ruled that the drilling contract requires the operator to indemnify us for compensatory damages asserted by third parties against us related to pollution that did not originate on or above the surface of the water, even if the claim is the result of our strict liability, negligence, or gross negligence.  The ruling is not currently subject to appeal, but may be appealed once a final judgment in the case is rendered.  The court also held that the operator does not owe us indemnity to the extent that we are held liable for civil penalties under the CWA or for punitive damages, and we have since agreed with the DOJ that we will not seek indemnity or reimbursement of our Consent Decree payments from the operator or the other non-insurer defendants named in the complaint by the U.S.  The court deferred ruling on the operator’s argument that we committed a core breach of the drilling contract or otherwise materially increased the operator’s risk or prejudiced its rights so as to vitiate the operator’s indemnity obligations.  Our motion for partial summary judgment and the court’s ruling did not address the issue of contractual indemnity for criminal fines and penalties.  The law generally considers contractual indemnity for criminal fines and penalties to be against public policy.  Our motion did not ask the court to rule on the validity of BP’s agreement in the drilling contract to release us from any claims asserted by BP itself.  Some courts have held that such agreements will not be enforced if the defendant is found to be grossly negligent.  In May 2013, we filed a motion for partial summary judgment seeking to enforce BP’s agreement to release claims made by BP itself.  The MDL Court has not yet ruled on this motion.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Other legal proceedings

Asbestos litigation—In 2004, several of our subsidiaries were named, along with numerous other unaffiliated defendants, in 21 complaints filed on behalf of 769 plaintiffs in the Circuit Courts of the State of Mississippi and which claimed injuries arising out of exposure to asbestos allegedly contained in drilling mud during these plaintiffs’ employment in drilling activities between 1965 and 1986.  The Circuit Courts subsequently dismissed the original 21 multi-plaintiff complaints and required each plaintiff to file a separate lawsuit.  After certain individual claims were dismissed, 593 separate lawsuits remained, each with a single plaintiff.  We have or may have direct or indirect interest in a total of 20 cases in Mississippi.  The complaints generally allege that the defendants used or manufactured asbestos-containing drilling mud additives for use in connection with drilling operations and have included allegations of negligence, products liability, strict liability and claims allowed under the Jones Act and general maritime law.  The plaintiffs generally seek awards of unspecified compensatory and punitive damages.  In each of these cases, the complaints have named other unaffiliated defendant companies, including companies that allegedly manufactured the drilling-related products that contained asbestos.  With the exception of cases pending in Jones and Jefferson counties, these cases are being governed for discovery and trial setting by a single Case Management Order entered by a Special Master appointed by the court to preside over the cases.  Of the 20 cases in which we have or may have an interest, two have been scheduled for trial.  During the year ended December 31, 2013, one of these two cases was resolved through a negotiated settlement for a nominal sum.  In the other case, we were not named as a direct defendant, but the Special Master granted a Motion for Summary Judgment based on the absence of medical evidence in favor of all defendants.  The resolution of these two cases leaves 18 remaining lawsuits in Mississippi in which we have or may have an interest.

In 2011, the Special Master issued a ruling that a Jones Act employer defendant, such as us, cannot be sued for punitive damages, and this ruling has now been obtained in three of our cases.  To date, seven of the 593 cases have gone to trial against defendants who allegedly manufactured or distributed drilling mud additives.  None of these cases has involved an individual Jones Act employer, and we have not been a defendant in any of these cases.  During the year ended December 31, 2013, a group of lawsuits premised on the same allegations as those in Mississippi were filed in Louisiana, 11 of which named one of our subsidiaries as a defendant.  Four of these cases were dismissed through early motions, and seven claims remain pending in Louisiana.  We intend to defend these lawsuits vigorously, although we can provide no assurance as to the outcome.  We historically have maintained broad liability insurance, although we are not certain whether insurance will cover the liabilities, if any, arising out of these claims.  Based on our evaluation of the exposure to date, we do not expect the liability, if any, resulting from these claims to have a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.

One of our subsidiaries was involved in lawsuits arising out of the subsidiary’s involvement in the design, construction and refurbishment of major industrial complexes.  The operating assets of the subsidiary were sold and its operations discontinued in 1989, and the subsidiary has no remaining assets other than the insurance policies involved in its litigation, with its insurers and, either directly or indirectly through a qualified settlement fund.  The subsidiary has been named as a defendant, along with numerous other companies, in lawsuits alleging bodily injury or personal injury as a result of exposure to asbestos.  As of December 31, 2013, the subsidiary was a defendant in approximately 879 lawsuits, some of which include multiple plaintiffs, and we estimate that there are approximately 1,819 plaintiffs in these lawsuits.  For many of these lawsuits, we have not been provided with sufficient information from the plaintiffs to determine whether all or some of the plaintiffs have claims against the subsidiary, the basis of any such claims, or the nature of their alleged injuries.  The first of the asbestos-related lawsuits was filed against the subsidiary in 1990.  Through December 31, 2013, the costs incurred to resolve claims, including both defense fees and expenses and settlement costs, have not been material, all known deductibles have been satisfied or are inapplicable, and the subsidiary’s defense fees and expenses and settlement costs have been met by insurance made available to the subsidiary.  The subsidiary continues to be named as a defendant in additional lawsuits, and we cannot predict the number of additional cases in which it may be named a defendant nor can we predict the potential costs to resolve such additional cases or to resolve the pending cases.  However, the subsidiary has in excess of $1.0 billion in insurance limits potentially available to the subsidiary.  Although not all of the policies may be fully available due to the insolvency of certain insurers, we believe that the subsidiary will have sufficient funding directly or indirectly from settlements and claims payments from insurers, assigned rights from insurers and coverage-in-place settlement agreements with insurers to respond to these claims.  While we cannot predict or provide assurance as to the outcome of these matters, we do not believe that the ultimate liability, if any, arising from these claims will have a material impact on our consolidated statement of financial position, results of operations or cash flows.

Rio de Janeiro tax assessment—In the third quarter of 2006, we received tax assessments of BRL 407 million, equivalent to approximately $172 million, including interest and penalties, from the state tax authorities of Rio de Janeiro in Brazil against one of our Brazilian subsidiaries for taxes on equipment imported into the state in connection with our operations.  The assessments resulted from a preliminary finding by these authorities that our record keeping practices were deficient.  We currently believe that the substantial majority of these assessments are without merit.  We filed an initial response with the Rio de Janeiro tax authorities on September 9, 2006 refuting these additional tax assessments.  In September 2007, we received confirmation from the state tax authorities that they believe the additional tax assessments are valid, and as a result, we filed an appeal on September 27, 2007 to the state Taxpayer’s Council contesting these assessments.  While we cannot predict or provide assurance as to the final outcome of these proceedings, we do not expect it to have a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Brazilian import license assessment—In the fourth quarter of 2010, we received an assessment from the Brazilian federal tax authorities in Rio de Janeiro of BRL 509 million, equivalent to approximately $215 million, including interest and penalties, based upon the alleged failure to timely apply for import licenses for certain equipment and for allegedly providing improper information on import license applications.  We believe that a substantial majority of the assessment is without merit and are vigorously pursuing legal remedies.  The case was decided partially in favor of our Brazilian subsidiary in the lower administrative court level.  The decision cancelled the majority of the assessment, reducing the total assessment to BRL 31 million, equivalent to approximately $13 million.  On July 14, 2011, we filed an appeal to eliminate the assessment.  On May 23, 2013, a ruling was issued that eliminated all assessment amounts.  A further appeal by the taxing authorities is possible.  While we cannot predict or provide assurance as to the outcome of these proceedings, we do not expect it to have a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.

Nigerian litigation—Under the Nigerian Industrial Training Fund Act of 2004, as amended (the “Nigerian Act”), Nigerian companies with five or more employees must remit on an annual basis one percent of their payroll to the Industrial Training Fund (the “ITF”) established under the Nigerian Act to be used for the training of Nigerian nationals.  We have not paid this amount on the cost of personnel movement to rigs or the expense of benefits to employees because “payroll” is not defined in the relevant legislation and we did not believe such costs should be considered “payroll” under the Nigerian Act.  The ITF thereafter brought suit against our now-liquidated subsidiary, Sedco Forex Nigeria Limited, which subsequently filed preliminary objections, that were heard by the Lagos Federal High Court (the “Lagos Court”) on October 28, 2013.  The Lagos Court dismissed this lawsuit based on the objections and the statute of limitations.  The ITF could still file an appeal, but to date, nothing has been filed.  In a related matter, the ITF brought suit against our wholly-owned subsidiary, Transocean Support Services Nigeria Limited (“TSSNL”), which subsequently filed objections, but the judge has not yet issued a ruling.

In October 2013, Steven L. Newman, our chief executive officer, was named along with TSSNL in a criminal suit initiated by ITF for allegedly failing to provide the required training to TSSNL’s employees.  We do not believe that the criminal claim has any merit given that, among other things, Mr. Newman is neither an officer nor an employee of TSSNL.  The criminal case is still pending, and we do not believe the resolution of this matter will have a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.

Other matters—We are involved in various tax matters, various regulatory matters, and a number of claims and lawsuits, all of which have arisen in the ordinary course of our business.  We do not expect the liability, if any, resulting from these other matters to have a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.  We cannot predict with certainty the outcome or effect of any of the litigation matters specifically described above or of any such other pending or threatened litigation.  We can provide no assurance that our beliefs or expectations as to the outcome or effect of any tax, regulatory, lawsuit or other litigation matter will prove correct and the eventual outcome of these matters could materially differ from management’s current estimates.

Other environmental matters

Hazardous waste disposal sites—We have certain potential liabilities under CERCLA and similar state acts regulating cleanup of various hazardous waste disposal sites, including those described below.  CERCLA is intended to expedite the remediation of hazardous substances without regard to fault.  Potentially responsible parties (“PRPs”) for each site include present and former owners and operators of, transporters to and generators of the substances at the site.  Liability is strict and can be joint and several.

We have been named as a PRP in connection with a site located in Santa Fe Springs, California, known as the Waste Disposal, Inc. site.  We and other PRPs have agreed with the EPA and the DOJ to settle our potential liabilities for this site by agreeing to perform the remaining remediation required by the EPA.  The form of the agreement is a consent decree, which has been entered by the court.  The parties to the settlement have entered into a participation agreement, which makes us liable for approximately eight percent of the remediation and related costs.  The remediation is complete, and we believe our share of the future operation and maintenance costs of the site is not material.  There are additional potential liabilities related to the site, but these cannot be quantified, and we have no reason at this time to believe that they will be material.

One of our subsidiaries has been ordered by the California Regional Water Quality Control Board (“CRWQCB”) to develop a testing plan for a site known as Campus 1000 Fremont in Alhambra, California.  This site was formerly owned and operated by certain of our subsidiaries.  It is presently owned by an unrelated party, which has received an order to test the property.  We have also been advised that one or more of our subsidiaries is likely to be named by the EPA as a PRP for the San Gabriel Valley, Area 3, Superfund site, which includes this property.  Testing has been completed at the property but no contaminants of concern were detected.  In discussions with CRWQCB staff, we were advised of their intent to issue us a “no further action” letter but it has not yet been received.  Based on the test results, we would contest any potential liability.  We have no knowledge at this time of the potential cost of any remediation, who else will be named as PRPs, and whether in fact any of our subsidiaries is a responsible party.  The subsidiaries in question do not own any operating assets and have limited ability to respond to any liabilities.

On February 24, 2011, the Housing Authority of the City of Los Angeles (“HACLA”) filed an original complaint against multiple defendants for releases of hazardous substances and other hazardous materials based on prior use of a site it now owns between the late 1930s and 2008.  HACLA seeks recovery for response costs and other damages resulting from the release of those hazardous substances and materials.  On September 20, 2013, one of the third party defendants filed claims against one of our subsidiaries as a fourth party defendant asserting cost recovery and contribution under CERCLA, contribution pursuant to California Health and Safety Code, equitable contribution and indemnity and declaratory judgment.  Our subsidiary never owned or leased the site, and our subsidiary’s involvement at the site was primarily related to the demolition, excavation and grading of the site between 1979 and 1980.  The remediation process is currently in the very initial stage and cannot be quantified, but we have no reason to believe at this time the ultimate liability, if any, will be material.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Resolutions of other claims by the EPA, the involved state agency or PRPs are at various stages of investigation.  These investigations involve determinations of:

▪	the actual responsibility attributed to us and the other PRPs at the site;

▪	appropriate investigatory or remedial actions; and

▪	allocation of the costs of such activities among the PRPs and other site users.

Our ultimate financial responsibility in connection with those sites may depend on many factors, including:

▪	the volume and nature of material, if any, contributed to the site for which we are responsible;

▪	the number of other PRPs and their financial viability; and

▪	the remediation methods and technology to be used.

It is difficult to quantify with certainty the potential cost of these environmental matters, particularly in respect of remediation obligations.  Nevertheless, based upon the information currently available, we believe that our ultimate liability arising from all environmental matters, including the liability for all other related pending legal proceedings, asserted legal claims and known potential legal claims which are likely to be asserted, is adequately accrued and should not have a material effect on our consolidated statement of financial position or results of operations.

Retained risk

Overview—Our hull and machinery and excess liability insurance program is comprised of commercial market and captive insurance policies that we renew annually on May 1.  We periodically evaluate our insurance limits and self-insured retentions.  As of December 31, 2013, the insured value of our drilling rig fleet was approximately $27.2 billion, excluding our rigs under construction.

We generally do not carry commercial market insurance coverage for loss of revenues, unless it is contractually required, or for losses resulting from physical damage to our fleet caused by named windstorms in the U.S. Gulf of Mexico, including liability for wreck removal costs.

Hull and machinery coverage—At December 31, 2013, under the hull and machinery program, we generally maintain a $125 million per occurrence deductible, limited to a maximum of $200 million per policy period.  Subject to the same shared deductible, we also have coverage for an amount equal to 50 percent of a rig’s insured value for combined costs incurred to mitigate damage to a rig and wreck removal.  Any excess wreck removal costs are generally covered to the extent of our remaining excess liability coverage.

Excess liability coverage—At December 31, 2013, we carry $820 million of commercial market excess liability coverage, exclusive of deductibles and self-insured retention, noted below, which generally covers offshore risks such as personal injury, third-party property claims, and third-party non-crew claims, including wreck removal and pollution.  Our excess liability coverage has (1) separate $10 million per occurrence deductibles on collision liability claims and (2) separate $5 million per occurrence deductibles on crew personal injury claims and on other third-party non-crew claims.  Through our wholly owned captive insurance company, we have retained the risk of the primary $50 million excess liability coverage.  In addition, we generally retain the risk for any liability losses in excess of $870 million.

Other insurance coverage—At December 31, 2013, we also carry $100 million of additional insurance that generally covers expenses that would otherwise be assumed by the well owner, such as costs to control the well, redrill expenses and pollution from the well.  This additional insurance provides coverage for such expenses in circumstances in which we have legal or contractual liability arising from our gross negligence or willful misconduct.

Letters of credit and surety bonds

At December 31, 2013 and 2012, we had outstanding letters of credit totaling $575 million and $522 million, respectively, issued under various committed and uncommitted credit lines provided by several banks to guarantee various contract bidding, performance activities and customs obligations, including letters of credit totaling $104 million and $113 million, respectively, that we agreed to maintain in support of the operations for Shelf Drilling (see Note 7—Discontinued Operations).

As is customary in the contract drilling business, we also have various surety bonds in place that secure customs obligations relating to the importation of our rigs and certain performance and other obligations.  At December 31, 2013 and 2012, we had outstanding surety bonds totaling $6 million and $11 million, respectively.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16—Redeemable Noncontrolling Interest

On October 18, 2007, one of our subsidiaries acquired a 50 percent interest in TPDI, a consolidated British Virgin Islands company formed to operate two Ultra-Deepwater Floaters, Dhirubhai Deepwater KG1 and Dhirubhai Deepwater KG2.  Quantum Pacific Management Limited (“Quantum”) held the remaining 50 percent interest in TPDI.  Through February 29, 2012, Quantum had the unilateral right, pursuant to a put option agreement, to exchange its 50 percent interest in TPDI for our shares or cash, at its election, at an amount based on an appraisal of the fair value of the drillships that are owned by TPDI, subject to certain adjustments.  Accordingly, we presented Quantum’s interest as redeemable noncontrolling interest on our consolidated balance sheets until Quantum exercised its rights under the put option agreement.

On February 29, 2012, Quantum exercised its rights under the put option agreement to exchange its interest in TPDI for our shares or cash, at its election.  Based on the redemption value of Quantum’s interest as of that date, we adjusted the carrying amount of the noncontrolling interest and reclassified Quantum’s interest to other current liabilities with a corresponding adjustment of $106 million to retained earnings within shareholders’ equity.  We estimated the fair value of Quantum’s interest using significant other observable inputs, representative of a Level 2 fair value measurement, including indications of market values of the drilling units owned by TPDI.

Changes in redeemable noncontrolling interest were as follows (in millions):

	Years ended December 31,
	2012	2011
Redeemable noncontrolling interest
Balance, beginning of period	$116	$41
Net income attributable to noncontrolling interest	13	78
Other comprehensive loss attributable to noncontrolling interest	—	(3)
Fair value adjustment to redeemable noncontrolling interest	106	—
Reclassification to accumulated other comprehensive loss	17	—
Reclassification to other current liabilities	(252)	—
Balance, end of period	$—	$116

On March 29, 2012, Quantum elected to exchange its interest in TPDI for our shares, net of Quantum’s share of TPDI’s indebtedness, as defined in the put option agreement.  Quantum had the right, prior to closing of this exchange, to change its election to cash, net of Quantum’s share of TPDI’s indebtedness.

Through settlement of the exchange transactions on May 31, 2012, we measured the carrying amount of Quantum’s interest at its estimated fair value resulting in a cumulative adjustment of $25 million to increase the liability with corresponding adjustments to other expense on our consolidated statement of operations.  On May 31, 2012, we issued 8.7 million shares to Quantum in a non-cash exchange for its interest in TPDI to satisfy our obligation, resulting in an adjustment of $134 million and $233 million to shares and additional paid-in capital, respectively.  The adjustment included the extinguishment of the outstanding principal amount and unpaid interest associated with the TPDI Notes payable to Quantum (see Note 12—Debt).  As a result of the transaction, TPDI became our wholly owned subsidiary.

Note 17—Shareholders’ Equity

Distributions of qualifying additional paid-in capital—In November 2013, our board of directors agreed to recommend that shareholders at the May 2014 annual general meeting approve a distribution of qualifying additional paid-in capital in the form of a U.S. dollar denominated dividend of $3.00 per outstanding share, for an aggregate amount of $1.1 billion, payable in four installments, subject to certain limitations.  The recommendation will be subject to shareholder approval at our 2014 annual general meeting, and certain limitations under Swiss law.

In May 2013, at our annual general meeting, our shareholders approved the distribution of qualifying additional paid-in capital in the form of a U.S. dollar denominated dividend of $2.24 per outstanding share, payable in four installments of $0.56 per outstanding share, subject to certain limitations.  We do not pay the distribution of qualifying additional paid-in capital with respect to our shares held in treasury or held by our subsidiary.  In May 2013, we recognized a liability of $808 million for the distribution payable, recorded in other current liabilities, with a corresponding entry to additional paid-in capital.  On June 19, September 18 and December 18, 2013, we paid the first three installments in the aggregate amount of $606 million to shareholders of record as of May 31, August 23 and November 15, 2013, respectively.  At December 31, 2013, the carrying amount of the unpaid distribution payable was $202 million.

In May 2011, at our annual general meeting, our shareholders approved the distribution of additional paid-in capital in the form of a U.S. dollar denominated dividend of $3.16 per outstanding share, payable in four installments of $0.79 per outstanding share, subject to certain limitations.  On June 15, September 21 and December 21, 2011, we paid the first three installments in the aggregate amount of $759 million, to shareholders of record as of May 20, August 26 and November 25, 2011.  On March 21, 2012, we paid the final installment in the aggregate amount of $276 million to shareholders of record as of February 24, 2012.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Share issuances—On May 31, 2012, we issued 8.7 million shares to Quantum in a non-cash exchange for its interest in TPDI.  See Note 16—Redeemable Noncontrolling Interest.

In December 2011, we completed a public offering of 29.9 million shares at a price per share of $40.50, equivalent to CHF 37.19 using an exchange rate of USD 1.00 to CHF 0.9183.  We received proceeds of $1.2 billion, net of underwriting discounts and commissions, issuance costs and the Swiss Federal Issuance Stamp Tax from the offering.

Shares held in treasury—In May 2009, at our annual general meeting, our shareholders approved and authorized our board of directors, at its discretion, to repurchase an amount of our shares for cancellation with an aggregate purchase price of up to CHF 3.5 billion, which is equivalent to approximately $3.9 billion, using an exchange rate of USD 1.00 to CHF 0.89 as of the close of trading on December 31, 2013.  On February 12, 2010, our board of directors authorized our management to implement the share repurchase program.

During the years ended December 31, 2013, 2012 and 2011, we did not purchase any of our shares under our share repurchase program.  At December 31, 2013 and 2012, we held 2.9 million shares in treasury, recorded at cost.

Shares held by subsidiary—One of our subsidiaries holds our shares for future use to satisfy our obligations to deliver shares in connection with awards granted under our incentive plans or other rights to acquire our shares.  At December 31, 2013 and 2012, our subsidiary held 10.2 million shares and 11.5 million shares, respectively.

Accumulated other comprehensive loss—During the years ended December 31, 2013 and 2012, the changes in accumulated other comprehensive loss, presented net of tax, were as follows (in millions):

	Year ended December 31, 2013				Year ended December 31, 2012
	Defined benefit pension plans	Derivative instruments	Marketable securities	Total	Defined benefit pension plans	Derivative instruments	Marketable securities	Total
Balance, beginning of period	$(511)	$(10)	$—	$(521)	$(501)	$7	$(2)	$(496)
Other comprehensive income (loss) before reclassifications	202	(6)	—	196	(52)	1	—	(51)
Reclassifications to net income	45	18	—	63	42	(1)	2	43
Other comprehensive income (loss), net	247	12	—	259	(10)	—	2	(8)
Reclassification from redeemable noncontrolling interest	—	—	—	—	—	(17)	—	(17)
Balance, end of period	$(264)	$2	$—	$(262)	$(511)	$(10)	$—	$(521)

Significant reclassifications from accumulated other comprehensive income to net income included the following (in millions):

		Years ended December 31,
	Statement of operations classification	2013	2012	2011
Defined benefit pension plans
Actuarial losses		$48	$45	$26
Prior service costs		—	(1)	(1)
Settlements and curtailments		1	3	—
Total amortization, before income taxes	Net periodic benefit costs (a)	49	47	25
Income tax (benefit) expense	Income tax expense	(4)	(5)	13
Total amortization, net of income taxes		$45	$42	$38
____________________________________
(a)
We recognize the amortization of accumulated other comprehensive income components related to defined benefit pension plans in net periodic benefit costs.  In the year ended December 31, 2013, the amortization components of our net periodic benefit costs were $37 million, recorded in operating and maintenance costs, and $12 million, recorded in general and administrative costs.  In the year ended December 31, 2012, the amortization components of our net periodic benefit costs were $31 million, recorded in operating and maintenance costs, and $16 million, recorded in general and administrative costs.  In the year ended December 31, 2011, the amortization components of our net periodic benefit costs were $17 million, recorded in operating and maintenance costs, and $8 million, recorded in general and administrative costs.  See Note 14—Postemployment Benefit Plans.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 18—Share-Based Compensation Plans

Overview—We have (i) a long-term incentive plan (the “Long-Term Incentive Plan”) for executives, key employees and outside directors under which awards can be granted in the form of deferred units, restricted shares, stock options, stock appreciation rights and cash performance awards and (ii) other incentive plans under which awards are currently outstanding.  Awards that may be granted under the Long-Term Incentive Plan include time-vesting awards (“time-based awards”) and awards that are earned based on the achievement of certain performance criteria (“performance-based awards”) or market factors (“market-based awards”).  Our executive compensation committee of our board of directors determines the terms and conditions of the awards granted under the Long-Term Incentive Plan.  As of December 31, 2013, we had 36.0 million shares authorized and 7.9 million shares available to be granted under the Long-Term Incentive Plan.

Time-based awards typically vest either in three equal annual installments beginning on the first anniversary date of the grant or in an aggregate installment at the end of the stated vesting period.  Performance-based and market-based awards are typically awarded subject to either a two-year or a three-year measurement period during which the number of options, shares or deferred units remains uncertain.  At the end of the measurement period, the awarded number of options, shares or deferred units is determined (the “determination date”) subject to the stated vesting period.  The performance-based and market-based awards generally vest in one aggregate installment following the determination date.  Once vested, stock options and stock appreciation rights generally have a 10-year term during which they are exercisable.

As of December 31, 2013, total unrecognized compensation costs related to all unvested share-based awards were $93 million, which are expected to be recognized over a weighted-average period of 1.7 years.  In the years ended December 31, 2013, 2012 and 2011, we recognized additional share-based compensation expense of $22 million, $4 million and $3 million, respectively, in connection with modifications of share-based awards.

Option valuation assumptions—We estimated the fair value of each option award under the Long-Term Incentive Plan on the grant date using the Black-Scholes-Merton option-pricing model with the following weighted-average assumptions:

	Years ended December 31,
	2013	2012	2011
Dividend yield	2%	—	4%
Expected price volatility	39%	43%	40%
Risk-free interest rate	0.94%	0.87%	1.97%
Expected life of options	5.3 years	5.0 years	4.9 years
Weighted-average fair value of options granted	$17.37	$18.87	$19.75

Time-based awards

Deferred units—A deferred unit is a unit that is equal to one share but has no voting rights until the underlying shares are issued.  The following table summarizes unvested activity for time-based vesting deferred units (“time-based units”) granted under our incentive plans during the year ended December 31, 2013:

	Number of units	Weighted-average grant-date fair value per share
Unvested at January 1, 2013	2,870,051	$58.09
Granted	1,691,029	58.91
Vested	(1,556,840)	61.32
Forfeited	(271,912)	57.28
Unvested at December 31, 2013	2,732,328	$56.84

The total grant-date fair value of the time-based units that vested during the year ended December 31, 2013 was $95 million.

There were 2,183,853 and 1,090,747 time-based units granted during the years ended December 31, 2012 and 2011, respectively.  The weighted-average grant-date fair value of time-based units granted was $50.07 and $77.55 per share for the years ended December 31, 2012 and 2011, respectively.  There were 1,064,359 and 832,252 time-based units that vested during the years ended December 31, 2012 and 2011, respectively.  The total grant-date fair value of the time-based units that vested was $74 million and $66 million for the years ended December 31, 2012 and 2011, respectively.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Restricted shares—We did not grant time-based vesting restricted shares (“time-based shares”) during the years ended December 31, 2013, 2012 and 2011.  There were no time-based shares that vested during the years ended December 31, 2013 and 2012.  There were 3,939 time-based shares that vested during the year ended December 31, 2011.  The total grant-date fair value of time-based shares that vested was $1 million for the year ended December 31, 2011.

Stock options—The following table summarizes activity for vested and unvested time-based vesting stock options (“time-based options”) outstanding under our incentive plans during the year ended December 31, 2013:

	Number of shares under option	Weighted-average exercise price per share	Weighted-average remaining contractual term (years)	Aggregate intrinsic value (in millions)
Outstanding at January 1, 2013	1,616,055	$71.69	6.30	$—
Granted	455,915	59.30
Exercised	(102,254)	36.64
Forfeited	(102,973)	56.97
Expired	(12,579)	27.15
Outstanding at December 31, 2013	1,854,164	$71.49	6.55	$—

Vested and exercisable at December 31, 2013	1,176,140	$79.25	5.32	$—

The weighted-average grant-date fair value of time-based options granted during the year ended December 31, 2013 was $17.37 per time-based option.  The total grant-date fair value of time-based options that vested during the year ended December 31, 2013 was $7 million.  The total pre-tax intrinsic value of time-based options exercised during the year ended December 31, 2013 was $5 million.  At January 1 and December 31, 2013, we have presented the aggregate intrinsic value as zero since the weighted-average exercise price per share exceeded the market price of our shares on these dates.  There were unvested time-based options to purchase 678,024 shares as of December 31, 2013.

There were time-based options to purchase 395,673 and 194,342 shares granted during the years ended December 31, 2012 and 2011, respectively.  The weighted-average grant-date fair value of time-based options granted was $18.87 and $19.75 per time-based option for the years ended December 31, 2012 and 2011, respectively.  The total grant-date fair value of time-based options that vested was $5 million and $8 million for the years ended December 31, 2012 and 2011, respectively.  There were time-based options to purchase 264,707 and 210,997 shares exercised during the years ended December 31, 2012 and 2011, respectively.  The total pretax intrinsic value of time-based options exercised was $3 million and $5 million during the years ended December 31, 2012 and 2011, respectively.

Stock appreciation rights—The following table summarizes activity for stock appreciation rights outstanding under our incentive plans during the year ended December 31, 2013:

	Number of awards	Weighted-average exercise price per share	Weighted-average remaining contractual term (years)	Aggregate intrinsic value (in millions)
Outstanding at January 1, 2013	187,739	$93.39	3.76	$—
Outstanding at December 31, 2013	187,739	$93.39	2.76	$—

Vested and exercisable at December 31, 2013	187,739	$93.39	2.76	$—

We did not grant stock appreciation rights during the years ended December 31, 2013, 2012, and 2011.  At January 1 and December 31, 2013, we have presented the aggregate intrinsic value as zero since the weighted-average exercise price per share exceeded the market price of our shares on those dates.  There were no stock appreciation rights exercised for the years ended December 31, 2013 and 2012.  There were 1,400 stock appreciation rights exercised with a total pre-tax intrinsic value of zero for the year ended December 31, 2011.  There were no unvested stock appreciation rights outstanding as of December 31, 2013.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Market-based awards

Deferred units—We grant market-based deferred units (“market-based units”) that can be earned depending on the achievement of certain market conditions.  The number of units earned is quantified upon completion of the specified period at the determination date.  The following table summarizes unvested activity for market-based units granted under our incentive plans during the year ended December 31, 2013:

	Number of units	Weighted-average grant-date fair value per share
Unvested at January 1, 2013	231,451	$65.50
Granted	171,001	74.05
Vested	(78,136)	78.69
Forfeited	(18,153)	69.87
Unvested at December 31, 2013	306,163	$66.65

Total grant date fair value of the market-based units that vested during the year ended December 31, 2013 was $6 million.

There were 163,319 and 98,797 market-based units granted during the years ended December 31, 2012 and 2011 with a weighted-average grant-date fair value of $58.52 and $78.69 per share, respectively.  The total grant-date fair value of the market-based units that vested was $24 million for the year ended December 31, 2012.  No market-based units vested in the year ended December 31, 2011.

Performance-based awards

Stock options—We have previously granted performance-based stock options (“performance-based options”) that could be earned depending on the achievement of certain performance targets.  The number of options earned is quantified upon completion of the performance period at the determination date.  The following table summarizes activity for vested and unvested performance-based options outstanding under our incentive plans during the year ended December 31, 2013:

	Number of shares under option	Weighted-average exercise price per share	Weighted-average remaining contractual term (years)	Aggregate intrinsic value (in millions)
Outstanding at January 1, 2013	179,262	$75.30	3.22	$—
Exercised	(7,385)	22.58
Outstanding at December 31, 2013	171,877	$77.57	2.28	$—

Vested and exercisable at December 31, 2013	171,877	$77.57	2.28	$—

We did not grant performance-based options during the years ended December 31, 2013, 2012 and 2011.  At January 1 and December 31, 2013, we have presented the aggregate intrinsic value as zero since the weighted-average exercise price per share exceeded the market price of our shares on that date.  There were no performance-based options exercised during the years ended December 31, 2012 and 2011.  There were no unvested performance-based stock options outstanding as of December 31, 2013.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 19—Supplemental Balance Sheet Information

Other current liabilities were comprised of the following (in millions):

	December 31,
	2013	2012
Other current liabilities
Accrued payroll and employee benefits	$431	$421
Distribution payable	202	—
Deferred revenue	195	214
Deferred revenue of consolidated variable interest entities	21	21
Accrued taxes, other than income	145	150
Accrued interest	108	122
Contingent liabilities	490	1,958
Macondo well incident settlement obligations	460	—
Other	20	47
Total other current liabilities	$2,072	$2,933

Other long-term liabilities were comprised of the following (in millions):

	December 31,
	2013	2012
Other long-term liabilities
Long-term income taxes payable	$502	$581
Accrued pension liabilities	339	558
Deferred revenue	108	174
Deferred revenue of consolidated variable interest entities	51	72
Drilling contract intangibles	44	60
Accrued retiree life insurance and medical benefits	49	54
Macondo well incident settlement obligations	380	—
Other	81	105
Total other long-term liabilities	$1,554	$1,604

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 20—Supplemental Cash Flow Information

Net cash provided by operating activities attributable to the net change in operating assets and liabilities were composed of the following (in millions):

	Years ended December 31,
	2013	2012	2011
Changes in operating assets and liabilities
Decrease (increase) in accounts receivable	$58	$(139)	$(174)
Increase in other current assets	(152)	(73)	(73)
Decrease in other assets	87	12	26
Increase (decrease) in accounts payable and other current liabilities	(625)	931	978
Decrease in other long-term liabilities	(33)	(63)	(34)
Change in income taxes receivable / payable, net	(151)	(156)	80
	$(816)	$512	$803

Additional cash flow information was as follows (in millions):

	Years ended December 31,
	2013	2012	2011
Certain cash operating activities
Cash payments for interest	$669	$719	$501
Cash payments for income taxes	457	347	338

Non-cash investing and financing activities
Capital expenditures, accrued at end of period (a)	$167	$123	$62
Issuance of shares in exchange for noncontrolling interest (b)	—	367	—
Non-cash proceeds received for the sale of assets (c)	—	194	—
____________________________________
(a)	These amounts represent additions to property and equipment for which we had accrued a corresponding liability in accounts payable.

(b)	On May 31, 2012, we issued 8.7 million shares to Quantum in a non-cash exchange for its interest in TPDI. See Note 16—Redeemable Noncontrolling Interest.

(c)
During the year ended December 31, 2012, we completed the sale of 38 drilling units to Shelf Drilling.  In connection with the sale transactions, we received net cash proceeds of $568 million and non-cash proceeds in the form of preference shares with an aggregate stated value of $195 million.  We recognized the preference shares at their estimated fair value measured at the time of the sale, in the aggregate amount of $194 million, including the fair value associated with the embedded derivatives.  See Note 7—Discontinued Operations.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 21—Financial Instruments

The carrying amounts and fair values of our financial instruments were as follows:

	December 31, 2013		December 31, 2012
	Carrying amount	Fair value	Carrying amount	Fair value
Cash and cash equivalents	$3,243	$3,243	$5,134	$5,134
Notes and other loans receivable	101	101	142	142
Preference shares	—	—	196	196
Restricted cash investments	624	649	861	903
Long-term debt, including current maturities	10,539	11,621	12,268	13,899
Long-term debt of consolidated variable interest entities, including current maturities	163	163	191	191
Derivative instruments, assets	—	—	8	8
Derivative instruments, liabilities	—	—	15	15

We estimated the fair value of each class of financial instruments, for which estimating fair value is practicable, by applying the following methods and assumptions:

Cash and cash equivalents—The carrying amount of cash and cash equivalents represents the historical cost, plus accrued interest, which approximates fair value because of the short maturities of those instruments.  We measured the estimated fair value of our cash equivalents using significant other observable inputs, representative of a Level 2 fair value measurement, including the net asset values of the investments.  At December 31, 2013 and 2012, the aggregate carrying amount of our cash equivalents was $2.3 billion and $4.2 billion, respectively.

Notes and other loans receivable—We hold certain notes and other loans receivable, which originated in connection with certain asset dispositions and supplier advances.  The carrying amount represents the amortized cost of our investments.   We measured the estimated fair value using significant unobservable inputs, representative of a Level 3 fair value measurement, including the credit ratings of the borrowers.  At December 31, 2013, the aggregate carrying amount of our notes receivable and other loans receivable was $101 million, including $6 million and $95 million recorded in other current assets and other assets, respectively.  At December 31, 2012, the aggregate carrying amount of our notes receivable and other loans receivable was $142 million, including $35 million and $107 million, recorded in other current assets and other assets, respectively.

Preference shares—We held preference shares of one of Shelf Drilling’s parent companies.  The carrying amount of the preference shares represents the historical cost of our investment, as the preference shares do not have a readily determinable fair value.  We measured the estimated fair value of the Shelf Drilling preference shares using significant unobservable inputs, representative of a Level 3 fair value measurement, including the credit ratings and financial position of the investee.  At December 31, 2012, the aggregate carrying amount of the preference shares, excluding the balance associated with the embedded derivatives, was $196 million recorded in other assets.  In June 2013, we sold the preference shares to an unaffiliated party for cash proceeds of $185 million.

Restricted cash investments—The carrying amount of the Eksportfinans Restricted Cash Investments represents the amortized cost of our investment.  We measured the estimated fair value of the Eksportfinans Restricted Cash Investments using significant other observable inputs, representative of a Level 2 fair value measurement, including the terms and credit spreads of the instruments.  At December 31, 2013 and 2012, the aggregate carrying amount of the Eksportfinans Restricted Cash Investments was $594 million and $801 million, respectively.  At December 31, 2013 and 2012, the estimated fair value of the Eksportfinans Restricted Cash Investments was $619 million and $843 million, respectively.

The carrying amount of the restricted cash investments for the TPDI Credit Facilities, the ADDCL Credit Facilities and other obligations approximates fair value due to the short term nature of the instruments in which the restricted cash investments are held.  At December 31, 2013, the aggregate carrying amount of the restricted cash investments for the ADDCL Credit Facilities and other obligations was $30 million.  At December 31, 2012, the aggregate carrying amount of the restricted cash investments for the TPDI Credit Facilities, the ADDCL Credit Facilities and other obligations was $60 million.

Debt—We measured the estimated fair value of our fixed-rate debt using significant other observable inputs, representative of a Level 2 fair value measurement, including the terms and credit spreads for the instruments.  At December 31, 2013 and 2012, the aggregate carrying amount of our fixed-rate debt was $10.5 billion and $11.7 billion, respectively.  At December 31, 2013 and 2012, the aggregate estimated fair value of our fixed-rate debt was $11.6 billion and $13.3 billion, respectively.

The carrying amount of our variable-rate debt approximates fair value because the terms of those debt instruments include short-term interest rates and exclude penalties for prepayment.  We measured the estimated fair value of our variable-rate debt using significant other observable inputs, representative of a Level 2 fair value measurement, including the terms and credit spreads for the instruments.  At December 31, 2013, we did not have any variable-rate debt.  At December 31, 2012, the aggregate carrying amount of our variable-rate debt was $579 million.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Debt of consolidated variable interest entities—The carrying amount of the variable-rate debt of our consolidated variable interest entities approximates fair value because the terms of those debt instruments include short-term interest rates and exclude penalties for prepayments.  We measured the estimated fair value of the debt of our consolidated variable interest entities using significant other observable inputs, representative of a Level 2 fair value measurement, including the terms and credit spreads of the instruments.  At December 31, 2013 and 2012, the aggregate carrying amount of the variable-rate debt of our consolidated variable interest entities was $163 million and $191 million, respectively.

Derivative instruments—The carrying amount of our derivative instruments represents the estimated fair value.  We measured the estimated fair value using significant other observable inputs, representative of a Level 2 fair value measurement, including the interest rates and terms of the instruments.

Note 22—Risk Concentration

Interest rate risk—Financial instruments that potentially subject us to concentrations of interest rate risk include our cash equivalents, short-term investments, restricted cash investments, debt and capital lease obligations.  We are exposed to interest rate risk related to our cash equivalents and short-term investments, as the interest income earned on these investments changes with market interest rates.  Floating rate debt, where the interest rate may be adjusted annually or more frequently over the life of the instrument, exposes us to short-term changes in market interest rates.  Fixed rate debt, where the interest rate is fixed over the life of the instrument and the instrument’s maturity is greater than one year, exposes us to changes in market interest rates when we refinance maturing debt with new debt.  Our fixed-rate restricted cash investments associated with the Eksportfinans Loans and the respective debt instruments for which they are restricted, are subject to corresponding and opposing changes in the fair value relative to changes in market interest rates.

From time to time, we may use interest rate swap agreements to manage the effect of interest rate changes on future income.  We do not generally enter into interest rate derivative transactions for speculative or trading purposes.  Interest rate swaps are generally designated as hedges of underlying future interest payments.  These agreements involve the exchange of amounts based on variable interest rates and amounts based on a fixed interest rate over the life of the agreement without an exchange of the notional amount upon which the payments are based.  The interest rate differential to be received or paid on the swaps is recognized over the lives of the swaps as an adjustment to interest expense.  Gains and losses on terminations of interest rate swap agreements are deferred and recognized as an adjustment to interest expense over the remaining life of the underlying debt.  In the event of the early retirement of a designated debt obligation, any realized or unrealized gain or loss from the swap would be recognized in income.

Currency exchange rate risk—Our international operations expose us to currency exchange rate risk.  This risk is primarily associated with compensation costs of our employees and purchasing costs from non-U.S. suppliers, which are denominated in currencies other than the U.S. dollar.  We use a variety of techniques to minimize the exposure to currency exchange rate risk, including the structuring of customer contract payment terms and, from time to time, the use of currency exchange derivative instruments.

Our primary currency exchange rate risk management strategy involves structuring customer contracts to provide for payment in both U.S. dollars and local currency.  The payment portion denominated in local currency is based on anticipated local currency requirements over the contract term.  Due to various factors, including customer acceptance, local banking laws, other statutory requirements, local currency convertibility and the impact of inflation on local costs, actual local currency needs may vary from those anticipated in the customer contracts, resulting in partial exposure to currency exchange rate risk.  The currency exchange effect resulting from our international operations generally has not had a material impact on our operating results.  In situations where payments of local currency do not equal local currency requirements, we may use currency exchange derivative instruments, specifically forward exchange contracts, or spot purchases, to mitigate currency exchange rate risk.  A forward exchange contract obligates us to exchange predetermined amounts of specified foreign currencies at specified currency exchange rates on specified dates or to make an equivalent U.S. dollar payment equal to the value of such exchange.

We do not enter into currency exchange derivative transactions for speculative purposes.  We record designated currency exchange derivative instruments at fair value and defer gains and losses in other comprehensive income, recognizing the gains and losses when the underlying currency exchange exposure is realized.  We record undesignated currency exchange derivative instruments at fair value and record changes to the fair value in current period earnings as an adjustment to currency exchange gains or losses.  At December 31, 2012, we had cross-currency swaps that were designated as cash flow hedges of certain debt instruments denominated in Norwegian kroner.  In March 2013, we terminated these cross-currency interest rate swaps and the underlying debt instruments.  See Note 13—Derivatives and Hedging.]

Credit risk—Financial instruments that potentially subject us to concentrations of credit risk are primarily cash and cash equivalents, short-term investments, trade receivables, notes and loans receivable and equity investment.

We generally maintain our cash and cash equivalents in time deposits at commercial banks with high credit ratings or mutual funds, which invest exclusively in high-quality money market instruments.  We limit the amount of exposure to any one institution and do not believe we are exposed to any significant credit risk.

We derive the majority of our revenue from services to international oil companies, government-owned oil companies and government-controlled oil companies.  Receivables are dispersed in various countries (see Note 23—Operating Segments, Geographic Analysis and Major Customers).  We establish an allowance for doubtful accounts on a case-by-case basis, considering changes in the financial position of a customer, when we believe the required payment of specific amounts owed to us is unlikely to occur.  Although we have encountered isolated credit concerns related to independent oil companies, we are not aware of any significant credit risks related to our customer base and do not generally require collateral or other security to support customer receivables.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

We hold investments in debt and equity instruments of certain privately held companies as a result of certain dispositions of assets and equity interests or as a result of arrangements with certain suppliers.  We monitor the financial condition of the investees on an ongoing basis to determine whether a valuation allowance is required.

Labor agreements—We require highly skilled personnel to operate our drilling units.  We conduct extensive personnel recruiting, training and safety programs.  At December 31, 2013, we had approximately 15,100 employees, including approximately 1,000 persons engaged through contract labor providers.  Of our 15,100 employees, approximately 800 persons are working under operating agreements with Shelf Drilling and are expected to transition upon expiration of such operating agreements.  Some of our employees working in Angola, the U.K., Nigeria, Norway, Australia and Brazil are represented by, and some of our contracted labor work under, collective bargaining agreements.  Many of these represented individuals are working under agreements that are subject to annual salary negotiation.  These negotiations could result in higher personnel expenses, other increased costs or increased operational restrictions as the outcome of such negotiations apply to all offshore employees not just the union members.

Note 23—Operating Segments, Geographic Analysis and Major Customers

Operating segments—We have established two operating segments: (1) contract drilling services and (2) drilling management services.  Our contract drilling services business operates in a single, global market for the provision of contract drilling services.  The location of our rigs and the allocation of our resources to build or upgrade rigs are determined by the activities and needs of our customers.  Our drilling management services operating segment does not meet the quantitative thresholds for determining reportable segments.

Geographic analysis—Operating revenues for our continuing operations by country were as follows (in millions):

	Years ended December 31,
	2013	2012	2011
Operating revenues
U.S.	$2,382	$2,472	$1,971
Norway	1,208	1,174	897
U.K.	1,181	1,028	1,099
Brazil	855	1,114	1,019
Other countries (a)	3,858	3,408	3,041
Total operating revenues	$9,484	$9,196	$8,027
____________________________________
(a)	Other countries represents countries in which we operate that individually had operating revenues representing less than 10 percent of total operating revenues earned.

Long-lived assets of our continuing operations by country were as follows (in millions):

	December 31,
	2013	2012
Long-lived assets
U.S.	$6,996	$7,395
Norway	2,091	2,072
Brazil	1,388	2,285
Other countries (a)	11,232	9,128
Total long-lived assets	$21,707	$20,880
____________________________________
(a)	Other countries represents countries in which we operate that individually had long-lived assets representing less than 10 percent of total long-lived assets.

A substantial portion of our assets are mobile.  Asset locations at the end of the period are not necessarily indicative of the geographic distribution of the revenues generated by such assets during the periods.  Although we are organized under the laws of Switzerland, we do not conduct any operations and do not have operating revenues in Switzerland.  At December 31, 2013 and 2012, the aggregate carrying amount of our long-lived assets located in Switzerland was $6 million and $7 million, respectively.

Our international operations are subject to certain political and other uncertainties, including risks of war and civil disturbances or other market disrupting events, expropriation of equipment, repatriation of income or capital, taxation policies, and the general hazards associated with certain areas in which we operate.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Major customers—For the year ended December 31, 2013, Chevron Corporation and BP accounted for approximately 12 percent and 10 percent, respectively, of our consolidated operating revenues from continuing operations.  For the year ended December 31, 2012, Chevron Corporation, BP and Petrobras accounted for approximately 11 percent, 11 percent and 10 percent, respectively, of our consolidated operating revenues from continuing operations.  For the year ended December 31, 2011, BP accounted for approximately 11 percent of our consolidated operating revenues from continuing operations.

Note 24—Condensed Consolidating Financial Information

Transocean Inc., a wholly owned subsidiary of Transocean Ltd., is the issuer of certain notes and debentures, which have been guaranteed by Transocean Ltd.  Transocean Ltd.’s guarantee of debt securities of Transocean Inc. is full and unconditional.  Transocean Ltd. is not subject to any significant restrictions on its ability to obtain funds by dividends, loans or return of capital distributions from its consolidated subsidiaries.

The following tables present condensed consolidating financial information for (a) Transocean Ltd. (the “Parent Guarantor”), (b) Transocean Inc. (the “Subsidiary Issuer”), and (c) the other direct and indirect wholly owned and partially owned subsidiaries of the Parent Guarantor, none of which guarantee any indebtedness of the Subsidiary Issuer (the “Other Subsidiaries”).  The tables include the consolidating adjustments necessary to present the condensed financial statements on a consolidated basis.  The condensed consolidating financial information may not necessarily be indicative of the results of operations, financial position or cash flows had the subsidiaries operated as independent entities.

	Year ended December 31, 2013
	Parent Guarantor	Subsidiary Issuer	Other Subsidiaries	Consolidating adjustments	Consolidated
Operating revenues	$18	$—	$9,468	$(2)	$9,484
Cost and expenses	47	9	7,132	(2)	7,186
Loss on impairment	—	—	(81)	—	(81)
Gain on disposal of assets, net	—	—	7	—	7
Operating income (loss)	(29)	(9)	2,262	—	2,224

Other income (expense), net
Interest income (expense), net	(15)	(538)	21	—	(532)
Equity in earnings	1,450	2,112	—	(3,562)	—
Other, net	1	(15)	(14)	—	(28)
	1,436	1,559	7	(3,562)	(560)
Income from continuing operations before income tax expense	1,407	1,550	2,269	(3,562)	1,664
Income tax expense	—	—	258	—	258
Income from continuing operations	1,407	1,550	2,011	(3,562)	1,406
Gain (loss) from discontinued operations, net of tax	—	(97)	98	—	1

Net Income	1,407	1,453	2,109	(3,562)	1,407
Net income attributable to noncontrolling interest	—	—	—	—	—
Net income attributable to controlling interest	1,407	1,453	2,109	(3,562)	1,407

Other comprehensive income before income taxes	3	238	19	—	260
Income taxes related to other comprehensive loss	—	—	2	—	2
Other comprehensive income, net of income taxes	3	238	21	—	262

Total comprehensive income	1,410	1,691	2,130	(3,562)	1,669
Total comprehensive income attributable to noncontrolling interest		—	3	—	3
Total comprehensive income attributable to controlling interest	$1,410	$1,691	$2,127	$(3,562)	$1,666

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Year ended December 31, 2012
	Parent Guarantor	Subsidiary Issuer	Other Subsidiaries	Consolidating adjustments	Consolidated
Operating revenues	$—	$5	$9,213	$(22)	$9,196
Cost and expenses	54	16	7,463	(22)	7,511
Loss on impairment	—	—	(140)	—	(140)
Gain on disposal of assets, net	—	—	36	—	36
Operating income (loss)	(54)	(11)	1,646	—	1,581

Other income (expense), net
Interest expense, net	(12)	(576)	(79)	—	(667)
Equity in earnings	(153)	402	—	(249)	—
Other, net	—	(4)	(44)	—	(48)
	(165)	(178)	(123)	(249)	(715)
Income (loss) from continuing operations before income tax expense	(219)	(189)	1,523	(249)	866
Income tax expense	—	—	50	—	50
Income (loss) from continuing operations	(219)	(189)	1,473	(249)	816
Loss from discontinued operations, net of tax	—	—	(1,027)	—	(1,027)

Net income (loss)	(219)	(189)	446	(249)	(211)
Net income attributable to noncontrolling interest	—	—	8	—	8
Net income (loss) attributable to controlling interest	(219)	(189)	438	(249)	(219)

Other comprehensive income (loss) before income taxes	(5)	(31)	35	—	(1)
Income taxes related to other comprehensive loss	—	—	(7)	—	(7)
Other comprehensive income (loss), net of income taxes	(5)	(31)	28	—	(8)

Total comprehensive income (loss)	(224)	(220)	474	(249)	(219)
Total comprehensive income attributable to noncontrolling interest	—	—	8	—	8
Total comprehensive income (loss) attributable to controlling interest	$(224)	$(220)	$466	$(249)	$(227)

	Year ended December 31, 2011
	Parent Guarantor	Subsidiary Issuer	Other Subsidiaries	Consolidating adjustments	Consolidated
Operating revenues	$—	$—	$8,045	$(18)	$8,027
Cost and expenses	44	4	7,546	(18)	7,576
Loss on impairment	—	—	(5,201)	—	(5,201)
Loss on disposal of assets, net	—	—	(12)	—	(12)
Operating loss	(44)	(4)	(4,714)	—	(4,762)

Other income (expense), net
Interest expense, net	(11)	(510)	(56)	—	(577)
Equity in earnings	(5,699)	(5,174)	—	10,873	—
Other, net	—	9	(108)	—	(99)
	(5,710)	(5,675)	(164)	10,873	(676)
Loss from continuing operations before income tax expense	(5,754)	(5,679)	(4,878)	10,873	(5,438)
Income tax expense	—	—	324	—	324
Loss from continuing operations	(5,754)	(5,679)	(5,202)	10,873	(5,762)
Income from discontinued operations, net of tax	—	—	85	—	85

Net loss	(5,754)	(5,679)	(5,117)	10,873	(5,677)
Net income attributable to noncontrolling interest	—	—	77	—	77
Net loss attributable to controlling interest	(5,754)	(5,679)	(5,194)	10,873	(5,754)

Other comprehensive loss before income taxes	(3)	(114)	(64)	—	(181)
Income taxes related to other comprehensive loss	—	—	13	—	13
Other comprehensive loss, net of income taxes	(3)	(114)	(51)	—	(168)

Total comprehensive loss	(5,757)	(5,793)	(5,168)	10,873	(5,845)
Total comprehensive income attributable to noncontrolling interest	—	—	73	—	73
Total comprehensive loss attributable to controlling interest	$(5,757)	$(5,793)	$(5,241)	$10,873	$(5,918)

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	December 31, 2013
	Parent Guarantor	Subsidiary Issuer	Other Subsidiaries	Consolidating adjustments	Consolidated
Assets
Cash and cash equivalents	$4	$1,617	$1,622	$—	$3,243
Other current assets	22	1,302	4,607	(2,402)	3,529
Total current assets	26	2,919	6,229	(2,402)	6,772

Property and equipment, net	—	—	21,707	—	21,707
Goodwill	—	—	2,987	—	2,987
Investment in affiliates	18,151	31,308	—	(49,459)	—
Other assets	—	2,427	19,954	(21,301)	1,080
Total assets	18,177	36,654	50,877	(73,162)	32,546

Liabilities and equity
Debt due within one year	—	—	323	—	323
Other current liabilities	214	526	4,893	(2,402)	3,231
Total current liabilities	214	526	5,216	(2,402)	3,554

Long-term debt	1,237	18,759	11,684	(21,301)	10,379
Other long-term liabilities	35	232	1,661	—	1,928
Total long-term liabilities	1,272	18,991	13,345	(21,301)	12,307

Commitments and contingencies

Total equity	16,691	17,137	32,316	(49,459)	16,685
Total liabilities and equity	$18,177	$36,654	$50,877	$(73,162)	$32,546

	December 31, 2012
	Parent Guarantor	Subsidiary Issuer	Other Subsidiaries	Consolidating adjustments	Consolidated
Assets
Cash and cash equivalents	$24	$3,155	$1,955	$—	$5,134
Other current assets	7	1,901	3,852	(2,247)	3,513
Total current assets	31	5,056	5,807	(2,247)	8,647

Property and equipment, net	—	—	20,880	—	20,880
Goodwill	—	—	2,987	—	2,987
Investment in affiliates	16,354	27,933	—	(44,287)	—
Other assets	—	1,804	18,244	(18,307)	1,741
Total assets	16,385	34,793	47,918	(64,841)	34,255

Liabilities and equity
Debt due within one year	—	564	803	—	1,367
Other current liabilities	13	632	5,698	(2,247)	4,096
Total current liabilities	13	1,196	6,501	(2,247)	5,463

Long-term debt	594	17,772	11,033	(18,307)	11,092
Other long-term liabilities	33	454	1,483	—	1,970
Total long-term liabilities	627	18,226	12,516	(18,307)	13,062

Commitments and contingencies

Total equity	15,745	15,371	28,901	(44,287)	15,730
Total liabilities and equity	$16,385	$34,793	$47,918	$(64,841)	$34,255

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Year ended December 31, 2013
	Parent Guarantor	Subsidiary Issuer	Other Subsidiaries	Consolidating adjustments	Consolidated

Cash flows from operating activities	$(51)	$(661)	$2,630	$—	$1,918

Cash flows from investing activities
Capital expenditures	—	—	(2,238)	—	(2,238)
Proceeds from disposal of assets, net	—	—	174	—	174
Proceeds from disposal of discontinued operations, net	—	—	204	—	204
Proceeds from sale of preference shares	—	185	—	—	185
Investing activities with affiliates, net	—	(1,461)	(1,100)	2,561	—
Other, net	—	—	17	—	17
Net cash used in investing activities	—	(1,276)	(2,943)	2,561	(1,658)

Cash flows from financing activities
Repayments of debt	—	(562)	(1,130)	—	(1,692)
Proceeds from restricted cash investments	—	—	298	—	298
Deposits to restricted cash investments	—	—	(119)	—	(119)
Distribution of qualifying additional paid-in capital	(606)	—	—	—	(606)
Financing activities with affiliates, net	643	978	940	(2,561)	—
Other, net	(6)	(17)	(9)	—	(32)
Net cash provided by (used in) financing activities	31	399	(20)	(2,561)	(2,151)

Net decrease in cash and cash equivalents	(20)	(1,538)	(333)	—	(1,891)
Cash and cash equivalents at beginning of period	24	3,155	1,955	—	5,134
Cash and cash equivalents at end of period	$4	$1,617	$1,622	$—	$3,243

	Year ended December 31, 2012
	Parent Guarantor	Subsidiary Issuer	Other Subsidiaries	Consolidating adjustments	Consolidated

Cash flows from operating activities	$(86)	$(953)	$3,747	$—	$2,708

Cash flows from investing activities
Capital expenditures	—	—	(1,303)	—	(1,303)
Capital expenditures for discontinued operations	—	—	(106)	—	(106)
Proceeds from disposal of assets, net	—	—	191	—	191
Proceeds from disposal of discontinued operations, net	—	568	221	—	789
Investing activities with affiliates, net	(165)	(2,344)	(3,726)	6,235	—
Other, net	—	29	11	—	40
Net cash provided by (used in) investing activities	(165)	(1,747)	(4,712)	6,235	(389)

Cash flows from financing activities
Changes in short-term borrowings, net	—	—	(260)	—	(260)
Proceeds from debt	—	1,493	—	—	1,493
Repayments of debt	—	(1,689)	(593)	—	(2,282)
Proceeds from restricted cash investments	—	—	311	—	311
Deposits to restricted cash investments	—	—	(167)	—	(167)
Distribution of qualifying additional paid-in capital	(276)	—	—	—	(276)
Financing activities with affiliates, net	549	3,276	2,410	(6,235)	—
Other, net	(1)	(18)	(2)	—	(21)
Net cash provided by (used in) financing activities	272	3,062	1,699	(6,235)	(1,202)

Net increase (decrease) in cash and cash equivalents	21	362	734	—	1,117
Cash and cash equivalents at beginning of period	3	2,793	1,221	—	4,017
Cash and cash equivalents at end of period	$24	$3,155	$1,955	$—	$5,134

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Year ended December 31, 2011
	Parent Guarantor	Subsidiary Issuer	Other Subsidiaries	Consolidating adjustments	Consolidated

Cash flows from operating activities	$(52)	$(568)	$2,445	$—	$1,825

Cash flows from investing activities
Capital expenditures	—	—	(974)	—	(974)
Capital expenditures for discontinued operations	—	—	(46)	—	(46)
Investment in business combination, net of cash acquired	—	—	(1,246)	—	(1,246)
Proceeds from disposal of assets, net	—	—	14	—	14
Proceeds from disposal of discontinued operations, net	—	—	447	—	447
Investing activities with affiliates, net	(875)	(325)	(1,764)	2,964	—
Other, net	—	(23)	(68)	—	(91)
Net cash provided by (used in) investing activities	(875)	(348)	(3,637)	2,964	(1,896)

Cash flows from financing activities
Changes in short-term borrowings, net	—	(88)	—	—	(88)
Proceeds from debt	435	2,504	—	—	2,939
Repayments of debt	(429)	(1,827)	(153)	—	(2,409)
Proceeds from restricted cash investments	429	—	50	—	479
Deposits to restricted cash investments	(435)	—	(88)	—	(523)
Proceeds from share issuance, net	1,211	—	—	—	1,211
Distribution of qualifying additional paid-in capital	(759)	—	—	—	(759)
Financing activities with affiliates, net	495	1,114	1,355	(2,964)	—
Other, net	(55)	(35)	(26)	—	(116)
Net cash provided by (used in) financing activities	892	1,668	1,138	(2,964)	734

Net increase (decrease) in cash and cash equivalents	(35)	752	(54)	—	663
Cash and cash equivalents at beginning of period	38	2,041	1,275	—	3,354
Cash and cash equivalents at end of period	$3	$2,793	$1,221	$—	$4,017

Note 25—Related Party Transactions

Quantum Pacific Management Limited—On October 18, 2007, one of our subsidiaries acquired a 50 percent interest in TPDI, an entity formed to operate two Ultra-Deepwater Floaters, Dhirubhai Deepwater KG1 and Dhirubhai Deepwater KG2.  Until May 31, 2012, Quantum held the remaining 50 percent interest in TPDI.  Quantum had the unilateral right to exchange its interest in TPDI for our shares or cash, at its election, measured at an amount based on an appraisal of the fair value of the drillships that are owned by TPDI, subject to certain adjustments.  During the year ended December 31, 2012, Quantum exercised its rights under the put option agreement electing to exchange its interest in TPDI for our shares.  We issued 8.7 million shares to Quantum, and as a result, TPDI became our wholly-owned subsidiary.  In the year ended December 31, 2012, under the terms of the put option agreement, we made a cash payment of $72 million to Quantum to settle TPDI’s working capital.  See Note 16—Redeemable Noncontrolling Interest.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 26—Quarterly Results (Unaudited)

	Three months ended
	March 31,	June 30,	September 30,	December 31,
	(In millions, except per share data)
2013
Operating revenues	$2,197	$2,397	$2,558	$2,332
Operating income (a)	473	602	742	407
Income from continuing operations (a)	313	321	544	228
Net income (a) (b)	329	303	544	231
Net income attributable to controlling interest (a) (b)	321	307	546	233
Per share earnings from continuing operations
Basic	$0.88	$0.87	$1.49	$0.62
Diluted	$0.88	$0.87	$1.49	$0.62
Weighted-average shares outstanding
Basic	360	360	361	361
Diluted	360	360	361	361

2012
Operating revenues	$2,110	$2,329	$2,431	$2,326
Operating income (loss) (c)	371	(142)	811	541
Income (loss) from continuing operations (c)	154	(303)	533	432
Net income (loss) (c) (d)	18	(303)	(383)	457
Net income (loss) attributable to controlling interest (c) (d)	10	(304)	(381)	456
Per share earnings (loss) from continuing operations
Basic	$0.42	$(0.86)	$1.49	$1.19
Diluted	$0.42	$(0.86)	$1.49	$1.19
Weighted-average shares outstanding
Basic	350	353	359	359
Diluted	350	353	359	360
______________________________
(a)
First quarter and third quarter included losses of $74 million and $29 million, respectively, associated with loss contingencies related to Macondo well incident.  Second quarter included an aggregate loss of $37 million associated with the impairment of certain drilling units classified as assets held for sale.  Third quarter included a gain of $33 million associated with the sale of Transocean Richardson.  See Note 5—Impairments, Note 10—Drilling Fleet and Note 15-Commitments and Contingencies.

(b)
First, second, third and fourth quarters included aggregate gains of $15 million, $3 million, $31 million and $5 million, respectively, associated with the disposal of assets of our discontinued operations.  See Note 7—Discontinued Operations.

(c)
First quarter included an adjustment of $118 million associated with an adjustment to the goodwill impairment attributed to our contract drilling services reporting unit and a loss of $22 million associated with the impairment of the customer relationships intangible asset related to the U.K. operations of our drilling management services reporting unit.  Second quarter included a loss of $756 million associated with loss contingencies related to the Macondo well incident.  Third quarter included an aggregate gain of $51 million associated with the sale of Discoverer 534 and Jim Cunningham.  See Note 5—Impairments, Note 10—Drilling Fleet and Note 15—Commitments and Contingencies.

(d)
First, second, third and fourth quarters included aggregate losses of $93 million, $12 million, $878 million and $3 million, respectively, associated with the impairment of assets of our discontinued operations.  First, second, third and fourth quarters included aggregate gains (losses) of $(1) million, $72 million, $(1) million and $12 million, respectively, associated with the disposal of assets of our discontinued operations.  See Note 7—Discontinued Operations.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 27—Subsequent Events

Income Taxes—Subsequent to December 31, 2013, we received a draft assessment from the U.S. tax authorities related to our 2010 and 2011 U.S. federal income tax returns.  The significant issue raised in the assessment relates to transfer pricing for certain charters of drilling rigs between our subsidiaries.  This item, if successfully challenged, would result in net adjustments of approximately $290 million of additional taxes, excluding interest and penalties.  An unfavorable outcome on these adjustments could result in a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.  Furthermore, if the authorities were to continue to pursue these positions with respect to subsequent years and were successful in such assertions, our effective tax rate on worldwide earnings with respect to years following 2011 could increase substantially, and could have a material adverse effect on our consolidated results of operations and cash flows.  We believe our U.S. federal income tax returns are materially correct as filed, and we intend to continue to vigorously defend against all such claims.

Discontinued operations—Subsequent to December 31, 2013, in connection with our efforts to discontinue non-strategic operations, we completed the sale of ADTI, which performs drilling management services in the North Sea.  Following the completion of the sale transaction, we agreed to provide a $15 million working capital line of credit to the buyer for up to two years.  We have also provided a limited guarantee in favor of one customer through expiration of the current drilling project, which is expected to be completed in the fourth quarter of 2014.  The disposal of this component of our business results in the discontinuation of our drilling management services operating segment in the year ending December 31, 2014.

Debt—Subsequent to December 31, 2013, we repaid borrowings of $163 million outstanding under the ADDCL Credit Facilities.  Upon repayment of all borrowings, we terminated the bank credit agreement under which the credit facilities were established.

Note 28—Supplemental Disclosures Required by Swiss Law

Personnel expenses—In the years ended December 31, 2013, 2012 and 2011, we recognized total personnel expenses of $2.6 billion, $2.5 billion, and $2.6 billion, respectively.

Fire insurance—At December 31, 2013 and 2012, the fire insurance value of our property and equipment was $27.2 billion and  $29.3 billion, respectively.

Compensation and security ownership of board members and executive officers—In the Transocean Ltd. statutory financial statements, we have presented the compensation and security ownership of members of our board of directors and members of our executive management team.  See Transocean Ltd. Statutory Financial Statements—Notes to Statutory Financial Statements—Note 6—Share Ownership, Note 7—Board of Directors’ Compensation, and Note 8—Executive Management Team Compensation.

Risk assessment—In the Transocean Ltd. statutory financial statements, we have presented our risk assessment.  See Transocean Ltd. Statutory Financial Statements—Notes to Statutory Financial Statements—Note 13—Risk Assessment.